     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1998
                                             Registration No.  333-
                                                                   -------------
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            -----------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         MERCANTILE BANCORPORATION INC.
             (Exact name of registrant as specified in its charter)

            MISSOURI                             6712                       43-0951744
 (State or other jurisdiction of     (Primary Standard Industrial       (I.R.S.  Employer
 incorporation or organization)      Classification Code Number)      Identification Number)

                                 P.O.  Box 524
                        St.  Louis, Missouri  63166-0524
                                 (314) 418-2525
  (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                             JON W.  BILSTROM, ESQ.
                         General Counsel and Secretary
                         Mercantile Bancorporation Inc.
                                 P.O.  Box 524
                        St.  Louis, Missouri  63166-0524
                                 (314) 418-2525
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                            ------------------------
                                    Copy to:

             JOHN Q.  ARNOLD                  ROBERT M.  LaROSE, ESQ.       MICHELE D. VAILLANCOURT, ESQ.
 Vice Chairman and Chief Financial Officer        Thompson Coburn             Winthrop & Weinstine, P.A.
      Mercantile Bancorporation Inc.           One Mercantile Center          3000 Dain Rauscher Plaza
              P.O.  Box 524                 St.  Louis, Missouri  63101         60 South Sixth Street
     St.  Louis, Missouri  63166-0524             (314) 552-6000            Minneapolis, Minnesota  55402
              (314) 418-2525                                                       (612) 347-0700

                           -------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box.   / /
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   / /
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / /
                           --------------------------

                                               CALCULATION OF REGISTRATION FEE
=============================================================================================================================
     Title of each class of           Amount to be       Proposed maximum           Proposed maximum          Amount of
   securities to be registered         registered    offering price per unit  aggregate offering price<F2>  registration fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value<F1>   2,077,000 shares          $16.79                   $34,864,055               $10,284.90
=============================================================================================================================

<F1>  Includes one attached Preferred Share Purchase Right per share.
<F2>  Estimated solely for the purposes of computing the registration fee pursuant to the provisions of Rule 457(f), and based upon the $30,055,403 aggregate book value of the 260,424 shares of common stock, $0.50 par value, of Financial Services Corporation of the Midwest ("FSCM") issued and outstanding as of May 31, 1998 and the $4,808,652 aggregate book value of the 5,000 shares of Class A Preferred Stock, no par value, of FSCM issued and outstanding as of May 31, 1998.

                         ---------------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

         [LETTERHEAD OF FINANCIAL SERVICES CORPORATION OF THE MIDWEST]

                             ----------------, 1998

Dear Fellow Stockholder:

         The Board of Directors cordially invites you to attend a Special Meeting of Stockholders of Financial Services Corporation of the Midwest ("FSCM") to be held at ----- -.m. Central Time, on -----------------,
-------------------, 1998, at -------------------------------------- (the
"Special Meeting"). At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated April 13, 1998 (the "Merger Agreement"), and each of the transactions contemplated thereby, pursuant to which FSCM will be merged (the "Merger") with and into Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"). Upon consummation of the Merger, each share of FSCM common stock will be converted into the right to receive 6.8573 shares of MBI common stock, all as more fully described in the accompanying Proxy Statement/Prospectus.

         I have enclosed the following items relating to the Special Meeting and the Merger:

         1.       Proxy Statement/Prospectus;

         2.       Proxy card; and

         3.       A pre-addressed return envelope to FSCM for the proxy card.

         The Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, financial data and other important information relating to FSCM and MBI and describe the terms and conditions of the Merger. The Board of Directors requests that you carefully review these materials before completing the enclosed proxy card or attending the Special Meeting.

        THE BOARD OF DIRECTORS OF FSCM CAREFULLY CONSIDERED AND APPROVED THE TERMS OF THE MERGER AGREEMENT AS BEING IN THE BEST INTEREST OF FSCM AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF FSCM RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.
     ---

         The investment banking firm of Howe Barnes Investments, Inc. has issued its written opinion, dated as of the date hereof, to your Board of Directors regarding the fairness from a financial point of view of the consideration to be received by FSCM stockholders pursuant to the Merger Agreement. A copy of the opinion is attached as Annex A to the Proxy
                                                 -------
Statement/Prospectus.

        APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE FSCM STOCKHOLDERS IS A CONDITION TO THE CONSUMMATION OF THE MERGER. Accordingly, it is important that your shares be represented at the Special Meeting, whether or not you plan to attend the Special Meeting in person. Please complete, date and sign the enclosed proxy card and return it to FSCM in the enclosed pre-addressed envelope, which requires no postage if mailed within the United States. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. You may revoke your proxy by delivering to the Secretary of FSCM a written notice of revocation or another proxy relating to the same shares bearing a later date than the proxy being revoked or by attending the

Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute a revocation of an earlier dated proxy.

         If you need assistance in completing your proxy card or if you have any questions about the Proxy Statement/Prospectus, please feel free to contact me at (309) 794-1120.

                              Sincerely,



                              Douglas M.  Kratz
                              Chairman and Chief Executive Officer

                 FINANCIAL SERVICES CORPORATION OF THE MIDWEST
                           224 18TH STREET, SUITE 202
                             ROCK ISLAND, IL 61201

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                          ----------------------, 1998

TO THE STOCKHOLDERS OF FINANCIAL SERVICES CORPORATION OF THE MIDWEST:

         Notice is hereby given that a special meeting (the "Special Meeting") of stockholders of FINANCIAL SERVICES CORPORATION OF THE MIDWEST ("FSCM"), a Delaware corporation, will be held at ----------------------- on ---------------, 1998, at ----- -.m. Central Time, for the following purposes:

         (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 13, 1998 (the "Merger Agreement"), by and among Mercantile Bancorporation Inc. ("MBI"), Ameribanc, Inc., a wholly owned subsidiary of MBI ("Ameribanc"), and FSCM, pursuant to which FSCM will be merged (the "Merger") with and into Ameribanc, in a transaction that will result in the business and operations of FSCM being continued through Ameribanc, and whereby, upon consummation of the Merger, each outstanding share of FSCM common stock will be converted into the right to receive 6.8573 shares of MBI common stock, as set forth in detail in the attached Proxy Statement/Prospectus.

         (2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

         The record date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof has been fixed as of the close of business on -----------------, 1998. On the record date, FSCM had 260,424 shares of common stock issued, outstanding and entitled to vote. Such shares were held by approximately 154 holders of record. Each share will be entitled to one vote on each matter submitted to a vote at the Special Meeting.

        PURSUANT TO SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, EACH HOLDER OF FSCM COMMON STOCK WILL HAVE THE RIGHT TO DISSENT FROM THE MERGER AGREEMENT AND TO DEMAND A DETERMINATION OF THE FAIR VALUE OF SUCH STOCKHOLDER'S SHARES IF THE MERGER AGREEMENT IS APPROVED AND ADOPTED AND THE MERGER CONSUMMATED. A COPY OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW IS ATTACHED AS ANNEX B TO THE PROXY STATEMENT/PROSPECTUS.
                               -------

         THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF FSCM COMMON STOCK IS REQUIRED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. FAILURE TO RETURN THE ENCLOSED PROXY CARD OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

         PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. If the Merger Agreement is approved and adopted, you will be sent instructions regarding the mechanics of exchanging your existing FSCM common stock certificates for new certificates representing shares of MBI Common Stock.

                                    BY ORDER OF THE BOARD OF DIRECTORS



Rock Island, Illinois               Patricia A.  Zimmer
--------------,1998                 Secretary

                         MERCANTILE BANCORPORATION INC.
                                   PROSPECTUS

                                ----------------

                 FINANCIAL SERVICES CORPORATION OF THE MIDWEST
                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON --------------, 1998

         This Prospectus of Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), relates to up to 2,077,000 shares of common stock, $0.01 par value (the "Common Stock"), and attached Preferred Share Purchase Rights (the "Rights"), of MBI (the Common Stock and Rights are collectively referred to herein as "MBI Common Stock"), to be issued to the stockholders of Financial Services Corporation of the Midwest, a Delaware corporation ("FSCM"), upon consummation of the proposed merger (the "Merger") of FSCM with and into Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of MBI ("Ameribanc"). Upon receipt of the requisite stockholder and regulatory approvals, and the satisfaction or waiver of certain conditions precedent, the Merger will be consummated pursuant to the terms of the Agreement and Plan of Merger, dated as of April 13, 1998 (the "Merger Agreement"), by and among MBI, Ameribanc and FSCM. This Prospectus also serves as the Proxy Statement of FSCM for use in connection with the Special Meeting of Stockholders of FSCM (the "Special Meeting"), which will be held on ----------------, 1998, at the time and place and for the purposes stated in the Notice of Special Meeting of Stockholders accompanying this Proxy Statement/Prospectus.

         Pursuant to the Merger Agreement, MBI will issue up to an aggregate of 2,077,000 shares of MBI Common Stock. Upon consummation of the Merger, the business and operations of FSCM will be continued through Ameribanc and each share of common stock, $0.50 par value, of FSCM ("FSCM Common Stock") will be converted into the right to receive 6.8573 shares of MBI Common Stock (the "Exchange Ratio"). The fair market value of MBI Common Stock to be received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares. See "TERMS OF THE PROPOSED MERGER - General Description of the Merger." No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares. See "TERMS OF THE PROPOSED MERGER - Fractional Shares."

         The Merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). The Merger generally is intended to achieve certain federal income tax deferral benefits for FSCM stockholders with respect to shares of MBI Common Stock received in the Merger. See "SUMMARY INFORMATION - Federal Income Tax Consequences in General" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

         MBI Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "MTL." On -------, 1998, the closing sale price for MBI Common Stock as reported on the NYSE Composite Tape was $---- per share. FSCM Common Stock is not actively traded or regularly quoted.

         This Proxy Statement/Prospectus, the Notice of Special Meeting and the form of proxy were first mailed to the stockholders of FSCM on or about -------------------, 1998.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE SHARES OF MBI COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF MBI AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.

        All information contained in this Proxy Statement/Prospectus with respect to MBI has been supplied by MBI and all information with respect to FSCM has been supplied by FSCM.

   The date of this Proxy Statement/Prospectus is -------------------, 1998.

                          AVAILABLE INFORMATION
                          ---------------------

         MBI and FSCM are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file with the Commission reports, proxy statements and/or other information. Such reports, proxy statements and/or other information filed with the Commission by MBI and FSCM can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048 and Room 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains an Internet site on the World Wide Web containing reports, proxy and information statements and other information filed electronically by MBI and FSCM with the Commission. The address of the World Wide Web site maintained by the Commission is http://www.sec.gov. MBI Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning MBI also are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005. FSCM Common Stock is not actively traded or regularly quoted. Reports, proxy statements and other information concerning FSCM are available from FSCM, without charge, upon written or oral request to Patricia A. Zimmer, Secretary, Financial Services Corporation of the Midwest, P.O. Box 4870, Rock Island, Illinois 61204-4870, telephone (309) 794-1122, extension 1301.

         This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which has been filed by MBI with the Commission. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Proxy Statement/Prospectus provide a summary of the contents of certain contracts or other documents referenced herein but are not necessarily complete and in each instance reference is made to the copy of each such contract or other document filed as an exhibit to the Registration Statement. For such further information, reference is made to the Registration Statement.


          INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
          -------------------------------------------------

        THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO MBI AND FSCM THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE, WITHOUT CHARGE TO ANY PERSON, INCLUDING BENEFICIAL OWNERS OF FSCM COMMON STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO MBI, TO JON W. BILSTROM, GENERAL COUNSEL AND SECRETARY, MERCANTILE BANCORPORATION INC., P.O. BOX 524, ST. LOUIS, MISSOURI 63166-0524, TELEPHONE (314) 418-2525, OR IN THE CASE OF DOCUMENTS RELATING TO FSCM, TO PATRICIA A. ZIMMER, SECRETARY, FINANCIAL SERVICES CORPORATION OF THE MIDWEST, P.O. BOX 4870, ROCK ISLAND, ILLINOIS 61204-4870, TELEPHONE (309) 794-1122, EXTENSION 1301. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST SHOULD BE MADE BY ------------, 1998.

         The following documents filed with the Commission by MBI under the Exchange Act are incorporated herein by reference:

         (a) MBI's Annual Report on Form 10-K for the year ended December 31, 1997.

         (b) MBI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

         (c) MBI's Current Reports on Form 8-K dated January 10, 1998 and January 30, 1998.

         (d) The description of MBI's Common Stock set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated
                  March 5, 1993, and any amendment or report filed for the purpose of updating such description.

         (e) The description of MBI's Preferred Share Purchase Rights set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated May 27, 1998.

         The following documents filed with the Commission by FSCM under the Exchange Act are incorporated herein by reference:

         (a)      FSCM's Annual Report on Form 10-K for the year ended
                  March 31, 1998.

         (b)      FSCM's Current Report on Form 8-K dated April 13, 1998.

         (c) The description of FSCM's Common Stock set forth in FSCM's Registration Statement on Form S-2, dated October 1, 1996 (Registration No. 333-13227), as amended.

         Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

         All documents filed by MBI and FSCM pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and until the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to MBI and FSCM contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a subsequent statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

         Any statements contained in this Proxy Statement/Prospectus involving matters of opinion, whether or not expressly so stated, are intended as such and not as representations of fact.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MBI OR FSCM. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF MBI COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT HERETO SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MBI OR FSCM OR ANY OF THEIR SUBSIDIARIES OR IN THE INFORMATION SET FORTH HEREIN SUBSEQUENT TO THE DATE HEREOF.

                                        TABLE OF CONTENTS
                                        -----------------
                                                                                            Page
                                                                                            ----
AVAILABLE INFORMATION                                                                          3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                                              3

SUMMARY INFORMATION                                                                            8
         Business of MBI                                                                       8
         Business of Ameribanc                                                                 9
         Business of FSCM                                                                      9
         The Proposed Merger                                                                   9
         Effect on FSCM Stock Plan and Employee Benefit Plans                                 10
         Other Agreements                                                                     11
         Interests of Certain Persons in the Merger                                           11
         Special Meeting of FSCM Stockholders                                                 12
         Reasons for the Merger                                                               13
         Opinion of Financial Advisor to FSCM                                                 13
         Fractional Shares                                                                    13
         Waiver and Amendment                                                                 13
         Federal Income Tax Consequences in General                                           14
         Regulatory Approval                                                                  14
         Accounting Treatment                                                                 14
         Appraisal Rights                                                                     14
         Markets and Market Prices                                                            15
         Comparative Unaudited Per Share Data                                                 15
         Summary Financial Data                                                               18

INFORMATION REGARDING SPECIAL MEETING                                                         21
         General                                                                              21
         Date, Time and Place                                                                 21
         Record Date; Vote Required                                                           21
         Voting and Revocation of Proxies                                                     21
         Solicitation of Proxies                                                              22

TERMS OF THE PROPOSED MERGER                                                                  23
         General Description of the Merger                                                    23
         Effect on FSCM Stock Plan and Employee Benefit Plans                                 24
         Other Agreements                                                                     25
         Interests of Certain Persons in the Merger                                           25
         Background of and Reasons for the Merger; Board Recommendations                      26
         Opinion of Financial Advisor to FSCM                                                 30
         Conditions of the Merger                                                             34
         Representations and Warranties                                                       36
         Termination, Waiver and Amendment of the Merger Agreement                            37
         Indemnification                                                                      37
         Closing Date                                                                         38
         Surrender of FSCM Stock Certificates and Receipt of MBI Common Stock                 38
         Fractional Shares                                                                    38
         Regulatory Approval                                                                  39
         Business Pending the Merger                                                          39
         Accounting Treatment                                                                 42

                                    -6-

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER                                         43

APPRAISAL RIGHTS OF STOCKHOLDERS OF FSCM                                                      44

PRO FORMA FINANCIAL INFORMATION                                                               47
         Comparative Unaudited Per Share Data                                                 47
         Pro Forma Combined Consolidated Financial Statements (Unaudited)                     49

INFORMATION REGARDING MBI STOCK                                                               63
         Description of MBI Common Stock and Attached Preferred Share Purchase Rights         63
         Restrictions on Resale of MBI Stock by Affiliates                                    65
         Comparison of the Rights of Shareholders and Stockholders of MBI and FSCM            65

SUPERVISION AND REGULATION                                                                    69
         General                                                                              69
         Certain Transactions with Affiliates                                                 70
         Payment of Dividends                                                                 70
         Capital Adequacy                                                                     70
         Support of Subsidiary Banks                                                          71
         FIRREA and FDICIA                                                                    71
         Depositor Preference Statute                                                         72
         FDIC Insurance Assessments                                                           72
         Interstate Banking and Other Recent Legislation                                      72

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS                                                     73

LEGAL MATTERS                                                                                 73

EXPERTS                                                                                       73

OTHER MATTERS                                                                                 74

SHAREHOLDER PROPOSALS                                                                         74

ANNEXES

Annex A --  Opinion of Howe Barnes Investments, Inc.                                         A-1

Annex B --  Appraisal Rights Provisions of the Delaware General Corporation Law              B-1

                        SUMMARY INFORMATION
                        -------------------

         The following is a summary of the important terms of the proposed Merger and related information discussed elsewhere in this Proxy Statement/Prospectus but does not purport to be complete and is qualified in its entirety by reference to the more detailed information that appears elsewhere in this Proxy Statement/Prospectus and the documents incorporated by reference herein. Stockholders of FSCM are urged to read this Proxy Statement/Prospectus in its entirety. All MBI per share data reflect three-for-two stock splits distributed in the form of dividends on each of April 11, 1994 and October 1, 1997.

BUSINESS OF MBI

         MBI, a Missouri corporation, was organized in 1970 and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). At March 31, 1998, MBI owned, directly or indirectly, all of the capital stock of Mercantile Bank National Association ("Mercantile Bank") and 19 other commercial banks, all of which operate from 557 banking offices and 544 Fingertip Banking automated teller machines, located throughout Missouri, Illinois, eastern Kansas, northern and central Arkansas and Iowa. MBI's services concentrate in three major lines of business: consumer; corporate; and trust and investment advisory services. MBI also operates non-banking subsidiaries that provide related financial services, including investment management, brokerage services and asset-based lending. As of March 31, 1998, MBI had 133,115,227 shares of its Common Stock outstanding and reported, on a consolidated basis, total assets of $31.8 billion, total deposits of $22.5 billion, total loans of $19.6 billion and shareholders' equity of $2.5 billion.

         On February 2, 1998, MBI completed the acquisition of Horizon Bancorp, Inc., an Arkansas corporation and a registered bank holding company under the BHCA ("Horizon"), headquartered in Arkadelphia, Arkansas. This acquisition was accounted for under the pooling-of-interests method of accounting, but due to the immateriality of Horizon's financial information to MBI's financial condition and results of operations, MBI's consolidated financial statements have not been restated for any dates or any periods prior to the acquisition date of Horizon. As of February 2, 1998, Horizon reported, on a consolidated basis, total assets of $537 million, total deposits of $454 million and shareholders' equity of $47 million.

         On March 2, 1998, MBI completed the acquisition of HomeCorp, Inc., a Delaware corporation and savings and loan holding company ("HomeCorp"), headquartered in Rockford, Illinois. This acquisition was accounted for under the pooling-of-interests method of accounting, but due to the immateriality of HomeCorp's financial information to MBI's financial condition and results of operation, MBI's consolidated financial statements have not been restated for any date or any period prior to the acquisition date of HomeCorp. As of March 2, 1998, HomeCorp reported, on a consolidated basis, total assets of $335 million, total deposits of $309 million and stockholders' equity of $21 million.

         On January 10, 1998, MBI entered into an agreement to acquire CBT Corporation, a Kentucky corporation and registered bank holding company under the BHCA ("CBT"), headquartered in Paducah, Kentucky. The acquisition is intended to be accounted for under the pooling-of-interests method of accounting. As of March 31, 1998, CBT reported, on a consolidated basis, total assets of $1.03 billion, total deposits of $715 million and shareholders' equity of $122 million.

         On February 2, 1998, MBI entered into an agreement to acquire Firstbank of Illinois Co., a Delaware corporation and registered bank holding company under the BHCA ("Firstbank"), headquartered in Springfield, Illinois. The acquisition is intended to be accounted for under the pooling-of-interests method of accounting. As of March 31, 1998, Firstbank reported, on a consolidated basis, total assets of $2.28 billion, total deposits of $2.00 billion and stockholders' equity of $238 million.

         On May 7, 1998, MBI entered into an agreement to acquire First Financial Bancorporation, an Iowa corporation and registered bank holding company under the BHCA ("First Financial"), headquartered in Iowa City, Iowa. The acquisition is intended to be accounted for under the pooling-of-interests method of accounting. As of March 31, 1998, First Financial reported, on a consolidated basis, total assets of $568 million, total deposits of $480 million and shareholders' equity of $60 million.

         MBI's principal executive offices are located at One Mercantile Center, St. Louis, Missouri 63101 and its telephone number is (314) 418-2525.

         Additional information concerning MBI is included in the documents incorporated by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

BUSINESS OF AMERIBANC

         Ameribanc, a Missouri corporation, is a wholly owned subsidiary of MBI that was organized in 1991. Ameribanc is a registered bank holding company under the BHCA. At March 31, 1998, Ameribanc owned all of the capital stock of 20 banks which operate from 557 locations in Missouri, Illinois, eastern Kansas, northern and central Arkansas and Iowa. Ameribanc, which will continue to be a subsidiary of MBI following the Merger, will be the surviving corporation upon consummation of the Merger.

BUSINESS OF FSCM

         FSCM, a Delaware corporation, was formed in 1973 and is a one-bank holding company registered under the BHCA. FSCM is the parent company of THE Rock Island Bank, National Association ("TRIB"), a national banking association. As of March 31, 1998, 340,662 shares of FSCM Common Stock were issued and 260,424 shares of FSCM Common Stock were outstanding. In addition, 5,000 shares of Class A preferred stock, no par value, of FSCM (the "Class A Preferred Stock") were outstanding as of March 31, 1998 (such 5,000 shares are convertible into the right to receive an aggregate of approximately 41,666 shares of FSCM Common Stock). As of March 31, 1998, FSCM reported, on a consolidated basis, total assets of $518 million, total deposits of $409 million and stockholders' equity of $34 million.

         FSCM's principal executive offices are located at 224 18th Street, Suite 202, Rock Island, IL 61201 and its telephone number is (309) 794-1120.

THE PROPOSED MERGER

         Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement, FSCM will be merged with and into Ameribanc. Upon consummation of the Merger, FSCM's corporate existence will terminate and Ameribanc will continue as the surviving entity. Simultaneously with the effectiveness of the Merger, each outstanding share of FSCM Common Stock will be converted into the right to receive 6.8573 (the "Exchange Ratio") shares of MBI Common Stock. Such consideration is subject to certain anti-dilution protections, but is not adjustable based upon the operating results, financial condition or other factors affecting either MBI or FSCM prior to the consummation of the Merger. The fair market value of MBI Common Stock to be received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares.

         Harris Trust and Savings Bank, the transfer agent for MBI Common Stock, has been selected as the Exchange Agent (the "Exchange Agent") for purposes of effecting the conversion of FSCM Common Stock into MBI Common Stock upon consummation of the Merger. As soon as practicable after consummation of the Merger, a letter of transmittal (including instructions setting forth the procedures for exchanging certificates representing shares of FSCM Common Stock for the MBI Common Stock issuable to each holder thereof pursuant to the Merger Agreement) will be sent to each record holder of certificates formerly representing shares of FSCM Common Stock as of the Effective Time (as hereinafter defined). Upon surrender to the Exchange Agent of his or her certificate(s) representing shares of FSCM Common Stock, together with a duly completed and executed letter of transmittal, such holder will receive certificates representing that whole number of shares of MBI Common Stock to which such holder is entitled under the Merger Agreement. See "TERMS OF THE PROPOSED MERGER - Surrender of FSCM Stock Certificates and Receipt of MBI Common Stock."

         The Merger Agreement provides that the consummation of the Merger is subject to certain terms and conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the holders of FSCM Common Stock, the receipt of the requisite regulatory approvals, a letter of KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment, an opinion of counsel for MBI regarding certain federal income tax aspects of the transaction and the conversion of the Class A Preferred Stock to FSCM Common Stock prior to the Effective Time. For a discussion of each of the conditions to the Merger, see "TERMS OF THE PROPOSED MERGER - Conditions of the Merger." The Merger will be consummated and become effective (the "Effective Time") upon the later of (i) the issuance of a certificate of merger by the Office of the Secretary of State of the State of Missouri and (ii) the filing of a certificate of merger with the Office of the Secretary of State of the State of Delaware.

         Unless the parties otherwise agree, the date of the closing of the Merger (the "Closing Date") shall occur on such date as MBI shall notify FSCM in writing (such notice to be at least five business days in advance of the Effective Time) but (i) not earlier than the approval and adoption of the Merger Agreement by the requisite vote of the holders of FSCM Common Stock and the receipt of the requisite regulatory approvals (the "Approval Date") and (ii) not later than the first business day of the first full calendar month commencing at least five days after the Approval Date. The Merger Agreement may be terminated at any time prior to the Closing Date by the mutual consent of the parties or, unilaterally, by either party upon the occurrence of certain events or if the Merger is not consummated by February 1, 1999. See "TERMS OF THE PROPOSED MERGER - Conditions of the Merger" and "- Termination of the Merger Agreement."

EFFECT ON FSCM STOCK PLAN AND EMPLOYEE BENEFIT PLANS

         Upon consummation of the Merger, MBI will assume the Financial Services Corporation of the Midwest 1996 Combined Incentive and Nonstatutory Stock Option Plan (the "FSCM Stock Plan"), and all of the outstanding rights (whether or not then exercisable) with respect to FSCM Common Stock pursuant to the FSCM Stock Plan (collectively, the "FSCM Stock Options") will be converted into rights to purchase MBI Common Stock. As a result of such assumption: (i) each outstanding FSCM Stock Option will be exercisable solely for shares of MBI Common Stock; (ii) the number of shares of MBI Common Stock subject to the FSCM Stock Options will equal the number of shares of FSCM Common Stock immediately prior to the Effective Time multiplied by the Exchange Ratio; and (iii) the per share exercise price for each FSCM Stock Option will be adjusted by dividing such exercise price by the Exchange Ratio.

         In addition, upon consummation of the Merger, Merger Sub will honor all severance and other compensation contracts and provisions for vested benefits under the employee plans of FSCM and TRIB earned or accrued through the Effective Time. MBI will take such steps as are necessary to integrate the former employees of FSCM and its subsidiary into MBI's employee benefit plans as soon as practicable after the Effective Time. See "TERMS OF THE PROPOSED MERGER - Effect on FSCM Stock Plan and Employee Benefit Plans."

OTHER AGREEMENTS

         In addition to and contemporaneously with the Merger Agreement, MBI and each of the four directors of FSCM executed separate Voting Agreements (the "Voting Agreements") pursuant to which each such director agreed that he will vote all of the shares of FSCM Common Stock then owned, controlled or subsequently acquired in favor of the approval and adoption of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Closing Date or the termination of the Merger Agreement, each director further agreed he will not vote any such shares in favor of the approval of any other competing acquisition proposal involving FSCM and a third party. Each director also agreed that he will not transfer shares of FSCM Common Stock unless, prior to such transfer, the transferee executes an agreement in substantially the same form as the Voting Agreement and satisfactory to MBI. As of the Record Date (as defined below), the directors of FSCM owned or controlled, directly and indirectly, an aggregate of 136,927 shares of FSCM Common Stock, or approximately 52.58% of the issued and outstanding shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         EMPLOYMENT AND CONSULTING AGREEMENTS. Perry B. Hansen, President of FSCM and Chief Executive Officer of TRIB, John T. Kustes, Treasurer of
FSCM and Senior Vice President, Senior Operations Officer and Assistant Secretary of TRIB, Richard J. Carlson, President and Chief Operating Officer of TRIB, and Donald P. Ackerman, Executive Vice President and Senior Lending Officer of TRIB, have entered into separate employment agreements (collectively, the "Employment Agreements") with MBI pursuant to which such executive officers will continue to be employed by MBI or its affiliates following the consummation of the Merger. Pursuant to the Employment Agreements, in addition to certain other terms and conditions, commencing at the Effective Time, MBI will engage such executive officers as directors and/or senior officers of MBI's Quad Cities banking unit and such executive officers will be entitled to receive (i) an annual salary in the amount of $210,000, $104,000, $155,000 and $117,000, respectively, and (ii) cash transition payments in the amount of $105,000, $21,000, $31,000 and $23,500, respectively, if such executive officers are in the employ of MBI on the twelve-month and/or twenty-four-month anniversaries of the Effective Time, as the case may be. In addition, Perry B. Hansen will receive an incentive bonus in the amount of $100,000. MBI has also entered into a consulting agreement (the "Consulting Agreement") with Richey Corporation, which agreement supersedes and replaces that certain Services Agreement dated
March 23, 1995 between FSCM and Richey Corporation.  Douglas M. Kratz,
Chairman of the Board, Chief Executive Officer and Chief Financial Officer of FSCM and Vice Chairman of the Board of TRIB, is the Secretary and Treasurer of Richey Corporation. The Consulting Agreement provides, among other things, that Richey Corporation will provide accounting, financial and/or administrative advisory services to MBI commencing at the Effective Time and continuing thereafter until December 31, 2000. Richey Corporation will receive $21,000 per month under the Consulting Agreement. In addition, upon satisfaction of certain conditions, Richey Corporation will receive an incentive fee in the amount of $100,000 on January 5, 1999 and a transaction fee in the amount of $105,000 on each of the twelve and twenty-four month anniversaries of the Effective Time. See "TERMS OF THE PROPOSED MERGER - Interests of Certain Persons in the Merger - Employment and Consulting Agreements."

        RETENTION BONUSES. Richey Corporation, Perry B. Hansen, John T. Kustes, Richard J. Carlson, Donald P. Ackerman and Jean M. Hanson are to receive bonuses in the amount of $105,000, $105,000, $40,000, $40,000,
$40,000 and $20,000, respectively, payable contemporaneously with the Effective Time, for the purpose of inducing such individuals to remain in the employ of FSCM and/or TRIB through the Effective Time. See "TERMS OF THE PROPOSED MERGER - Interests of Certain Persons in the Merger - Retention Bonuses."

         INDEMNIFICATION. MBI also has agreed that the Merger will not diminish any indemnification obligations of FSCM or TRIB in favor of the employees, agents, directors or officers of FSCM or TRIB existing as of the Effective Time. In addition, to the extent that FSCM's existing directors' and officers' liability insurance policy provides coverage for the acts or omissions of the directors and officers of FSCM and TRIB prior to the Effective Time, FSCM has agreed to give to such insurance carrier and to MBI notice of any potential claims thereunder. On and after the Effective Time, MBI's directors' and officers' liability insurance policy will provide coverage for the prior acts of the directors and officers of FSCM and TRIB. See "TERMS OF THE PROPOSED MERGER - Interests of Certain Persons in the Merger - Indemnification."

SPECIAL MEETING OF FSCM STOCKHOLDERS

         The Special Meeting will be held on -------------, 1998, at ------- -.m. Central Time, at -----------------------------------------. Approval
and adoption of the Merger Agreement by the FSCM stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of FSCM Common Stock. Only holders of record of FSCM Common Stock at the close of business on --------------, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. At such date, there were 260,424 shares of FSCM Common Stock outstanding. Each share of FSCM Common Stock is entitled to one vote on each matter submitted to a vote at the Special Meeting.

         As of the Record Date, directors and executive officers of FSCM and their affiliates owned or controlled the voting of, an aggregate of 138,586 shares of FSCM Common Stock, or approximately 53.22% of the shares entitled to vote at the Special Meeting. Each of FSCM's directors and executive officers has indicated his or her intention to vote his or her shares for the approval and adoption of the Merger Agreement, which includes the four directors of FSCM, pursuant to the terms of their respective Voting Agreements, who have committed to vote their shares of FSCM Common Stock for the approval and adoption of the Merger Agreement. As of the Record Date, such persons who had executed Voting Agreements or otherwise indicated they would vote for approval and adoption of the Merger Agreement owned beneficially, directly and indirectly, an aggregate of 136,927 shares of FSCM Common Stock, or approximately 52.58% of the issued and outstanding shares.

         THE BOARD OF DIRECTORS OF FSCM CAREFULLY CONSIDERED AND APPROVED THE TERMS OF THE MERGER AS BEING IN THE BEST INTEREST OF FSCM AND ITS
STOCKHOLDERS. THE BOARD OF DIRECTORS OF FSCM RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.
     ---

REASONS FOR THE MERGER

        FSCM. FSCM's Board of Directors believes that the Merger is in the best interests of FSCM and its stockholders. In reaching the decision to recommend the approval and adoption of the Merger Agreement to the stockholders, the Board of Directors, without assigning any relative or specific weights, considered a number of factors. For a discussion of such factors, see "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations."

        MBI. MBI's Board of Directors believes that the Merger will enable MBI to (i) expand MBI's presence in northern Illinois through the acquisition of an established banking organization and (ii) enhance MBI's ability to compete in the increasingly competitive banking and financial services industry. See "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations."

OPINION OF FINANCIAL ADVISOR TO FSCM

         As of the date of this Proxy Statement/Prospectus, Howe Barnes Investments, Inc. ("Howe Barnes"), FSCM's financial advisor, rendered to the Board of Directors of FSCM a written opinion to the effect that, as of the date of such opinion, the consideration to be received by the holders of FSCM Common Stock in the Merger is fair to them from a financial point of view. Attached to this Proxy Statement/Prospectus as Annex A is a copy of the
                                               -------
opinion of Howe Barnes, as of the date hereof, setting forth the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by Howe Barnes in connection with rendering its opinion. Holders of FSCM Common Stock are urged to read Howe Barnes' opinion in its entirety. See "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations" and "-Opinion of Financial Advisor to FSCM."

FRACTIONAL SHARES

         No fractional shares of MBI Common Stock will be issued to the stockholders of FSCM in connection with the Merger. Each holder of FSCM Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the NYSE Composite Tape on the Closing Date as reported in The Wall Street Journal. Cash received by FSCM stockholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

WAIVER AND AMENDMENT

         Any provision of the Merger Agreement, including, without limitation, the conditions to the consummation of the Merger and the restrictions described under the caption "TERMS OF THE PROPOSED MERGER - Business Pending the Merger," may be (i) waived in writing at any time by the party that is, or whose shareholders or stockholders are, entitled to the benefits thereof or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Boards of Directors, whether before or after the approval and adoption of the Merger Agreement by the stockholders of FSCM; provided, however, that after approval and adoption of the Merger Agreement by the stockholders of FSCM at the Special Meeting no such modification may (i) alter or change the amount or kind of the consideration to be received by the FSCM stockholders pursuant to the Merger

Agreement or (ii) adversely affect the tax treatment to the FSCM stockholders as a result of receiving shares of MBI Common Stock in the Merger.

FEDERAL INCOME TAX CONSEQUENCES IN GENERAL

         Thompson Coburn, MBI's legal counsel, has delivered its opinion to the effect that, assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made by MBI and FSCM, the Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, assuming the FSCM Common Stock is a capital asset in the hands of the holder at the Effective Time, (i) no gain or loss will be recognized by FSCM stockholders who exchange their shares of FSCM Common Stock solely for shares of MBI Common Stock in the Merger, (ii) the basis of the MBI Common Stock will equal the basis of the FSCM Common Stock for which it is exchanged and (iii) the holding period of the MBI Common Stock will include the holding period of the FSCM Common Stock for which it is exchanged. However, cash received in lieu of fractional shares may give rise to taxable income. EACH FSCM STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICABILITY OF VARIOUS STATE, LOCAL AND FOREIGN TAX LAWS. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

REGULATORY APPROVAL

         The Merger is subject to prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Illinois Commissioner of Banks and Real Estate (the "Illinois Commissioner") and any other bank regulatory authority that may be necessary or appropriate (the Federal Reserve Board, the Illinois Commissioner and any other bank regulatory authority that may be necessary or appropriate are collectively referred to herein as the "Regulatory Authorities" and, individually, as a "Regulatory Authority"). On June 5, MBI filed the required applications regarding the Merger with the Federal Reserve Board. MBI will file the required application regarding the Merger with the Illinois Commissioner. In reviewing the applications and the proposed Merger, the Federal Reserve Board will consider various factors, including possible anti-competitive effects of the Merger, and examine the financial and managerial resources and future prospects of the combined organization. There can be no assurance that the requisite regulatory approvals will be granted or as to the timing of such approvals. See "TERMS OF THE PROPOSED MERGER - Regulatory Approval" and "SUPERVISION AND REGULATION."

ACCOUNTING TREATMENT

         It is intended that the Merger will be accounted for under the pooling-of-interests method of accounting. See "TERMS OF THE PROPOSED MERGER
- Accounting Treatment."

APPRAISAL RIGHTS

         Pursuant to the Delaware General Corporation Law (the "DGCL"), each holder of FSCM Common Stock may, in lieu of receiving the Merger consideration, seek appraisal of the fair value of such holder's shares, and if the Merger is consummated, receive payment of such fair value in cash by following certain procedures set forth in Section 262 of the DGCL, the text of which is attached hereto as Annex B. Failure to follow such procedures
                               -------
may result in a loss of such stockholder's appraisal rights. Any FSCM stockholder returning a blank executed proxy card will be deemed to have approved and adopted the Merger Agreement, thereby waiving any such appraisal rights. See "APPRAISAL RIGHTS OF STOCKHOLDERS OF FSCM."

MARKETS AND MARKET PRICES

         MBI Common Stock is traded on the NYSE under the symbol "MTL." The closing per share sale price reported for MBI Common Stock on April 9, 1998, the last trading date preceding the public announcement of the Merger, was $55.375. FSCM Common Stock is not actively traded or regularly quoted. As of December 31, 1997, an independent appraiser determined that the value of a minority interest in FSCM Common Stock was $120 per share. In March 1998, 16 shares of FSCM Common Stock were purchased by TRIB's Section 401(k) defined contribution retirement plan ("401(k) Plan") at a price of $120 per share. The cash exchange value offered by FSCM in its May 1997 Common Stock tender offer was $90 per share. In January and November 1997, sales of 100 shares of FSCM Common Stock each were made from treasury stock at $100 per share to newly-appointed directors of TRIB and FSCM to satisfy regulatory stock ownership requirements. In March 1997, 1,000 shares of FSCM Common Stock were sold by FSCM from treasury stock to TRIB's 401(k) Plan at a price of $85 per share. The price per share of the Common Stock sold to the 401(k) Plan was based upon an independent stock appraisal, as of December 1996, on transactions involving minority interests in FSCM Common Stock on behalf of the 401(k) Plan participants.

         The following table sets forth for the periods indicated the high and low prices per share of MBI Common Stock as reported on the NYSE and of FSCM Common Stock as known to management of FSCM, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.

                                                    MBI                                            FSCM
                                     -------------------------------------           -------------------------------------
                                       SALES PRICE<F1>              CASH                 SALES PRICE                CASH
                                     ------------------           DIVIDEND           ------------------           DIVIDEND
                                     HIGH           LOW           DECLARED           HIGH           LOW           DECLARED
                                     ----           ---           --------           ----           ---           --------
1996
----
First Quarter                      $31.0006       $27.6875         $.273           $ 67.50        $ 67.50           $.50
Second Quarter                      31.9375        29.0000          .273              <F2>           <F2>            .50
Third Quarter                       35.2500        28.9375          .273              <F2>           <F2>            .50
Fourth Quarter                      36.0000        32.6875          .273              <F2>           <F2>            .50

1997
----
First Quarter                      $39.6875       $33.3125         $.287           $100.00        $ 85.00           $.50
Second Quarter                      41.6875        35.0000          .287              <F2>           <F2>            .50
Third Quarter                       53.5000        40.5000          .287             90.00          90.00            .625
Fourth Quarter                      61.6250        45.5000          .287            100.00         100.00            .625

1998
----
First Quarter                      $61.2500       $49.5625         $.31            $120.00        $120.00           $.625
Second Quarter                         ---            ---            ---              <F2>           <F2>            .625
(through --------, 1998)

--------------------
<F1>  For recent sale prices of MBI Common Stock, see the cover of this
      Proxy Statement/Prospectus.
<F2>  No trades known to management of FSCM.

COMPARATIVE UNAUDITED PER SHARE DATA

         The following table sets forth for the periods indicated selected historical per share data of MBI and FSCM and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger and the acquisition by MBI of Roosevelt Financial Group, Inc. ("Roosevelt"), which was consummated on July 1, 1997 and accounted for under the purchase method of accounting. The data presented is based upon the consolidated financial statements and related notes of each of MBI and FSCM included in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements." This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the proposed Merger and the acquisition of Roosevelt had been consummated prior to the periods indicated.

                                                                 MBI/           MBI/                            MBI/
                                                                 FSCM           FSCM       MBI/ALL ENTITIES ALL ENTITIES
                                           MBI       FSCM      PRO FORMA      PRO FORMA       PRO FORMA      PRO FORMA
                                        REPORTED REPORTED<F1> COMBINED<F2>  EQUIVALENT<F3>   COMBINED<F4>  EQUIVALENT<F3>
                                        -------- ------------ ------------  --------------   ------------  --------------
Book Value per Share:
  March 31, 1998<F5>                    $ 18.65    $112.81      $ 18.52         $127.00        $ 18.58        $127.41
  December 31, 1997                       18.47     112.81        18.37          125.97          17.58         120.55

Cash Dividends Declared per Share:
  Three Months ended March 31, 1998     $  .310   $   .625      $  .310         $  2.13        $   .31        $  2.13
  Year ended December 31, 1997            1.148      2.375        1.148            7.87          1.148           7.87
  Year ended December 31, 1996            1.092      2.000        1.092            7.49          1.092           7.49
  Year ended December 31, 1995             .880      1.760         .880           6.03            .88           6.03

Basic Earnings per Share:
  Three Months ended March 31, 1998     $   .78    $  5.48      $   .78         $  5.35        $   .76        $  5.21
  Year ended December 31, 1997             1.68      24.92         1.70           11.66           1.49          10.22
  Year ended December 31, 1996             2.11      20.73         2.12           14.54           2.13          14.61
  Year ended December 31, 1995             2.41      16.87         2.42           16.59           2.37          16.25

Diluted Earnings per Share:
  Three Months Ended March 31, 1998     $   .77    $  5.11      $   .77         $  5.28        $   .75        $  5.14
  Year ended December 31, 1997             1.65      18.23         1.66           11.38           1.45           9.94
  Year ended December 31, 1996             2.08      13.18         2.07           14.19           2.09          14.33
  Year ended December 31, 1995             2.37      10.80         2.35           16.11           2.31          15.84

Market Price per Share:
At April 9, 1998<F6>                    $55.375    $120.00      $55.375         $379.72        $55.375        $379.72
At June 9, 1998<F6>                      51.500     120.00       51.500          353.15         51.500         353.15

--------------------
<F1>  FSCM has a March 31 fiscal year-end.  For purposes of this table, FSCM information at or for the fiscal year ended March 31 is reported as year ended December 31 data. FSCM information at or for the three months ended March 31, 1998 is reported as three months ended
      March 31, 1998 data.

<F2>  Includes the effect of pro forma adjustments for FSCM, as appropriate.
      See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements."

<F3>  Based on the pro forma combined per share amounts multiplied by 6.8573, the Exchange Ratio applicable to one share of FSCM Common Stock in the Merger. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma combined consolidated financial statements. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements."

<F4>  Includes the effect of pro forma adjustments for FSCM, CBT, Firstbank,
      First Financial and Roosevelt, as appropriate. Due to the immateriality of the financial condition and results of operations of Horizon and HomeCorp to that of MBI, this table does not include the effect of pro forma adjustments for Horizon and HomeCorp. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements."

<F5>  Based upon the following number of shares outstanding as of
      March 31, 1998:
      Shares of MBI Common Stock as reported                     133,115,227
      Number of Shares of MBI Common Stock, net of treasury
        shares, to be issued in the mergers of:
            FSCM                                                   1,877,324
            CBT                                                    4,961,910
            First Financial                                        2,875,360
            Firstbank                                             12,511,135
                                                                 -----------
                  MBI/All Entities Pro Forma Combined            155,340,956
                                                                 ===========

<F6>  The market value of MBI Common Stock disclosed as of April 9, 1998, the last trading day preceding the public announcement of the Merger, and as of June 9, 1998, the last practicable date prior to the filing of the Registration Statement, is based on the last sale price as reported on the NYSE Composite Tape. The market value of FSCM Common Stock disclosed as of April 9, 1998, the last trading day preceding the public announcement of the Merger, and as of June 9, 1998, the last practicable date prior to the filing of the Registration Statement, is based on independent stock appraisals for transactions involving minority interests in FSCM Common Stock.

SUMMARY FINANCIAL DATA

         The following table sets forth for the periods indicated certain summary historical consolidated financial information for MBI and FSCM. The balance sheet data and income statement data of MBI included in the summary financial data as of and for the five years ended December 31, 1997, are taken from the audited consolidated financial statements of MBI. The balance sheet data and income statement data of MBI included in the summary financial data as of and for the three months ended March 31, 1998 and 1997 are taken from the unaudited consolidated financial statements of MBI. The balance sheet data and income statement data of FSCM included in the summary financial data as of and for the five years ended March 31, 1998 are taken from the audited consolidated financial statements of FSCM. These data include all adjustments which are, in the opinion of the respective managements of MBI and FSCM, necessary to present a fair statement of these periods and are of a normal recurring nature. Results for MBI for the three months ended March 31, 1998 are not necessarily indicative of results for the entire year. The following information should be read in conjunction with the audited consolidated financial statements of each of MBI and FSCM, and the related notes thereto, included in documents incorporated herein by reference, and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

                                                 MERCANTILE BANCORPORATION INC.
                                                     SUMMARY FINANCIAL DATA
                                   ALL ENTITIES
                                     PRO FORMA
                                     COMBINED
                                   CONSOLIDATED    AS OF OR FOR THE
                                   AS OF OR FOR      THREE MONTHS
                                     THE THREE           ENDED                           AS OF OR FOR THE
                                   MONTHS ENDED        MARCH 31,                      YEAR ENDED DECEMBER 31,
                                     MARCH 31,   ------------------  ----------------------------------------------------------
                                     1998<F1>      1998      1997       1997        1996        1995        1994        1993
                                     --------    --------  --------  ----------  ----------  ----------  ----------  ----------
PER SHARE DATA
   Basic earnings                    $    .76    $    .78  $    .65  $     1.68  $     2.11  $     2.41  $     2.06  $     1.81
   Diluted earnings                       .75         .77       .64        1.65        2.08        2.37        2.02        1.77
   Dividends declared                     .31         .31      .287       1.148       1.092         .88        .748         .66
   Book value at period end             18.54       18.65     16.50       18.47       16.74       16.29       14.48       13.41

EARNINGS (THOUSANDS)
   Interest income                   $611,817    $530,331  $398,462  $1,878,194  $1,552,863  $1,516,156  $1,311,928  $1,269,680
   Interest expense                   330,187     290,026   186,501     957,690     724,910     715,466     521,542     508,469
                                     --------    --------  --------  ----------  ----------  ----------  ----------  ----------
   Net interest income                281,630     240,305   211,961     920,504     827,953     800,690     790,386     761,211
   Provision for possible
     loan losses                        9,387       6,606    18,443      79,309      73,015      41,533      48,791      70,584
   Other income                       140,747     127,193    88,100     378,684     337,480     311,649     272,368     290,380
   Other expense                      228,455     196,864   165,595     894,780     718,668     640,519     645,011     666,067
   Income taxes                        67,321      60,136    41,028     120,506     128,535     149,898     135,896     114,768
                                     --------    --------  --------  ----------  ----------  ----------  ----------  ----------
       Net income                    $117,214    $103,892  $ 74,995  $  204,593  $  245,215  $  280,389  $  233,056  $  200,172
                                     ========    ========  ========  ==========  ==========  ==========  ==========  ==========

ENDING BALANCE SHEET (MILLIONS)
   Total assets                      $ 35,830    $ 31,802  $ 22,078  $   29,955  $   22,030  $   20,883  $   19,397  $   18,878
   Earning assets                      32,286      28,530    20,373      27,278      20,061      18,997      17,904      17,390
   Investment securities                9,444       8,378     4,847       7,546       4,746       4,964       4,895       5,234
   Loans and leases, net of
     unearned income                   22,224      19,625    15,213      19,200      14,953      13,703      12,764      11,637
   Deposits                            25,830      22,528    17,354      22,080      17,336      16,172      15,137      15,435
   Long-term debt<F2>                   2,410       2,343       452       1,469         305         344         351         340
   Shareholders' equity                 2,885       2,483     1,882       2,410       1,946       1,915       1,643       1,510
   Reserve for possible loan losses       316         264       231         255         230         232         245         233

SELECTED RATIOS
   Return on average assets              1.35%       1.35%     1.38%        .79%       1.16%       1.39%       1.22%       1.08%
   Return on average equity             16.29       16.57     15.63        9.55       12.95       15.64       14.66       14.06
   Net interest rate margin<F3>          3.62        3.54      4.36        3.93        4.34        4.38        4.61        4.58
   Equity to assets                      8.05        7.81      8.52        8.05        8.83        9.17        8.47        8.00
   Reserve for possible loan
     losses to:
       Outstanding loans                 1.42        1.34      1.52        1.33        1.54        1.70        1.92        2.00
       Non-performing loans            232.41      231.39    273.18      249.51      318.99      241.79      552.34      289.13
   Dividend payout ratio<F4>            41.33       40.26     44.84       69.58       52.50       37.13       37.03       37.29

--------------------
<F1>  Includes the effect of pro forma adjustments for the pending acquisitions of FSCM, CBT, Firstbank and First Financial, and the completed acquisition of Roosevelt, as appropriate. Due to the immateriality of the financial condition and results of operations of Horizon and HomeCorp to that of MBI, this table does not include the effect of pro forma adjustments for Horizon and HomeCorp. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements."

<F2>  Includes company-obligated mandatorily redeemable preferred securities of Mercantile Capital Trust I.

<F3>  Taxable-equivalent basis.  Includes tax-equivalent adjustments for MBI of $3,401,000, $3,857,000, $15,086,000, $16,353,000, $17,758,000,
      $17,962,000 and $18,598,000 for March 31, 1998 and 1997, and
      December 31, 1997, 1996, 1995, 1994 and 1993, respectively, and for all entities pro forma combined consolidated for March 31, 1998 of $4,644,000. These adjustments are based upon a federal tax rate of 35% for all periods.

<F4>  Based upon diluted earnings per share.

                                     FINANCIAL SERVICES CORPORATION OF THE MIDWEST
                                                 SUMMARY FINANCIAL DATA


                                                                              AS OF OR FOR THE
                                                                            YEAR ENDED MARCH 31,
                                                    --------------------------------------------------------------------
                                                      1998           1997           1996           1995           1994
                                                    --------       --------       --------       --------       --------
PER SHARE DATA
     Basic earnings                                 $  24.92       $  20.73       $  16.87       $  14.21       $  10.07
     Diluted earnings                                  18.23          13.18          10.80           9.10           6.73
     Dividends declared                                 2.38           2.00           1.76           1.52           1.52
     Book value at period end                         112.82         118.30         100.60          88.18          76.21

EARNINGS (THOUSANDS)
     Interest income                                $ 39,125       $ 34,493       $ 30,271       $ 24,571       $ 22,024
     Interest expense                                 20,759         17,638         15,833         10,707          9,642
                                                    --------       --------       --------       --------       --------
     Net interest income                              18,366         16,855         14,438         13,864         12,382
     Provision for credit losses                       3,502          2,630          1,905          2,510          1,970
     Other income                                      4,802          3,673          3,315          3,149          3,515
     Other expense                                    11,396         11,176         10,527          9,919         10,327
     Income taxes                                      2,710          2,465          1,768          1,516          1,267
                                                    --------       --------       --------       --------       --------
     Net income                                     $  5,560       $  4,257       $  3,553       $  3,068       $  2,333
                                                    ========       ========       ========       ========       ========

ENDING BALANCE SHEET (THOUSANDS)
     Total assets                                   $518,046       $445,669       $386,967       $337,454       $304,075
     Earning assets                                  476,863        414,239        358,686        313,164        282,635
     Investments                                     135,672        122,280         90,423         71,822         79,939
     Loans and leases                                326,490        296,470        255,965        212,076        180,845
     Deposits                                        408,995        361,891        301,818        271,611        250,774
     Long-term debt                                   25,000         10,000          4,500          5,000          5,000
     Stockholders' equity                             34,381         27,544         24,287         21,961         19,751
     Allowance for credit losses                       6,958          5,442          4,463          3,832          3,744

SELECTED RATIOS
     Return on average assets                           1.17%          1.05%          0.99%          0.99%          0.83%
     Return on average equity                          20.17          19.03          17.49          17.24          13.79
     Net interest rate margin                           4.13           4.45           4.31           4.77           4.69
     Equity to assets                                   6.64           6.18           6.28           6.51           6.50
     Allowance for credit losses to:
         Outstanding loans                              2.13           1.84           1.74           1.81           2.07
         Non-performing loans                         212.07         207.00         349.22         145.04         221.02
     Dividend payout ratio                             13.06          15.17          16.30          16.70          22.59


                     INFORMATION REGARDING SPECIAL MEETING
                     -------------------------------------

GENERAL

         This Proxy Statement/Prospectus is being furnished to holders of FSCM Common Stock in connection with the solicitation of proxies by the Board of Directors of FSCM for use at the Special Meeting and any adjournments or postponements thereof at which the stockholders of FSCM will consider and vote upon a proposal to approve and adopt the Merger Agreement and consider and vote upon any other business that may properly be brought before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement/Prospectus is accompanied by the Notice of Special Meeting of Stockholders of FSCM, a proxy card and a return envelope to FSCM for the proxy card.

         This Proxy Statement/Prospectus also is furnished by MBI to each holder of FSCM Common Stock as a prospectus in connection with the issuance by MBI of shares of MBI Common Stock upon the consummation of the Merger. This Proxy Statement/Prospectus, the Notice of Special Meeting and proxy card are being first mailed to stockholders of FSCM on -----------------, 1998.

DATE, TIME AND PLACE

         The Special Meeting will be held at ----------------------------------, on ---------------, 1998, at ------ -.m.  Central Time.

RECORD DATE; VOTE REQUIRED

         On the Record Date, there were 260,424 shares of FSCM Common Stock outstanding and entitled to vote at the Special Meeting. Each such share is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of FSCM Common Stock is required to approve and adopt the Merger Agreement.

         As of the Record Date, directors and executive officers of FSCM and their affiliates owned, or controlled the voting of, an aggregate of 138,586 shares of FSCM Common Stock, or approximately 53.22% of the outstanding shares of FSCM Common Stock entitled to vote at the Special Meeting. Each of the directors and executive officers of FSCM has indicated his or her intention to vote his or her shares for the approval and adoption of the Merger Agreement at the Special Meeting, which includes the four directors of FSCM, pursuant to the terms of their respective Voting Agreements, who have committed to vote their shares of FSCM Common Stock for approval and adoption of the Merger Agreement. See "TERMS OF THE PROPOSED MERGER - Other Agreements."

VOTING AND REVOCATION OF PROXIES

         Shares of FSCM Common Stock that are represented by a properly executed proxy received prior to the vote at the Special Meeting will be voted at such Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in the manner set forth herein in advance of such vote. Failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the practical effect of a vote against the approval and adoption of the Merger Agreement.

         Shares subject to abstentions will be treated as shares that are present and voting at the Special Meeting for purposes of determining the presence of a quorum. Because the affirmative vote of a majority of the outstanding shares of FSCM Common Stock is required for approval and adoption of the Merger Agreement, abstentions will have the effect of votes against approval and adoption of the Merger Agreement. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares with respect to which the brokers or nominees do not have discretionary power to vote without such instructions) will not be considered as present for the purposes of determining the presence of a quorum. Because the affirmative vote of a majority of the outstanding shares of FSCM Common Stock is required for approval and adoption of the Merger Agreement, broker non-votes will have the effect of a vote against the approval and adoption of the Merger Agreement.

        ANY FSCM STOCKHOLDER RETURNING AN EXECUTED PROXY CARD THAT DOES NOT PROVIDE INSTRUCTIONS TO ABSTAIN FROM, OR TO VOTE AGAINST THE APPROVAL AND ADOPTION OF, THE MERGER AGREEMENT WILL BE DEEMED TO HAVE APPROVED AND ADOPTED THE MERGER AGREEMENT.

         Any stockholder of FSCM giving a proxy may revoke it at any time prior to the vote at the Special Meeting. Stockholders of FSCM wishing to revoke a proxy prior to the vote may do so by delivering to Patricia A. Zimmer, the Secretary of FSCM, at P.O. Box 4870, Rock Island, Illinois 61204-4870, at or before the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares, or by attending the Special Meeting and voting such shares in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

         The Board of Directors of FSCM currently is not aware of any business to be brought before the Special Meeting other than that described herein. If, however, other matters are properly brought before such Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of FSCM.

SOLICITATION OF PROXIES

         FSCM will bear its own costs of soliciting proxies, except that MBI will pay printing and mailing expenses and registration fees incurred in connection with preparing this Proxy Statement/Prospectus. Proxies will initially be solicited by mail, but directors, officers and selected other employees of FSCM also may solicit proxies in person or by telephone. Directors, executive officers and any other employees of FSCM who solicit proxies will not be specially compensated for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

         HOLDERS OF FSCM COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                          TERMS OF THE PROPOSED MERGER
                          ----------------------------

         The following is a summary of the material terms and conditions of the Merger Agreement, which document is incorporated by reference herein. This summary is qualified in its entirety by the full text of the Merger Agreement. MBI, upon written or oral request, will furnish a copy of the Merger Agreement, without charge, to any person who receives a copy of this Proxy Statement/Prospectus. Such requests should be directed to Jon W. Bilstrom, General Counsel and Secretary, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524, telephone (314) 418-2525.

GENERAL DESCRIPTION OF THE MERGER

         Pursuant to the Merger Agreement, subject to satisfaction or waiver of certain conditions precedent, including receipt of all applicable regulatory approvals, FSCM will be merged on the Closing Date with and into Ameribanc. Upon consummation of the Merger, FSCM's corporate existence will terminate and Ameribanc will continue as the surviving entity. At the Effective Time, each share of FSCM Common Stock will be converted into the right to receive 6.8573 shares of MBI Common Stock. Such consideration is subject to certain anti-dilution protections but is not adjustable based upon the operating results, financial condition or other factors affecting either MBI or FSCM prior to the consummation of the Merger. The fair market value of MBI Common Stock received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares.

         The amount and nature of the consideration was established through arm's-length negotiations between MBI and FSCM and their respective advisors, and reflects the balancing of a number of countervailing factors. The total amount of the consideration reflects a price both parties concluded was appropriate. See "-Background of and Reasons for the Merger; Board Recommendations." The fact that the consideration is payable in shares of MBI Common Stock reflects the desire of the parties to the Merger to have the favorable tax attributes of a "reorganization" for federal income tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

         NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF MBI COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A FSCM STOCKHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF MBI COMMON STOCK RECEIVED BY A FSCM STOCKHOLDER MAY BE GREATER OR LESS THAN THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK DUE TO NUMEROUS MARKET FACTORS.

         Following the Closing Date, each stockholder of FSCM (other than any stockholders who have perfected their appraisal rights pursuant to the DGCL) will be required to submit to the Exchange Agent a properly executed letter of transmittal and surrender to the Exchange Agent the stock certificate(s) formerly representing the shares of FSCM Common Stock in order to receive a new stock certificate(s) evidencing the shares of MBI Common Stock to which such stockholder is entitled. As soon as practicable following the Effective Time, the Exchange Agent will mail to each FSCM stockholder (other than any stockholders who have perfected their appraisal rights pursuant to the DGCL) a notice of consummation of the Merger and a form of letter of transmittal, together with instructions and a return envelope to facilitate the exchange of such holder's certificate(s) formerly representing FSCM Common Stock for certificate(s) evidencing MBI Common Stock. No dividends or other distributions will be paid to a former FSCM stockholder with respect to shares of MBI Common Stock until such stockholder's letter of transmittal and stock certificate(s) formerly representing FSCM Common Stock, or documentation reasonably acceptable to the Exchange Agent in lieu of lost or destroyed certificate(s), is delivered to the Exchange Agent. See "TERMS OF THE PROPOSED MERGER - Surrender of FSCM Stock Certificates and Receipt of MBI Common Stock." No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares, such cash being calculated by multiplying the holder's fractional share interest by the closing stock price of MBI Common Stock on the NYSE Composite Tape on the Closing Date of the Merger as reported in The Wall Street Journal. See "- Fractional Shares." The shares of MBI Common Stock to be issued pursuant to the Merger will be freely transferable except by certain stockholders of FSCM who are deemed to be "affiliates" of FSCM. The shares of MBI Common Stock issued to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission. See "INFORMATION REGARDING MBI STOCK - Restrictions on Resale of MBI Stock by Affiliates."

EFFECT ON FSCM STOCK PLAN AND EMPLOYEE BENEFIT PLANS

         MBI has agreed to assume the FSCM Stock Options in accordance with the terms of the FSCM Stock Plan and, upon consummation of the Merger, all outstanding FSCM Stock Options will be converted into rights to purchase
MBI Common Stock. Beginning at the Effective Time, (i) each FSCM Stock Option assumed by MBI will be exercisable solely for shares of MBI Common Stock, (ii) the number of shares of MBI Common Stock subject to each FSCM Stock Option will equal the number of shares of FSCM Common Stock subject to the FSCM Stock Options multiplied by the Exchange Ratio and (iii) the per share exercise price for each FSCM Stock Option will be adjusted by dividing such price by the Exchange Ratio, subject to adjustment as appropriate to reflect any stock split, stock dividend, capitalization or similar transaction subsequent to the Effective Time. MBI has agreed, at and after the Effective Time, to reserve sufficient shares of MBI Common Stock for issuance with respect to the FSCM Stock Options under the FSCM Stock Plan to be assumed by MBI. MBI will also file with the Commission, and obtain the effectiveness of, a registration statement with respect to such options.

         The Merger Agreement provides the Merger Sub will honor all severance and other compensation contracts between FSCM or TRIB and any current or former director, officer, employee or agent thereof, along with all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under FSCM employee plans. The FSCM employee plans will continue as plans of Merger Sub until such time as the former employees of FSCM and TRIB are integrated into MBI's employee benefit plans that are available to other employees of MBI and its subsidiaries. MBI will take such steps as are necessary or required to integrate the former employees of FSCM and TRIB into MBI's employee benefit plans available to other employees of MBI and its subsidiaries as soon as practicable after the Effective Time, with (i) full credit for prior service with FSCM or TRIB for purposes of vesting and eligibility for participation and benefit allocation (but not benefit accruals under any defined benefit plan) and co-payments and deductibles, (ii) waiver of all waiting periods, evidence of insurability and pre-existing condition exclusions or penalties and (iii) full credit for claims arising prior to the Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums and all other similar limitations for the applicable plan year in which the Merger is consummated.

OTHER AGREEMENTS

         In addition to and contemporaneously with the Merger Agreement, MBI and each of the four directors of FSCM executed a separate Voting Agreement pursuant to which each such director agreed that he will vote all of the shares of FSCM Common Stock that he then owned, controlled or subsequently acquires in favor of the approval and adoption of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Effective Time, the termination of the Voting Agreements or the abandonment of the Merger, each such director further agreed that he will not vote any such shares in favor of the approval of any other competing acquisition proposal involving FSCM and a third party. Each such director also agreed that he will not transfer shares of FSCM Common Stock unless, prior to such transfer, the transferee executes an agreement in substantially the same form as the Voting Agreement. As of the Record Date, such directors owned, directly or indirectly, or controlled the voting of, an aggregate of 136,927 shares of FSCM Common Stock, or approximately 52.58% of the issued and outstanding shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         EMPLOYMENT AND CONSULTING AGREEMENTS. Perry B. Hansen, President of FSCM and Chief Executive Officer of TRIB, John T. Kustes, Treasurer of FSCM and Senior Vice President, Senior Operations Officer and Assistant Secretary of TRIB, Richard J. Carlson, President and Chief Operating Officer of TRIB, and Donald P. Ackerman, Executive Vice President and Senior Lending Officer of TRIB, have entered into separate employment agreements (collectively, the "Employment Agreements") with MBI pursuant to which such executive officers will continue to be employed by MBI or its affiliates following the consummation of the Merger. Pursuant to the Employment Agreements, in addition to certain other terms and conditions, commencing at the Effective Time, MBI will engage such executive officers as directors and/or senior officers of MBI's Quad Cities banking unit, and such executive officers will be entitled to receive (i) an annual salary in the amount of $210,000, $104,000, $155,000 and $117,000, respectively, and (ii) cash transition payments in the amount of $105,000, $21,000, $31,000 and $23,500, respectively, if such executive officers are in the employ of MBI on the twelve-month and/or twenty-four-month anniversaries of the Effective Time, as the case may be. In addition, Perry B. Hansen will receive an incentive bonus in the amount of $100,000. MBI has also entered into the Consulting Agreement with Richey Corporation, which agreement supersedes and replaces that certain Services Agreement dated March 23, 1995 between FSCM and Richey Corporation. Douglas M. Kratz, Chairman of the Board, Chief Executive Officer and Chief Financial Officer of FSCM and Vice Chairman of the Board of TRIB, is the Secretary and Treasurer of Richey Corporation. The Consulting Agreement provides, among other things, that Richey Corporation will provide accounting, financial and/or administrative advisory services to MBI commencing at the Effective Time and continuing thereafter until December 31, 2000. Richey Corporation will receive $21,000 per month under the Consulting Agreement.
In addition, upon satisfaction of certain conditions, Richey Corporation will receive an incentive fee in the amount of $100,000 on January 5, 1999 and a transaction fee in the amount of $105,000 on each of the twelve and twenty-four month anniversaries of the Effective Time.

         RETENTION BONUSES. Richey Corporation, Perry B. Hansen, John T. Kustes, Richard J. Carlson, Donald P. Ackerman and Jean M. Hanson are to receive bonuses in the amount of $105,000, $105,000, $40,000, $40,000,
$40,000 and $20,000, respectively, payable contemporaneously with the Effective Time, for the purpose of inducing such individuals to remain in the employ of FSCM and/or TRIB through the Effective Time.

         INDEMNIFICATION. MBI also has agreed that the Merger will not diminish any indemnification obligations of FSCM or TRIB in favor of the employees, agents, directors or officers or FSCM or TRIB existing as of the Effective Time by operation of law or by virtue of the Certificate of Incorporation or other charter documents, by-laws, contracts, resolutions or other agreements or documents of FSCM or TRIB in effect as of the Effective Time. To the extent that FSCM's existing directors' and officers' liability insurance policy provides coverage for the acts or omissions of the directors and officers of FSCM and TRIB prior to the Effective Time, FSCM has agreed to give to such insurance carrier and to MBI notice of any potential claims thereunder. On and after the Effective Time, MBI's directors' and officers' liability insurance policy will provide coverage for the prior acts of the directors and officers of FSCM and TRIB.

BACKGROUND OF AND REASONS FOR THE MERGER; BOARD RECOMMENDATIONS

         BACKGROUND OF THE MERGER. In late 1997, in connection with the 1998 calendar year budgeting process, executive management of FSCM struggled with the challenge of how to continue to grow assets along with improving FSCM's financial performance. FSCM's efficiency and overhead ratios already were better than its peer group ratios. Management was very concerned with how FSCM could maintain or improve the current return on equity and return on asset performance while continuing to meet the growth objective under FSCM's strategic corporate plan. Additionally, because of national and local unemployment trends, management was experiencing increased difficulty in locating, employing and retaining personnel for mid- to upper-management positions. Such personnel were critical to FSCM's continued growth and financial performance.

         Consideration was given to various strategic alternatives, including using proceeds from an initial public offering or the issuance of trust preferred securities to finance an out-of-the-market bank acquisition or a new bank start-up. However, FSCM's executive management believed it was imperative that, in evaluating these possible strategies, the market value of FSCM be determined as a benchmark in measuring the impact of various alternatives on that market value.

         At the meeting of FSCM's Board of Directors on December 22, 1997, the Board discussed the possibility of engaging an investment banking firm to perform a valuation analysis and evaluate the strategic alternatives reasonably available to FSCM and TRIB. At that meeting, the Board directed FSCM management to retain Howe Barnes as FSCM's financial advisor to analyze the alternatives reasonably available to FSCM and to sign on behalf of FSCM an engagement letter from Howe Barnes dated December 18, 1997. At the December 22, 1997 meeting, the Board also directed Messrs. Douglas M. Kratz and Perry B. Hansen to work with representatives of Howe Barnes relative to this matter.

         Howe Barnes' Valuation Assessment, dated January 29, 1998, was presented by a Howe Barnes representative to Messrs. Kratz and Hansen in a meeting with them on January 29, 1998. The alternatives analyzed consisted of a public offering of FSCM Common Stock or an offering of trust preferred securities to finance an acquisition of a banking entity or the formation of a new bank, and a business combination with another financial institution.

         The Howe Barnes Valuation Assessment was extensively discussed by a majority of FSCM's Board of Directors during the week of February 9, 1998.
The members of the Board evaluated whether the holders of FSCM Common Stock would be best served by remaining independent or by pursuing a business combination. Specifically, the Board members considered a number of factors in determining which of the alternatives to pursue, including the likely effects of each alternative on stockholder value and liquidity and the interests of FSCM's stakeholders (consisting of its stockholders, employees, customers and community), the risks to FSCM and its stakeholders of each alternative, and the likely feasibility and timing of the proposed transactions. They also considered the likely effects that financing an acquisition or forming a new bank would have on FSCM's financial performance and condition.

         On February 13, 1998, the Board members instructed Howe Barnes to solicit and evaluate bids in a controlled bid process to determine the value that FSCM's stockholders could receive if FSCM entered into a business combination and to determine whether a business combination would be the best alternative from a financial point of view to FSCM's stockholders.

         During the period from February 27, 1998 until March 18, 1998, on a confidential basis, Howe Barnes contacted seven banking entities located in the states of Wisconsin, Missouri, Ohio, Nebraska and Minnesota. One of the contacted entities was MBI, which expressed interest in a business combination with FSCM and made a proposal regarding the principal terms of a merger.

         In a March 19, 1998 telephone conference call, Messrs. Kratz and Hansen, a representative from Howe Barnes, and legal counsel for FSCM discussed the proposals received in the controlled bid process. In that conference, a representative of Howe Barnes reported that in its opinion, the MBI proposal was the most favorable proposal from a financial point of view to FSCM's stockholders. Messrs. Kratz and Hansen again discussed whether the MBI proposal would result in a return of value to FSCM's stockholders that could not be achieved through operating as an independent entity. Based on the alternatives available to it if FSCM remained independent and the likely financial effects of financing the strategic alternatives under consideration, Messrs. Kratz and Hansen determined that the proposed business combination with MBI would likely provide a greater rate of return to FSCM's stockholders than could be achieved if FSCM remained independent.

         On March 20 and 21, 1998, a representative of Howe Barnes had discussions with a representative of MBI regarding certain terms of the proposed transaction.

         On March 23, 1998, Messrs. Kratz and Hansen and a representative of Howe Barnes met with representatives of MBI to discuss the terms of a proposed business combination between MBI and FSCM. In that meeting, the representatives of FSCM and MBI reached a preliminary agreement on some of the principal terms of the proposed business combination.

         Management of MBI sent to FSCM a letter dated March 25, 1998 that contained the principal terms of the proposal. The letter stated that the business combination was subject to satisfactory due diligence review by MBI, approval by the Executive Committee of the MBI Board of Directors, and the execution of definitive acquisition agreements containing terms and conditions mutually acceptable to MBI and FSCM, including agreements of each member of FSCM's Board of Directors to vote shares of FSCM Common Stock beneficially owned by such member in favor of the Merger Agreement.

         At a regular meeting of FSCM's Board of Directors on March 26, 1998, Messrs. Kratz and Hansen presented to the FSCM Board the terms of the March 25, 1998 MBI proposal. The Board extensively discussed the January 29, 1998 Valuation Assessment prepared by Howe Barnes and the strategic alternatives available to FSCM, including remaining independent. The FSCM Board discussed and analyzed which of the alternatives would result in the highest return of value to FSCM's stockholders. Following an in-depth discussion, FSCM's Board of Directors preliminarily accepted MBI's proposal as described in the March 25, 1998 letter from MBI. The FSCM Board also authorized Mr. Kratz to continue negotiations with representatives of MBI.

         On March 27, 1998, Mr. Kratz contacted a representative of MBI to inform MBI of the decision of the FSCM Board at its March 26, 1998 meeting.

         On April 6, 1998, MBI's legal counsel delivered to FSCM and its legal counsel a draft agreement and plan of merger. MBI and FSCM and their respective legal counsel continued to negotiate regarding the terms and conditions of the definitive agreement.

         These negotiations resulted in the presentation of the Merger Agreement to FSCM's Board of Directors on April 10, 1998. At this meeting, the Board of Directors received a comprehensive report from Mr. Kratz on the negotiations with MBI. Also at the meeting, Howe Barnes presented its analysis of the Merger to the Board of Directors and reported its conclusion that the Merger consideration to be received by FSCM's stockholders was fair to FSCM's stockholders from a financial point of view. The FSCM Board of Directors unanimously approved the Merger Agreement. The Merger Agreement was signed by the parties on April 13, 1998.

        FSCM'S REASONS FOR THE MERGER AND BOARD RECOMMENDATION. FSCM's Board of Directors believes that the terms of the Merger Agreement, which are the product of arm's-length negotiations between representatives of MBI and FSCM, are fair and in the best interests of FSCM and its stockholders. In reaching this determination, FSCM's Board consulted with FSCM's legal counsel with respect to its legal duties, the terms of the Merger Agreement and related issues; with its financial advisor, Howe Barnes, with respect to the financial aspects and fairness of the Merger and the Exchange Ratio and other strategic alternatives available to FSCM; and with members of FSCM's management regarding, among other things, operational matters and alternatives available if FSCM were to continue to grow.

         In reaching its determination to approve the Merger and the Merger Agreement, FSCM's Board of Directors considered all factors it believed to be material, which are the following:

                  (a) FSCM's Board analyzed information with respect to the financial condition, results of operations, cash flow, businesses and prospects of FSCM. In this regard, FSCM's Board of Directors analyzed the alternative of FSCM continuing on an independent basis and the possibilities of acquiring another banking entity or forming a new bank and the likely effects on FSCM's financial condition and performance of financing these transactions. The Board also considered these alternatives as compared to the likely effects of entering into the Merger with MBI. The range of values for a share of FSCM Common Stock on a sale of control basis was determined to generally exceed the present value of FSCM Common Stock on a stand-alone basis and under other business strategies that could be reasonably implemented by FSCM.

                  (b) FSCM's Board considered the opinion of Howe Barnes that the consideration to be received by FSCM's stockholders in the Merger was fair to FSCM's stockholders from a financial point of view.

                  (c) FSCM's Board considered the current operating environment in the financial services and banking industries, including the continued consolidation and increasing competition in financial services and banking, the prospect for further changes in banking and financial services, including proposed federal legislation that would deregulate the financial services and banking industries, federal regulatory agency consolidation, and the importance of being able to capitalize on developing opportunities in the banking and financial services industries.

                  (d) FSCM's Board considered the other terms of the Merger Agreement and exhibits, including the tax-deferred nature of the consideration to be received by FSCM stockholders in the Merger.

                  (e) FSCM's Board considered the financial analyses, pro forma and other information with respect to FSCM and MBI prepared by Howe Barnes as well as the knowledge of FSCM's Board regarding FSCM, MBI and their respective businesses.

                  (f) FSCM's Board considered the value of FSCM Common Stock continuing as an independent entity as compared to the value of the Merger consideration in light of the factors summarized above and the current economic and financial environment, including other possible strategic alternatives, the results of the discussions between FSCM and Howe Barnes and various third parties, and the belief of the Board and FSCM's management that the Merger offered the best transaction available to FSCM and its stockholders. The Board also considered that the FSCM Common Stock was thinly traded and that the MBI Common Stock to be received by FSCM's stockholders would be more liquid than the FSCM Common Stock.

                  (g) FSCM's Board considered the ability of MBI to complete the Merger based on the Board's review of MBI's capital position as reflected in MBI's latest reports filed with the SEC and based on other similar acquisitions completed by MBI in the past 18 months.

                  (h) FSCM's Board considered the historical market performance of the MBI Common Stock.

         The foregoing discussion of the information and factors considered by FSCM's Board of Directors is not intended to be exhaustive but constitutes the material factors considered by the Board. In reaching its determination to approve and recommend the Merger Agreement, FSCM's Board of Directors did not assign any relative or specific value to the various factors, and individual directors may have weighed factors differently.

         After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering (among other things) the matters discussed above and the opinion of Howe Barnes referred to above, FSCM's Board unanimously approved the Merger Agreement and the transactions contemplated in the Merger Agreement as being in the best interests of FSCM and its stockholders.

        FOR THE REASONS DESCRIBED ABOVE, THE FSCM BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND BELIEVES THE MERGER IS

FAIR TO, AND IS IN THE BEST INTERESTS OF, FSCM'S STOCKHOLDERS. ACCORDINGLY THE FSCM BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF FSCM COMMON STOCK VOTE FOR
THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.                        ---

        MBI'S REASONS AND BOARD RECOMMENDATIONS. The Executive Committee of the Board of Directors of MBI considered a number of factors, including, among other things, the financial condition of FSCM and projected synergies that are anticipated to result from the Merger. The Executive Committee concluded that the Merger presents an unique opportunity for MBI to (i) increase its presence in northern Illinois through the acquisition of an established banking organization having operations in the targeted area and
(ii) to enhance MBI's ability to compete in the increasingly competitive banking and financial services industry. MBI's decision to pursue discussions with FSCM was primarily a result of MBI's assessment of the value of FSCM's banking franchise, its substantial asset base within that area and the compatibility of the businesses of the two banking organizations.

OPINION OF FINANCIAL ADVISOR TO FSCM

         At the meeting of the Board of Directors of FSCM on April 10, 1998, at which the terms of the proposed Merger were discussed and considered, Howe Barnes rendered an oral opinion to FSCM's Board of Directors that, as of the date of such opinion and based upon the matters set forth in such opinion, the Merger consideration was fair, from a financial point of view, to the holders of FSCM Common Stock. Howe Barnes issued its written opinion on April 13, 1998 upon the execution of the Merger Agreement. Howe Barnes has confirmed its April 13, 1998 opinion by delivery of an updated written opinion to the Board of Directors of FSCM dated the date of this Proxy Statement/Prospectus stating that, as of the date hereof and based on the matters set forth in such opinion, the Merger consideration is fair, from a financial point of view, to the holders of FSCM Common Stock.

        THE FULL TEXT OF HOWE BARNES' OPINION DATED THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY HOWE BARNES, IS ATTACHED AS ANNEX A AND IS
                                                               -------
INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE HOWE BARNES OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. FSCM STOCKHOLDERS ARE URGED TO READ THE HOWE BARNES OPINION IN ITS ENTIRETY.

         Howe Barnes' opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger consideration to the holders of FSCM Common Stock and does not address FSCM's underlying business decision to proceed with the Merger, nor does it express an opinion as to the prices at which shares of MBI Common Stock issued in the Merger may trade if and when they are issued or at any future time. The opinion is directed only to the Merger consideration to be received by FSCM stockholders in the Merger and does not constitute a recommendation to any holder of FSCM Common Stock as to how such holder should vote with respect to the Merger Agreement at any meeting of holders of FSCM Common Stock.

         Howe Barnes, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. The Board of Directors of FSCM selected

Howe Barnes on the basis of its familiarity with the financial services industry, its qualifications, its ability, its previous experience and its reputation with respect to such matters.

         For purposes of its opinion dated the date hereof and in connection with its review of the proposed transaction with MBI, Howe Barnes, among other things: (i) participated in discussions with representatives of FSCM concerning FSCM's financial condition, businesses, assets, earnings, prospects and such senior management's views as to its future financial performance; (ii) reviewed the terms of the Merger Agreement; (iii) reviewed this Proxy Statement/Prospectus; (iv) reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of FSCM and MBI, including those included in their respective Annual Reports on Form 10-K for the past three years ended and the respective Quarterly Reports on Form 10-Q for the periods ended September 30 and June 30, 1997, as well as other internally generated reports relating to asset/liability management, asset quality and so forth; (v) reviewed certain financial forecasts and projections of FSCM prepared by its management and reviewed publicly available information, earnings estimates and research reports available for MBI; (vi) discussed and reviewed certain aspects of the past and current business operations, financial condition and future prospects of FSCM with certain members of management; (vii) reviewed reported market prices and historical trading activity of MBI Common Stock;
(viii) reviewed certain aspects of the financial performance of FSCM and MBI and compared such financial performance of FSCM and MBI, together with stock market data relating to MBI Common Stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and (ix) reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

         In conducting its review and rendering its opinion dated the date hereof, Howe Barnes assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to Howe Barnes by FSCM, MBI and their respective representatives, and of the publicly available information that was reviewed by Howe Barnes. Howe Barnes is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of FSCM and MBI at December 31, 1997 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Howe Barnes was not retained to and did not conduct a physical inspection of any of the properties or facilities of FSCM or MBI, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of FSCM or MBI, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. Howe Barnes' opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

         The following is a brief summary of the analyses presented by Howe Barnes to FSCM's Board of Directors in connection with Howe Barnes' written opinion.

        STOCK TRADING HISTORY. Howe Barnes examined the history of trading prices and volume for MBI Common Stock and the relationship between the movements of such trading prices to movements of the Standard & Poor's 500 Index, other financial indices, and of the trading prices of the common stocks of the companies in the MBI peer group (consisting of Associated Banc-Corp, Comerica Incorporated, Commerce Bancshares, Inc., Fifth Third Bancorp, Firstar Corporation, Huntington Bancshares Incorporated, KeyCorp, Marshall & Ilsley Corporation, National City Corporation, Northern Trust Corporation, Norwest Corporation, Old Kent Financial Corporation, Star Banc Corporation and

U.S. Bancorp), all of which are publicly-traded Midwest bank holding companies with total assets between $10 and $100 billion. The companies in the MBI peer group are similar in size to MBI, and operate in an economic, geographic and demographic environment that Howe Barnes deemed to be similar to the environment in which MBI operates. Comparative financial statistics were reviewed and particular attention was given to the one-year period leading up to the date of the fairness opinion. FSCM Common Stock is not quoted on an organized exchange and no active trading market has developed for FSCM Common Stock.

        COMPARABLE COMPANY ANALYSIS. Howe Barnes calculated, reviewed and compared selected publicly available financial data and ratios (at or for the twelve months ended December 31, 1997) and trading multiples (as of April 13,
1998) for MBI to the corresponding ratios and multiples of the MBI peer group. The trading multiples used in comparing MBI to the MBI peer group were market price as a multiple of: (i) book value (which was 3.05x for MBI as compared to a mean of 4.00x for the MBI peer group); (ii) tangible book value (which was 4.47x for MBI as compared to a mean of 4.84x for the MBI peer group); (iii) earnings per share ("EPS") for the twelve months ended December 31, 1997 (which was 31.9x for MBI compared to a mean of 26.3x for the MBI peer group); (iv) 1998 estimated EPS (which was 19.9x for MBI compared to a mean of 20.9x for the MBI peer group); and (v) 1999 estimated EPS (which was 18.0 for MBI compared to a mean of 18.4x for the MBI peer group). Howe Barnes used earnings estimates as published by the Institutional Brokers Estimate System ("IBES"), where available, for the companies comprising the MBI peer group. IBES is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. In instances when IBES estimates were not available, Howe Barnes used consensus earnings estimate from alternate publicly-recognized earnings estimate services.

         Because FSCM Common Stock does not trade on any organized exchange and an active market for FSCM Common Stock has not developed, the usefulness of comparing trading multiples of FSCM to a comparable company peer group is diminished.

        COMPARABLE TRANSACTION ANALYSIS.  As part of its analyses, Howe
Barnes reviewed 30 completed or pending comparable mergers and acquisitions of commercial banks and bank holding companies headquartered throughout the United States announced from April 29, 1997 to April 1, 1998 in which total assets of the acquired company were in the approximate range of $300 million to $900 million ("Comparable Transactions"). For each transaction for which data was available, Howe Barnes calculated the multiple of the offer value to the acquired company's: (i) EPS for the twelve months preceding ("LTM"); (ii) book value per share; and (iii) premium to core deposits.

         The calculations for the Comparable Transactions yielded a range of multiples of offer value to LTM EPS of 16.2x to 33.5x, with a mean of 23.5x and a median of 22.9x; a range of multiples of offer value to book value of 1.62x to 4.65x, with a mean of 2.91x and a median of 2.82x; and a range of percentages of offer value premium to core deposits of 11.4% to 50.3%, with a mean of 25.0% and a median of 24.0%.

         Howe Barnes compared these multiples with the corresponding multiples for the Merger, valuing the Merger consideration at $115.0 million or $379.72 per share. In calculating the multiples for the Merger, Howe Barnes used FSCM's EPS for the twelve months ended December 31, 1997, and book value per share and core deposits as of December 31, 1997. Howe Barnes calculated that the Merger consideration represented multiples of 21.5x FSCM's LTM EPS, 3.50x its book value per share and a core deposit premium of 28.5%.

         No company or transaction used in the above analyses as a comparison is identical to FSCM, MBI or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial operating characteristics, including, among other things, differences in revenue composition and earnings performance among the companies, and other facts that could affect the public trading value of the companies to which they are being compared.

        DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, Howe Barnes estimated the future dividend streams that FSCM could produce over the period from January 1, 1998 through December 31, 2002, assuming annual asset growth rates ranges between 5.0% and 12.0%, and further assumed FSCM performed in accordance with recent historical trends and the future outlook of FSCM management. Howe Barnes calculated terminal values as a perpetuity with asset growth rates ranging from 3.0% to 5.0%. The dividend streams and terminal value were discounted to present values as of December 31, 1997, using discount rates ranging from 12.0% to 14.0%, which reflect different assumptions regarding the required rates of return to holders and prospective buyers of FSCM Common Stock. Howe Barnes estimated a range of terminal values by applying multiples ranging from 16x to 20x estimated year-end 2002 net income. The range of terminal multiples was chosen based on past and current trading multiples of institutions similar to FSCM and past and current multiples of comparable merger and acquisition transactions. The range of present values of FSCM resulting from this analysis was $83.5 million to $108.9 million, or $276.41 to $360.49 per share.

         In connection with its written opinion dated as of the date of this Proxy Statement/Prospectus, Howe Barnes performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, Howe Barnes did not utilize any methods of analysis in addition to those described.

         The foregoing is a summary of the material financial analyses performed by Howe Barnes and presented to FSCM's Board of Directors, but does not purport to be a complete description of the analyses performed by Howe Barnes. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Howe Barnes did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Howe Barnes' opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Howe Barnes' view of the actual value of FSCM, or the current or future trading price for MBI Common Stock.

         In performing its analyses, Howe Barnes made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of FSCM and MBI. The analyses performed by Howe Barnes are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Howe Barnes' analysis of the fairness of the Merger consideration, from a financial point of view, to the holders of FSCM Common Stock. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold.

         Pursuant to the terms of a letter agreement dated February 13, 1998, FSCM agreed to pay Howe Barnes for its services in connection with the Merger, including the rendering of its opinion. FSCM has paid Howe Barnes $50,000 for its Board of Directors presentation and written opinion rendered April 13, 1998. Pursuant to its engagement of Howe Barnes, FSCM agreed to pay Howe Barnes a cash fee of approximately $530,000 (less the $50,000 opinion fee), payable on the Closing Date, for advisory services rendered in connection with negotiation and execution of the Merger Agreement. In addition, FSCM agreed to indemnify Howe Barnes against certain liabilities arising out of its engagement, including liabilities under the federal securities laws.

CONDITIONS OF THE MERGER

         The respective obligations of MBI, Ameribanc and FSCM to consummate the Merger are subject to the satisfaction of certain mutual conditions, including the following:

                  (1) The Merger Agreement shall be approved and adopted by the requisite vote of holders of FSCM Common Stock at the Special Meeting.

                  (2) The Merger Agreement and the transactions contemplated therein shall have been approved by the Federal Reserve Board and any other federal and/or state regulatory agency whose approval is required for the consummation of the transactions contemplated therein, and all waiting periods after such approvals required by law or regulation shall have expired.

                  (3) The Registration Statement of which this Proxy Statement/Prospectus is a part, registering shares of MBI Common Stock to be issued in the Merger, shall have been declared effective and not be subject to a stop order or any threatened stop order.

                  (4) None of FSCM, MBI or Ameribanc shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

                  (5) FSCM, MBI and Ameribanc each shall have received from Thompson Coburn an opinion (which opinion shall not have been withdrawn at or prior to the Effective Time) reasonably satisfactory in form and substance to it to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code, (ii) each of MBI and Ameribanc, on the one hand, and FSCM, on the other, will constitute a "party to the reorganization" within the meaning of Section 368 of the Code, and (iii) consequently, Code Sections 361, 362 and 1032 will apply to the parties to the reorganization as appropriate, subject to any applicable statutory, regulatory or judicial limitations, and to the effect that, as a result of the Merger, except with respect to cash received in lieu of fractional share interests, and assuming that the MBI Common Stock is a capital asset in the hands of the holder thereof at the effective time (A) holders of FSCM Common Stock who receive MBI Common Stock in the Merger will not recognize gain or loss for federal income tax purposes, (B) the basis of such MBI Common Stock will equal the basis of the FSCM Common Stock for which it is exchanged and (C) the holding period of such MBI Common Stock will include the holding period of the FSCM Common Stock for which it is exchanged.

         The obligation of MBI and Ameribanc to consummate the Merger is subject to the satisfaction, unless waived, of certain other conditions, including the following:

                  (1) The representations and warranties of FSCM made in the Merger Agreement shall be true and correct in all material respects as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date or period, (ii) where the facts that caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a Material Adverse Effect (as defined in the Merger Agreement) on FSCM and its subsidiary, taken as a whole, and (iii) for the effect of transactions contemplated by the Merger Agreement, and all obligations required to be performed by FSCM prior to the Effective Time shall have been performed in all material respects, and MBI shall have received a certificate of the Chief Executive Officer and Chief Accounting Officer of FSCM to that effect.

                  (2) FSCM shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of FSCM for the lawful consummation of the Merger.

                  (3) MBI and Ameribanc shall have received a letter of KPMG Peat Marwick LLP, reasonably satisfactory in form and substance to MBI and Ameribanc, to the effect that the Merger will qualify for pooling-of-interests accounting treatment, which letter shall not have been withdrawn at or prior to the Effective Time.

                  (4) Winthrop & Weinstine, P.A., counsel to FSCM, shall have delivered to MBI an opinion dated as of the Closing Date or a mutually agreeable earlier date regarding certain legal matters.

                  (5) Since April 13, 1998, there shall have been no Material Adverse Effect on FSCM and its subsidiary, taken as a whole.

                  (6) Prior to the Effective Time, FSCM and each of the holders of Class A preferred stock, no par value, of FSCM shall have agreed to convert such securities to FSCM Common Stock, all actions required to effect such conversion shall have been taken and the conversion, itself, shall have been concluded.

         FSCM's obligation to consummate the Merger is subject to the satisfaction, unless waived, of certain other conditions, including the following:

                  (1) The representations and warranties of MBI and Ameribanc made in the Merger Agreement shall be true and correct, in all material respects, as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date or period, (ii) where the facts that caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a Material Adverse Effect on MBI and its subsidiaries, taken as a whole, and (iii) for the effect of transactions contemplated by the Merger Agreement, and all obligations required to be performed by MBI and Ameribanc prior to the

         Effective Time shall have been performed in all material respects, and FSCM shall have received a certificate from any Executive Vice President of MBI to that effect.

                  (2) MBI and Ameribanc shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of MBI or Ameribanc for the lawful consummation of the Merger.

                  (3) Since April 13, 1998, there shall have been no Material Adverse Effect on MBI and its subsidiaries, taken as a whole.

                  (4) Thompson Coburn, counsel to MBI, shall have delivered to FSCM an opinion dated as of the Closing Date or a mutually agreeable earlier date regarding certain legal matters.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains extensive representations and warranties by FSCM, MBI and Ameribanc. These include, among other things, representations and warranties of FSCM as to (i) the organization and good standing of it and TRIB, (ii) FSCM's capital structure, (iii) FSCM's authority relative to the execution and delivery of, and performance of its obligations under, the Merger Agreement, (iv) the documents, including financial statements and other reports, filed by FSCM with the applicable regulatory authorities, (v) title to and condition of assets, (vi) real property, (vii) taxes, (viii) the absence of material adverse changes since December 31, 1997, (ix) loans, commitments and contracts, (x) the absence of material conflicts between its obligations under the Merger Agreement and its charter documents and material contracts to which it is a party or by which it is bound, (xi) litigation, (xii) directors' and officers' insurance,
(xiii) compliance with laws, (xiv) labor, (xv) the existence of certain material interests of certain persons, (xvi) allowance for loan and lease losses and non-performing assets, (xvii) employee benefit plans and related matters, (xviii) the conduct of FSCM and TRIB from and after December 31, 1997, (xix) the absence of undisclosed liabilities, (xx) the accuracy of the information supplied by FSCM for inclusion in this Proxy Statement/Prospectus and related documents, (xxi) the absence of registration obligations with respect to FSCM Common Stock, (xxii) the absence of actions that would jeopardize the qualification of the transactions contemplated by the Merger Agreement as a reorganization or for pooling-of-interests accounting treatment or jeopardize the receipt of certain regulatory approvals, (xxiii) obligations to brokers and finders, (xxiv) interest rate management instruments, (xxv) the accuracy of the statements contained in the Merger Agreement and related documents and (xxvi) Year 2000 compliance for all computer software and hardware.

         MBI's and Ameribanc's representations and warranties include, among other things, those as to (i) their respective organization and good standing, (ii) the capital structure of MBI, (iii) their authority relative to the execution and delivery of, and performance of their respective obligations under, the Merger Agreement, (iv) the documents, including financial statements and other reports, filed by MBI with applicable regulatory authorities, (v) the absence of material adverse changes since December 31, 1997, (vi) the accuracy of the information supplied by MBI or Ameribanc for inclusion in this Proxy Statement/Prospectus and related documents, (vii) the absence of obligations to brokers and finders and (viii) the accuracy of the statements contained in the Merger Agreement and related documents.

TERMINATION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

         The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval and adoption by the stockholders of FSCM, (i) by mutual consent of the Executive Committee of the Board of Directors of MBI and the Board of Directors of FSCM, or (ii) unilaterally by the Executive Committee of the Board of Directors of MBI or the Board of Directors of FSCM: (A) at any time after February 1, 1999, if the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); (B) if the Federal Reserve Board or any other Regulatory Authority whose approval is required for consummation of the Merger shall have issued a final non-appealable denial of such approval; (C) if the stockholders of FSCM shall not have approved and adopted the Merger Agreement at the Special Meeting; or
(D) in the event of a material volitional breach by the other party of any representation, warranty or agreement contained in the Merger Agreement, which breach is not cured within 30 days after written notice thereof is given to the party committing such breach or is not waived by such other party. In addition, the Executive Committee of the Board of Directors of MBI may terminate the Merger Agreement in certain circumstances if environmental investigations of all real property owned, leased or operated by FSCM as of April 13, 1998 indicate that the estimated cost of corrective or remedial action with regard to such properties would exceed $750,000 in the aggregate. No assurance can be given that the Merger will be consummated on or before February 1, 1999 or that MBI or FSCM will not elect to terminate the Merger Agreement if the Merger has not been consummated on or before such date.

         In the event of the termination of the Merger Agreement, it shall become void and there shall be no liability on the part of any party or their respective officers and directors, except that (i) confidentiality and indemnification obligations shall survive termination, (ii) MBI shall pay all printing, mailing and filing expenses with respect to the Registration Statement and this Proxy Statement/Prospectus and (iii) in the case of termination due to continued material volitional breach after notice and opportunity to cure, the breaching party shall not be relieved of liability to the non-breaching party arising from the intentional, deliberate or willful breach of any representation, warranty, covenant or agreement contained in the Merger Agreement.

         Any provision of the Merger Agreement, including, without limitation, the conditions to the consummation of the Merger and the restrictions described under "- Business Pending the Merger," may be (i) waived in writing at any time by the party that is, or whose shareholders or stockholders are, entitled to the benefits thereof, or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Boards of Directors or Executive Committees, whether before or after the Special Meeting; provided, however, that after approval and adoption of the Merger Agreement by the stockholders of FSCM at the Special Meeting, no such modification may (i) alter or change the amount or kind of consideration to be received by the FSCM stockholders pursuant to the Merger, or (ii) adversely affect the tax treatment to FSCM stockholders as a result of receiving the shares of MBI Common Stock in the Merger.

INDEMNIFICATION

         FSCM, MBI and Ameribanc have agreed to indemnify each other and the officers, directors and controlling persons of each other against any losses, claims, damages or liabilities to which any such party may become subject under federal or state laws or regulations, to the extent that such loss, claim, damage or liability is based primarily upon information furnished to the party subject to such liability by the other party, or out of an omission by such other party to state a necessary or material fact in the Registration Statement of which this Proxy Statement/Prospectus is a part.

CLOSING DATE

         The Merger will be consummated and become effective upon the later of (i) the issuance of a certificate of merger by the Office of the Secretary of State of the State of Missouri and (ii) the filing of a certificate of merger with the Office of the Secretary of State of the State of Delaware. Under the Merger Agreement, unless otherwise agreed to by the parties, the Closing Date shall occur on such date as MBI shall notify FSCM in writing (such notice to be at least five business days before the Effective Time) but: (i) not earlier than the Approval Date, which shall occur upon (a) the receipt of the requisite approval of the Merger Agreement by the stockholders of FSCM and (b) the approval of the Merger by the Federal Reserve Board and any other Regulatory Agency whose approval is required, and the satisfaction of all waiting periods for such approvals; and (ii) not later than the first business day of the first full calendar month beginning at least five business days after the Approval Date.

SURRENDER OF FSCM STOCK CERTIFICATES AND RECEIPT OF MBI COMMON STOCK

         At the Effective Time, each outstanding share of FSCM Common Stock (other than any shares held by stockholders who have perfected their appraisal rights pursuant to the DGCL) will be converted into the right to receive 6.8573 shares of MBI Common Stock. See "- General Description of the Merger." Each holder of FSCM Common Stock, upon submission to the Exchange Agent of a properly executed letter of transmittal and surrender to the Exchange Agent of the stock certificate(s) formerly representing shares of FSCM Common Stock, will be entitled to receive a stock certificate(s) evidencing the shares of MBI Common Stock to which such stockholder is entitled.

         As soon as practicable following the Effective Time, the Exchange Agent will mail to each FSCM stockholder of record as of the Effective Time notification of the effectiveness of the Merger. The Exchange Agent also will provide a letter of transmittal and instructions as to the procedure for the surrender of the stock certificates evidencing the FSCM Common Stock and the receipt of shares of MBI Common Stock. It will be the responsibility of each holder of FSCM shares to submit all certificates formerly evidencing such holder's shares of FSCM Common Stock to the Exchange Agent. No dividends or other distributions will be paid to a former FSCM stockholder with respect to shares of MBI Common Stock until such stockholder's properly completed letter of transmittal and stock certificates formerly representing FSCM Common Stock, or, in lieu thereof, such evidence of a lost, stolen or destroyed certificate and/or such insurance bond as the Exchange Agent may reasonably require, are delivered to the Exchange Agent. All dividends or other distributions on the MBI Common Stock declared between the Closing Date and the date of the surrender of a FSCM stock certificate will be held for the benefit of the stockholder and will be paid to the stockholder, without interest thereon, upon the surrender of such stock certificate(s) or documentation and/or insurance bond in lieu thereof.

FRACTIONAL SHARES

         No fractional shares of MBI Common Stock will be issued to the former stockholders of FSCM in connection with the Merger. Each holder of FSCM Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the NYSE Composite Tape on the Closing Date as reported in The

Wall Street Journal. Cash received by FSCM stockholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

REGULATORY APPROVAL

         In addition to the approval of the Merger Agreement by the FSCM stockholders, the obligations of the parties to effect the Merger are subject to prior approval of the Federal Reserve Board and the Illinois Commissioner. As a bank holding company, MBI is subject to regulation under the BHCA. MBI will file all required applications seeking approval of the Merger with the Regulatory Authorities.

         Under the BHCA, the Federal Reserve Board can withhold approval of the Merger if, among other things, it determines that the effect of the Merger would be to substantially lessen competition in the relevant market. In addition, the Federal Reserve Board is required to consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977, as amended, by assessing the involved entities' respective records of meeting the credit needs of the local communities in which they are chartered, consistent with the safe and sound operation of such institutions. In its review, the Federal Reserve Board also is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital.

         The Merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that required regulatory approvals for the Merger will be obtained, and, if the Merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the Merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve Board. See "SUPERVISION AND REGULATION."

         MBI and FSCM are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the Merger. See "SUPERVISION AND REGULATION."

BUSINESS PENDING THE MERGER

         The Merger Agreement provides that, during the period from April 13, 1998 to the Effective Time, FSCM and its subsidiary will conduct their respective businesses according to the ordinary and usual course consistent with past practices and use their best efforts to maintain and preserve their respective business organizations, employees and advantageous business relationships and retain the services of their officers and key employees.

         Furthermore, from April 13, 1998 to the Effective Time, except as provided in the Merger Agreement, FSCM will not, and will not permit its subsidiary to, without the prior written consent of MBI and Ameribanc:

                  (1) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from the FSCM subsidiary to FSCM), except that FSCM may declare and pay regular quarterly cash dividends of not more than $0.625 per share; provided, however, that FSCM may not declare or pay a quarterly dividend for any quarter in which FSCM stockholders will be entitled to receive a regular quarterly dividend on the shares of MBI Common Stock to be issued in the Merger;

                  (2) enter into or amend any employment, severance or similar agreement or arrangement with any director, officer or employee, or materially modify any of the FSCM employee plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or as required by law or contract, and except for such increases of which FSCM notifies MBI and Ameribanc in writing and which MBI and Ameribanc do not disapprove within ten days of the receipt of such notice;

                  (3) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;


                  (4) propose or adopt any amendments to its Certificate of Incorporation or other charter document or by-laws;

                  (5) issue, sell, grant, confer or award any capital stock options, warrants, conversion rights or other rights, except FSCM may issue shares of FSCM Common Stock upon (A) exercise of FSCM options outstanding on April 13, 1998, and (B) conversion of FSCM's preferred stock to FSCM Common Stock, or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on April 13, 1998;

                  (6) with the exception of the conversion of FSCM's preferred stock into FSCM Common Stock, purchase, redeem, retire, repurchase or exchange, or otherwise acquire or dispose of, directly or indirectly, any capital stock, options, warrants, conversion rights or other rights, whether pursuant to the terms of such capital stock, options, warrants, conversion rights or other rights or otherwise;

                  (7) (i) without first consulting with and obtaining the written consent of MBI, cause or permit TRIB to enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $1,000,000 or in any amount which, when aggregated with any and all loans or credit c ommitments of FSCM and its subsidiary to such person or entity, would be equal to or in excess of $1,000,000; provided, however, that FSCM or its subsidiary may make any such loan or credit commitment in the event (A) FSCM or its subsidiary has delivered to MBI and Ameribanc or their designated representative a notice of its intention to make such loan and such information as MBI and Ameribanc or their designated representative may reasonably require in respect thereof and (B) MBI and Ameribanc or their designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two (2) business days following the delivery to MBI and Ameribanc or their designated representative of the notice of intention and information as aforesaid; provided further, however, that nothing shall prohibit FSCM or its subsidiary from honoring any contractual obligation in existence on the date of the Merger Agreement. Notwithstanding the above, FSCM shall be authorized, without first consulting with MBI and Ameribanc or obtaining MBI and Ameribanc's prior written consent, to increase the aggregate amount of any credit facilities theretofore established in favor of any person or entity (each a "Pre-Existing Facility"), provided that the aggregate amount of any and all such increases shall not be in excess of the lesser of ten percent (10%) of such Pre-Existing Facilities or $250,000;

                  (8) directly or indirectly, including through its officers, directors, employees or other representatives:

                        (i) initiate, solicit or encourage any discussions, inquiries or proposals with any third party (other than MBI or Ameribanc) relating to the disposition of any significant portion of the business or assets of FSCM or its subsidiary or the acquisition of the capital stock (or rights or options exercisable for, or securities convertible or exchangeable into, capital stock) of FSCM or its subsidiary or the merger of FSCM or its subsidiary with any person (other than MBI or Ameribanc) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or

                        (ii) provide any third party with information or assistance or negotiate with any third party with respect to an Acquisition Transaction, and FSCM shall promptly notify MBI orally of all the relevant details relating to all inquiries, indications of interest and proposals which it or its subsidiary may receive with respect to any Acquisition Transaction;

                  (9) take any action that would (i) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of MBI and Ameribanc or FSCM to obtain any approval of any Regulatory Authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement, (ii) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or (iii) prevent the Merger from qualifying for pooling-of-interests accounting treatment;

                  (10) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

                  (11) materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions for its own account of greater than $2,000,000 for U.S. Treasury or Federal Agency Securities and $250,000 for all other investment instruments;

                  (12) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or knowingly take or omit to take any other action which would make any of FSCM's representations and warranties in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act; or

                  (13) enter into, increase or renew any loan or credit commitment (including standby letters of credit) to any executive officer or director of FSCM or any subsidiary of FSCM, any holder of 10% or more of the outstanding shares of FSCM Common Stock, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. Section 371c and 12 U.S.C. Section 371c-1, without first obtaining the prior written consent of MBI and Ameribanc, which consent shall not be unreasonably withheld.

         The Merger Agreement also provides that during the period from April 13, 1998 to the Effective Time, MBI and Ameribanc shall not, and shall not permit any of their subsidiaries to, without the prior written consent of FSCM, agree in writing or otherwise take any action that is prohibited of FSCM by subsections (9) and (12) above.

ACCOUNTING TREATMENT

         The Merger is intended to be accounted for under the pooling-of-interests method of accounting. It is a condition to MBI's and Ameribanc's consummation of the Merger, unless otherwise waived, that KPMG Peat Marwick LLP, MBI's independent accountants, deliver to MBI and Ameribanc a letter stating that the Merger will qualify for pooling-of-interests accounting treatment.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
             -----------------------------------------------------

         The following discussion is based upon an opinion of Thompson Coburn, counsel to MBI ("Counsel"), and except as otherwise indicated, reflects Counsel's opinion. The discussion is a general summary of the material United States federal income tax ("federal income tax") consequences of the Merger to certain FSCM stockholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval and adoption of the Merger. The discussion does not address all aspects of federal income taxation that may be applicable to FSCM stockholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to FSCM stockholders subject to special federal income tax treatment, including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their FSCM Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold their FSCM Common Stock as part of a "straddle," "hedge" or "conversion transaction." Each stockholder's individual circumstances may affect the tax consequences of the Merger to such stockholder. In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. AS A RESULT, EACH FSCM STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER. The discussion assumes that shares of FSCM Common Stock are held as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time.

         FSCM has received an opinion from Counsel to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" for federal income tax purposes with the following federal income tax consequences:

                  (1) FSCM stockholders will recognize no gain or loss as a result of the exchange of their FSCM Common Stock solely for shares of MBI Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

                  (2) The aggregate adjusted tax basis of the shares of MBI Common Stock received by each FSCM stockholder in the Merger (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 4 below) will be equal to the aggregate adjusted tax basis of the shares of FSCM Common Stock surrendered.

                  (3) The holding period of the shares of MBI Common Stock received by each FSCM stockholder in the Merger (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 4 below) will include the holding period of the shares of FSCM Common Stock exchanged therefor.

                  (4) A FSCM stockholder who receives cash in the Merger in lieu of a fractional share of MBI Common Stock will be treated as if the fractional share had been received by such stockholder in the Merger and then redeemed by MBI in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of MBI Common Stock allocable to the fractional share.

         Counsel's opinion is subject to the conditions and assumptions stated therein and relies upon various representations made by MBI, FSCM and certain stockholders of FSCM. If any of these representations or assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. Counsel's opinion also is based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is available without charge upon written request to Jon W. Bilstrom, General Counsel and Secretary, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis,
Missouri 63166-0524. The receipt of Counsel's opinion again as of the Closing Date is a condition to the consummation of the Merger. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service (the "Service"), has no binding effect on the Service. The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court may reach a decision contrary to the opinion. Neither MBI nor FSCM has requested an advance ruling as to the federal income tax consequences of the Merger, and the Service is not expected to issue such a ruling.

         THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CERTAIN FSCM STOCKHOLDERS AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH FSCM STOCKHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH FSCM STOCKHOLDER. ACCORDINGLY, EACH FSCM STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.


             APPRAISAL RIGHTS OF STOCKHOLDERS OF FSCM
             ----------------------------------------

         Each stockholder of FSCM has the right to demand the appraised value of his or her shares of FSCM Common Stock in cash if the stockholder follows the procedures set forth under Section 262 of the DCGL.

         Under the DCGL, a stockholder of FSCM may demand an appraisal of the fair value (as determined pursuant to Section 262 of the DCGL) of his or her shares of FSCM Common Stock and payment of such fair value to the stockholder in cash if the Merger is consummated. Ameribanc, as the surviving corporation, will pay to such stockholder the fair value of such stockholder's shares of FSCM Common Stock if such FSCM stockholder (a) files with FSCM, prior to the vote at the Special Meeting, a written demand for an appraisal of the fair value of his or her shares; (b) does not vote in favor of the Merger; (c) continues to hold his or her shares through the Effective Time; and (d) does not withdraw the demand for appraisal within a period of 60
      ---
days after the Closing Date. Such demand shall be sufficient if it reasonably informs FSCM of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her shares. A VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN OBJECTION FOR PURPOSES OF ASSERTING
APPRAISAL RIGHTS.  A VOTE

IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL CONSTITUTE A WAIVER OF A STOCKHOLDER'S APPRAISAL RIGHTS.

         All written demands for appraisal should be addressed to: Financial Services Corporation of the Midwest, P.O. Box 4870, Rock Island, Illinois 61204-4870, Attention: Patricia A. Zimmer, before the taking of the vote concerning the Merger Agreement at the Special Meeting, and should be executed by, or on behalf of, the holder of record.

         To be effective, a demand for appraisal must be executed by or for the stockholder of record who held such shares on the date of making such demand, and who continuously holds such shares through the Effective Time, fully and correctly, as such stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such case, have the registered owner submit the required demand in respect of such shares.

         If FSCM Common Stock is owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If FSCM Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds FSCM Common Stock as nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of FSCM Common Stock in the name of such record owner.

         If at any time within the 60-day period after the Effective Time, a stockholder of FSCM withdraws his or her demand for appraisal, then he or she will be deemed to have accepted the terms offered pursuant to the Merger. After the 60-day withdrawal period, a FSCM stockholder may withdraw only with the consent of Ameribanc and the approval of the Delaware Court of Chancery. Within 10 days after the Effective Time, Ameribanc (as the surviving corporation in the Merger) must give written notice that the Merger has become effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. Within 120 days after the Effective Time, any stockholder of FSCM who has validly perfected appraisal rights shall be entitled, upon written request, to receive from Ameribanc a statement setting forth the aggregate number of shares of FSCM Common Stock not voted in favor of the Merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Ameribanc shall respond to such request within 10 days after receipt or within 10 days after the date of the Special Meeting, whichever is later. Within 120 days after the Effective Time, Ameribanc or any such stockholder seeking appraisal may file a petition in the Delaware Court of Chancery demanding a determination of the value of the FSCM Common Stock held by all stockholders seeking appraisal. The DCGL contemplates a single proceeding in the Delaware Court of Chancery that will apply to all stockholders of FSCM who have perfected their appraisal rights, whether or not such stockholders have individually filed a petition seeking appraisal with the Court of Chancery. If neither Ameribanc nor any of the stockholders of FSCM who have perfected their appraisal rights have filed a petition in the Court of Chancery within the 120-day period following the Effective Time, such appraisal rights will be waived, and the stockholders will be entitled to receive, upon surrender of the certificates evidencing their shares of FSCM Common Stock, the right to receive 6.8573 shares of MBI Common Stock, subject to the adjustments as provided in the Merger Agreement. Ameribanc has no present intention to file such a petition with the Delaware Court of Chancery.

         If a petition for appraisal is filed by a stockholder, a copy of the petition shall be served on Ameribanc, which then will have 20 days after such service to file with the Register of the Delaware Court of Chancery a verified list of FSCM stockholders who have perfected appraisal rights but have not yet reached agreement as to value with Ameribanc. If the petition is filed by Ameribanc, such verified list must accompany the filing. The Register, if so ordered by the Court, will give notice of the time and place fixed for hearing of the petition, by registered or certified mail, to Ameribanc and each stockholder named on the verified list. Such notice shall also be published at least one week prior to the hearing in one or more newspapers of general circulation in Wilmington, Delaware and in such other publications as directed by the Court.

         The Court of Chancery shall conduct a hearing on the petition for appraisal at which the Court will determine the stockholders of FSCM who have properly perfected appraisal rights with respect to their shares and may require such stockholders to submit the certificates evidencing their FSCM Common Stock to the Register of the Court for notation of the pendency of the appraisal proceeding thereon. Failure to comply with such direction may result in dismissal of the proceeding as to such non-complying stockholder. After determining the stockholders entitled to appraisal, the Court of Chancery, after taking into account all relevant factors, will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Upon application of either MBI or any of the stockholders entitled to appraisal, the Court may permit discovery or other pretrial proceedings and may proceed to trial prior to a final determination of the stockholders entitled to appraisal. Any stockholder whose name appears on the verified list submitted by Ameribanc may participate in the appraisal proceedings until it is finally determined by the Court that such stockholder is not entitled to appraisal rights. The judgment shall be payable only upon and simultaneously with the surrender to Ameribanc of the certificate(s) representing such shares of FSCM Common Stock. Upon payment of the judgment, the stockholder who sought appraisal shall cease to have any interest in such shares or in FSCM and will have no right to receive dividends in such stock or exercise other rights of stock ownership.

         Section 262 provides fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and are not the product of speculation, may be considered." Stockholders who are considering seeking an appraisal should bear in mind that the fair value of their shares of FSCM Common Stock determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares of FSCM Common Stock, and that an opinion of an investment banking firm as to fairness is not an opinion as to fair value under Section 262.

         Costs of the appraisal proceeding may be assessed against the parties thereto (i.e., Ameribanc and the stockholders participating in the appraisal proceeding) by the court as the court deems equitable in the circumstances. Upon the application of any stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto.

Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the Effective Time, be entitled to vote the stock subject to such demand for any purpose or to receive payment of dividends or any other distribution with respect to such shares (other than dividends or distributions, if any, payable to holders of record as of a record date prior to the Effective
Time) or to receive the payment of the consideration provided for in the Merger Agreement. However, if no petition for an appraisal is filed within 120 days after the Effective Time or if such stockholder delivers to Ameribanc a written withdrawal of his demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of Ameribanc, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

         FAILURE TO COMPLY STRICTLY WITH THESE PROCEDURES WILL CAUSE THE STOCKHOLDER TO LOSE HIS OR HER APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WHO DESIRES TO EXERCISE HIS OR HER APPRAISAL RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

        THE PRECEDING DISCUSSION IS A SUMMARY OF THE PROVISIONS REGARDING APPRAISAL RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW WHICH IS ATTACHED HERETO AS ANNEX B.
                                            -------

        FSCM STOCKHOLDERS WHO ARE INTERESTED IN PERFECTING APPRAISAL RIGHTS PURSUANT TO THE DELAWARE GENERAL CORPORATION LAW IN CONNECTION WITH THE MERGER SHOULD CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.


                        PRO FORMA FINANCIAL INFORMATION
                        -------------------------------

COMPARATIVE UNAUDITED PER SHARE DATA

         The following table sets forth for the periods indicated selected historical per share data of MBI and FSCM and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger and the acquisition of Roosevelt. The data presented is based upon the consolidated financial statements and related notes of MBI and FSCM included in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the proposed Merger or the acquisition of Roosevelt had been consummated prior to the periods indicated.

                                                                MBI/          MBI/                             MBI/
                                                                FSCM          FSCM       MBI/ALL ENTITIES   ALL ENTITIES
                                         MBI       FSCM       PRO FORMA    PRO FORMA         PRO FORMA       PRO FORMA
                                      REPORTED REPORTED<F1> COMBINED<F2> EQUIVALENT<F3>    COMBINED<F4>    EQUIVALENT<F3>
                                      -------- ------------ ------------ --------------    ------------    --------------
Book Value per Share:
  March 31, 1998<F5>                   $ 18.65    $112.81     $ 18.52        $127.00          $ 18.58         $127.41
  December 31, 1997                      18.47     112.81       18.37         125.97            17.58          120.55

Cash Dividends Declared per Share:
  Three Months ended March 31, 1998    $  .310    $  .625     $  .310        $  2.13          $   .31         $  2.13
  Year ended December 31, 1997           1.148      2.375       1.148           7.87            1.148            7.87
  Year ended December 31, 1996           1.092      2.000       1.092           7.49            1.092            7.49
  Year ended December 31, 1995            .880      1.760        .880           6.03              .88            6.03

Basic Earnings per Share:
  Three Months ended March 31, 1998    $   .78    $  5.48     $   .78        $  5.35          $   .76         $  5.21
  Year ended December 31, 1997            1.68      24.92        1.70          11.66             1.49           10.22
  Year ended December 31, 1996            2.11      20.73        2.12          14.54             2.13           14.61
  Year ended December 31, 1995            2.41      16.87        2.42          16.59             2.37           16.25

Diluted Earnings per Share:
  Three Months Ended March 31, 1998    $   .77    $  5.11     $   .77        $  5.28          $   .75         $  5.14
  Year ended December 31, 1997            1.65      18.23        1.66          11.38             1.45            9.94
  Year ended December 31, 1996            2.08      13.18        2.07          14.19             2.09           14.33
  Year ended December 31, 1995            2.37      10.80        2.35          16.11             2.31           15.84

Market Price per Share:
At April 9, 1998<F6>                   $55.375    $120.00     $55.375        $379.72          $55.375         $379.72
At June 9, 1998<F6>                     51.500     120.00      51.500         353.15           51.500          353.15

--------------------
<F1>  FSCM has a March 31 fiscal year-end.  For purposes of this table, FSCM information at or for the fiscal year ended March 31 is reported as year ended December 31 data. FSCM information at or for the three months ended March 31, 1998 is reported as three months ended March 31, 1998 data.

<F2>  Includes the effect of pro forma adjustments for FSCM, as appropriate.
      See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements."

<F3>  Based on the pro forma combined per share amounts multiplied by 6.8573, the Exchange Ratio applicable to one share of FSCM Common Stock in the Merger. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma combined consolidated financial statements. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements."

<F4>  Includes the effect of pro forma adjustments for FSCM, CBT, Firstbank,
      First Financial and Roosevelt, as appropriate. Due to the immateriality of the financial condition and results of operations of Horizon and HomeCorp to that of MBI, this table does not include the effect of pro forma adjustments for Horizon and HomeCorp. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements."

<F5>  Based upon the following number of shares outstanding as of
      March 31, 1998:
      Shares of MBI Common Stock as reported                     133,115,227
      Number of Shares of MBI Common Stock, net of treasury
        shares, to be issued in the mergers of:
               FSCM                                                1,877,324
               CBT                                                 4,961,910
               First Financial                                     2,875,360
               Firstbank                                          12,511,135
                                                                 -----------
                   MBI/All Entities Pro Forma Combined           155,340,956
                                                                 ===========

<F6>  The market value of MBI Common Stock disclosed as of April 9, 1998, the last trading day preceding the public announcement of the Merger, and as of June 9, 1998, the last practicable date prior to the filing of the Registration Statement, is based on the last sale price as reported on the NYSE Composite Tape. The market value of FSCM Common Stock disclosed as of April 9, 1998, the last trading day preceding the public announcement of the Merger, and as of June 9, 1998, the last practicable date prior to the filing of the Registration Statement, is based on independent stock appraisals for transactions involving minority interests in FSCM Common Stock.

PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

         RECENT ACQUISITIONS. MBI has completed or announced a number of acquisitions during the years covered by the pro forma financial statements that follow. Set forth below is a table that summarizes such completed and pending acquisitions, including the name of the acquired entity, the date of consummation of the acquisition, the assets and deposits of the acquired entities at the date of consummation for the completed acquisitions, the consideration paid in cash and/or shares of MBI Common Stock and the accounting method utilized.

                                       ACQUISITIONS COMPLETED BY MBI (1995-PRESENT)
                                                                                        CONSIDERATION
                                                                                     --------------------
                                                                                              GROSS NUMBER      ACCOUNTING
NAME                                          DATE         ASSETS       DEPOSITS     CASH       OF SHARES         METHOD
----                                          ----         ------       --------     ----       ---------         -------
                                                                         (DOLLARS IN THOUSANDS)
HomeCorp, Inc.                            Mar. 2, 1998   $  335,137    $  309,157  $     14       854,760       Pooling<F1>
Horizon Bancorp, Inc.                     Feb. 2, 1998      536,507       454,230         2     2,549,970       Pooling<F1>
Roosevelt Financial Group, Inc.           July 1, 1997    7,251,985     5,317,514   374,477    18,948,884       Purchase
Mark Twain Bancshares, Inc.               Apr. 25, 1997   3,227,972     2,519,474        73    24,088,713       Pooling
Regional Bancshares, Inc.                 Mar. 5, 1997      171,979       135,954    12,300       900,625       Purchase
TODAY'S Bancorp, Inc.                     Nov. 7, 1996      501,418       432,104    34,912     1,690,587       Purchase
First Financial Corporation of America    Nov. 1, 1996       87,649        76,791     3,253       388,113       Purchase
Peoples State Bank                        Aug. 22, 1996      95,657        75,149        --       488,756       Purchase
Metro Savings Bank, F.S.B.                Mar. 7, 1996       80,857        73,843         5       296,853       Purchase
Security Bank of Conway, F.S.B.           Feb. 9, 1996      102,502        89,697         1       482,946       Purchase
Hawkeye Bancorporation                    Jan. 2, 1996    1,978,540     1,739,811        80    11,838,294       Pooling
First Sterling Bancorp, Inc.              Jan. 2, 1996      167,610       147,588         1       782,126       Pooling<F1>
Southwest Bancshares, Inc.                Aug. 1, 1995      187,701       155,628         1     1,012,463       Pooling<F1>
AmeriFirst Bancorporation, Inc.           Aug. 1, 1995      155,521       130,179         1       992,034       Pooling<F1>
Plains Spirit Financial Corporation       July 7, 1995      400,754       276,887     6,697     1,951,770       Purchase
TCBankshares, Inc.                        May 1, 1995     1,422,798     1,217,740        --     7,124,999<F2>   Pooling
Central Mortgage Bancshares, Inc.         May 1, 1995       654,584       571,105         8     3,806,585       Pooling
UNSL Financial Corp.                      Jan. 3, 1995      508,346       380,716        11     2,367,161       Pooling
Wedge Bank                                Jan. 3, 1995      195,716       152,865         1     1,454,931       Pooling<F1>

                                               PENDING ACQUISITIONS BY MBI
Financial Services Corporation
  of the Midwest.                         3rd Qtr. 1998  $  518,046    $  408,995        --     2,077,000<F3>   Pooling
CBT Corporation.                          3rd Qtr. 1998   1,030,998       714,686        --     5,398,785<F3>   Pooling
Firstbank of Illinois Co.                 3rd Qtr. 1998   2,283,670     2,000,539        --    13,786,135<F3>   Pooling
First Financial Bancorporation            3rd Qtr. 1998     568,442       480,461        --     3,194,844<F3>   Pooling

--------------------
<F1> The historical financial statements of MBI were not restated for the acquisition due to the immateriality of the acquiree's financial condition and results of operations to those of MBI.

<F2> In addition to MBI Common Stock issued, MBI assumed, through an exchange, the outstanding, non-convertible preferred stock of TCBankshares, Inc. Such preferred stock was redeemed in the first quarter of 1996.

<F3> Estimated number of shares to be issued in acquisition.

         PRO FORMA FINANCIAL STATEMENTS. The following unaudited pro forma combined consolidated balance sheet gives effect to the Merger as if it were consummated on March 31, 1998.

         The pro forma combined consolidated income statements for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 set forth the results of operations of MBI combined with the results of operations of FSCM, CBT, First Financial and Firstbank as if the respective mergers had occurred as of the first day of the period presented. Due to the immateriality of the results of operations of Horizon and HomeCorp to that of MBI, individually and in the aggregate, the unaudited pro forma combined consolidated financial statements contained herein do not reflect the completed acquisitions of Horizon and HomeCorp for any period prior to the acquisition date of such entities.

         MBI acquired Roosevelt on July 1, 1997, which acquisition was accounted for under the purchase method of accounting. Accordingly, the historical results of operations of MBI include the results of operations of Roosevelt from July 1, 1997 forward. Consistent with the Commission's rules regarding the treatment of acquisitions accounted for as purchases in pro forma presentations, the pro forma combined consolidated income statements for the three months ended March 31, 1998 and March 31, 1997 and the year ended December 31, 1997 include the results of operations of Roosevelt but the pro forma combined consolidated income statements for the years ended December 31, 1996 and 1995 do not.

         The unaudited pro forma combined consolidated financial statements should be read in conjunction with the accompanying Notes to the Pro Forma Combined Consolidated Financial Statements and with the historical financial statements of MBI and FSCM. These pro forma combined consolidated financial statements may not be indicative of the results of operations that actually would have occurred if the completed and proposed acquisitions had been consummated on the dates assumed above or of the results of operations that may be achieved in the future.

                                              MERCANTILE BANCORPORATION INC.
                                      PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                      MARCH 31, 1998
                                                       (THOUSANDS)
                                                       (UNAUDITED)
                                                                                        MBI/FSCM
                                                                                        PRO FORMA      CBT/
                                                                            FSCM        COMBINED       FIRST
                                                 MBI<F1>        FSCM     ADJUSTMENTS  CONSOLIDATED   FINANCIAL   FIRSTBANK
                                                 -------        ----     -----------  ------------   ---------   ---------
ASSETS
   Cash and due from banks                     $ 1,193,064    $ 24,786  $(11,057)<F3>  $ 1,199,668  $   61,802  $   96,021
                                                                          (7,125)<F6>
   Due from banks - interest bearing               269,342      11,759                     281,101           0       1,782
   Federal funds sold and repurchase
     agreements                                    258,295       9,900                     268,195      59,530      19,250
   Investments in debt and equity
     securities:
      Trading                                      125,634           0                     125,634           0          46
      Available-for-sale                         8,027,916     102,026                   8,129,942     292,922     627,548
      Held-to-maturity                             224,125      33,646                     257,771      59,157      24,404
                                               -----------    --------  --------       -----------  ----------  ----------
             Total                               8,377,675     135,672         0         8,513,347     352,079     651,998
   Loans and leases                             19,625,022     326,490                  19,951,512   1,069,377   1,425,133
   Reserve for possible loan losses               (263,511)     (6,958)   (2,000)<F6>     (272,469)    (14,270)    (20,285)
                                               -----------    --------  --------       -----------  ----------  ----------
          Net Loans and Leases                  19,361,511     319,532    (2,000)       19,679,043   1,055,107   1,404,848
   Intangible assets                               792,626           0                     792,626       8,372      24,270
   Other assets                                  1,549,209      16,397    34,381 <F4>    1,565,606      62,550      85,501
                                                                         (34,381)<F5>




                                               -----------    --------  --------       -----------  ----------  ----------
             Total Assets                      $31,801,722    $518,046  $(20,182)      $32,299,586  $1,599,440  $2,283,670
                                               ===========    ========  ========       ===========  ==========  ==========
LIABILITIES
   Deposits:
      Non-interest bearing                     $ 3,487,875    $ 45,007                 $ 3,532,882  $  139,117  $  288,895
      Interest bearing                          18,576,440     363,988                  18,940,428   1,056,030   1,711,644
      Foreign                                      463,426           0                     463,426           0           0
                                               -----------    --------  --------       -----------  ----------  ----------
             Total Deposits                     22,527,741     408,995         0        22,936,736   1,195,147   2,000,539
   Short-term borrowings                         3,596,915      43,708                   3,640,623     163,208      18,604
   Bank notes                                       25,000           0                      25,000           0           0
   Long-term debt                                2,193,061      25,000                   2,218,061      41,922           0
   Company-obligated mandatorily
      redeemable preferred securities
      of Mercantile Capital Trust I                150,000           0                     150,000           0           0
   Other liabilities                               825,839       5,962    (3,285)<F6>      828,516      16,865      26,038
                                               -----------    --------  --------       -----------  ----------  ----------
             Total Liabilities                  29,318,556     483,665    (3,285)       29,798,936   1,417,142   2,045,181


                                                                                      COLONIAL
                                                                  CBT/FIRST           BANK AND         ALL ENTITIES
                                                                  FINANCIAL/          DUCHESNE           PRO FORMA
                                                                  FIRSTBANK             BANK             COMBINED
                                                                 ADJUSTMENTS      DIVESTITURES<F14>    CONSOLIDATED
                                                                 -----------      -----------------    ------------
ASSETS
   Cash and due from banks                                      $ (57,300)<F6>        $  45,916        $ 1,329,234
                                                                  (16,873)<F9>
   Due from banks - interest bearing                                                       (197)           282,686
   Federal funds sold and repurchase
     agreements                                                                         (11,875)           335,100
   Investments in debt and equity
     securities:
      Trading                                                                                 0            125,680
      Available-for-sale                                                                (69,551)         8,980,861
      Held-to-maturity                                                                   (4,051)           337,281
                                                                ---------             ---------        -----------
             Total                                                      0               (73,602)         9,443,822
   Loans and leases                                                                    (221,552)        22,224,470
   Reserve for possible loan losses                               (11,600)<F6>            3,094           (315,530)
                                                                ---------             ---------        -----------
          Net Loans and Leases                                    (11,600)             (218,458)        21,908,940
   Intangible assets                                                                          0            825,268
   Other assets                                                   122,031 <F7>           (8,883)         1,704,774
                                                                 (122,031)<F8>
                                                                   60,267 <F10>
                                                                  (60,267)<F11>
                                                                  238,489 <F12>
                                                                 (238,489)<F13>
                                                                ---------             ---------        -----------
             Total Assets                                       $ (85,773)            $(267,099)       $35,829,824
                                                                =========             =========        ===========
LIABILITIES
   Deposits:
      Non-interest bearing                                                            $ (54,857)       $ 3,906,037
      Interest bearing                                                                 (247,581)        21,460,521
      Foreign                                                                                 0            463,426
                                                                ---------             ---------        -----------
             Total Deposits                                             0              (302,438)        25,829,984
   Short-term borrowings                                                                 (1,119)         3,821,316
   Bank notes                                                                                 0             25,000
   Long-term debt                                                                             0          2,259,983
   Company-obligated mandatorily redeemable
      preferred securities of Mercantile
      Capital Trust I                                                                         0            150,000
   Other liabilities                                              (24,804)<F6>           11,458            858,073
                                                                ---------             ---------        -----------
             Total Liabilities                                    (24,804)             (292,099)        32,944,356


                                             MERCANTILE BANCORPORATION INC.
                                     PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                               MARCH 31, 1998 (CONTINUED)
                                                      (THOUSANDS)
                                                      (UNAUDITED)
                                                                                        MBI/FSCM
                                                                                        PRO FORMA      CBT/
                                                                            FSCM        COMBINED       FIRST
                                                 MBI<F1>        FSCM     ADJUSTMENTS  CONSOLIDATED   FINANCIAL   FIRSTBANK
                                                 -------        ----     -----------  ------------   ---------   ---------
SHAREHOLDERS' EQUITY
   Preferred stock                                       0       5,000    (5,000)<F5>            0           0           0
   Common stock                                      1,351         170        19 <F4>        1,370       8,542      15,941
                                                                            (170)<F5>





   Capital surplus                                 986,393       2,598    (5,959)<F4>      980,434      19,705      42,976
                                                                          (2,598)<F5>





   Retained earnings                             1,592,681      29,264    29,264 <F4>    1,616,105     154,051     179,572
                                                                         (29,264)<F5>
                                                                          (5,840)<F6>





   Treasury stock                                  (97,259)     (2,651)  (11,057)<F3>      (97,259)          0           0
                                                                          11,057 <F4>
                                                                           2,651 <F5>

                                               -----------    --------  --------       -----------  ----------  ----------
             Total Shareholders' Equity          2,483,166      34,381   (16,897)        2,500,650     182,298     238,489
                                               -----------    --------  --------       -----------  ----------  ----------
             Total Liabilities and
                Shareholders' Equity           $31,801,722    $518,046  $(20,182)      $32,299,586  $1,599,440  $2,283,670
                                               ===========    ========  ========       ===========  ==========  ==========


                                                                                       COLONIAL
                                                                  CBT/FIRST            BANK AND        ALL ENTITIES
                                                                  FINANCIAL/           DUCHESNE          PRO FORMA
                                                                  FIRSTBANK              BANK            COMBINED
                                                                 ADJUSTMENTS       DIVESTITURES<F14>   CONSOLIDATED
                                                                 -----------       -----------------   -------------
   Preferred stock                                                          0                  0                 0
   Common stock                                                        50 <F7>                               1,574
                                                                   (4,100)<F8>
                                                                       29 <F10>
                                                                   (4,442)<F11>
                                                                      125 <F12>
                                                                  (15,941)<F13>

   Capital surplus                                                 (2,925)<F7>            25,000           988,088
                                                                  (16,070)<F8>
                                                                   (8,825)<F10>
                                                                   (3,635)<F11>
                                                                   (5,596)<F12>
                                                                  (42,976)<F13>

   Retained earnings                                              (44,096)<F6>                           1,905,632
                                                                  101,861 <F7>
                                                                 (101,861)<F8>
                                                                   52,190 <F10>
                                                                  (52,190)<F11>
                                                                  179,572 <F12>
                                                                 (179,572)<F13>

   Treasury stock                                                  23,045 <F7>                              (9,826)
                                                                  (16,873)<F7>
                                                                   16,873 <F7>
                                                                   64,388 <F7>
                                                                ---------              ---------       -----------
             Total Shareholders' Equity                           (60,969)                25,000         2,885,468
                                                                ---------              ---------       -----------
             Total Liabilities and Shareholders' Equity         $ (85,773)             $(267,099)      $35,829,824
                                                                =========              =========       ===========


See Notes to Pro Forma Combined Consolidated Financial Statements.

                                             MERCANTILE BANCORPORATION INC.
                                    PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                       FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                           (THOUSANDS, EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)

                                                                                          MBI/FSCM
                                                                                          PRO FORMA      CBT/
                                                                              FSCM        COMBINED      FIRST
                                                   MBI<F1>      FSCM      ADJUSTMENTS   CONSOLIDATED  FINANCIAL   FIRSTBANK
                                                   -------      ----      -----------   ------------  ---------   ---------
Interest Income                                   $530,331     $10,148    $(138)<F15>     $540,341     $31,181     $41,598


Interest Expense                                   290,026       5,381                     295,407      15,253      19,527
                                                  --------     -------    -----           --------     -------     -------
   Net Interest Income                             240,305       4,767     (138)           244,934      15,928      22,071
Provision for Possible Loan Losses                   6,606         750                       7,356       1,269         762
                                                  --------     -------    -----           --------     -------     -------
   Net Interest Income after Provision
      for Possible Loan Losses                     233,699       4,017     (138)           237,578      14,659      21,309

Other Income
   Trust                                            25,886         156                      26,042       1,241       1,513
   Service charges                                  25,576         720                      26,296       1,343       1,945
   Credit card fees                                  3,284           0                       3,284           0           0
   Securities gains                                  4,263          47                       4,310         273          71
   Other                                            68,184         463                      68,647       2,533       3,249
                                                               -------    -----           --------     -------     -------
             Total Other Income                    127,193       1,386        0            128,579       5,390       6,778

Other Expense
   Salaries and employee benefits                  111,575       1,595                     113,170       6,484       9,133
   Net occupancy and equipment                      33,655         564                      34,219       1,266       2,606
   Other                                            51,634         910                      52,544       4,846       4,187
                                                  --------     -------    -----           --------     -------     -------
             Total Other Expense                   196,864       3,069        0            199,933      12,596      15,926
                                                  --------     -------    -----           --------     -------     -------
             Income Before Income Taxes            164,028       2,334     (138)           166,224       7,453      12,161
Income Taxes                                        60,136         792      (50)<F16>       60,878       2,518       4,395


                                                  --------     -------    -----           --------     -------     -------
             Net Income                           $103,892     $ 1,542    $ (88)          $105,346     $ 4,935     $ 7,766
                                                  ========     =======    =====           ========     =======     =======

Per Share Data<F29>:
   Basic Earnings per Share                       $   0.78                                $    .78
   Diluted Earnings per Share                         0.77                                     .77


                                                    FIRSTBANK/        MBI/ALL ENTITIES
                                                       CBT/              PRO FORMA
                                                 FIRST FINANCIAL          COMBINED
                                                   ADJUSTMENTS          CONSOLIDATED
                                                   -----------          ------------
Interest Income                                   $  (288)<F17>           $611,817
                                                     (211)<F19>
                                                     (804)<F21>
Interest Expense                                                           330,187
                                                  -------                 --------
   Net Interest Income                             (1,303)                 281,630
Provision for Possible Loan Losses                                           9,387
                                                  -------                 --------
   Net Interest Income after Provision
      for Possible Loan Losses                     (1,303)                 272,243

Other Income
   Trust                                                                    28,796
   Service charges                                                          29,584
   Credit card fees                                                          3,284
   Securities gains                                                          4,654
   Other                                                                    74,429
                                                  -------                 --------
             Total Other Income                         0                  140,747

Other Expense
   Salaries and employee benefits                                          128,787
   Net occupancy and equipment                                              38,091
   Other                                                                    61,577
                                                  -------                 --------
             Total Other Expense                                           228,455
                                                  -------                 --------
             Income Before Income Taxes            (1,303)                 184,535
Income Taxes                                         (104)<F18>             67,321
                                                      (76)<F20>
                                                     (290)<F22>
                                                  -------                 --------
             Net Income                           $  (833)                $117,214
                                                  =======                 ========

Per Share Data<F29>:
   Basic Earnings per Share                                               $    .76
   Diluted Earnings per Share                                                  .75

See Notes to Pro Forma Combined Consolidated Financial Statements.

                                             MERCANTILE BANCORPORATION INC.
                                    PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                       FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                           (THOUSANDS, EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)
                                                                                          MBI/FSCM
                                                                                          PRO FORMA      CBT/
                                                                              FSCM        COMBINED      FIRST
                                                   MBI<F1>       FSCM     ADJUSTMENTS   CONSOLIDATED  FINANCIAL   FIRSTBANK
                                                   -------       ----     -----------   ------------  ---------   ---------
Interest Income                                   $398,462      $8,929    $(138)<F15>     $407,253     $28,237     $36,611

Interest Expense                                   186,501       4,625        0            191,126      13,645      16,317

                                                  --------      ------    -----           --------     -------     -------
      Net Interest Income                          211,961       4,304     (138)           216,127      14,592      20,294
Provision for Possible Loan Losses                  18,443         630        0             19,073       1,107         717
                                                  --------      ------    -----           --------     -------     -------
      Net Interest Income after Provision
          for Possible Loan Losses                 193,518       3,674     (138)           197,054      13,485      19,577

Other Income
   Trust                                            22,801         125                      22,926       1,105       1,156
   Service charges                                  22,798         659                      23,457       1,281       1,611
   Credit card fees                                  5,399           0                       5,399           0           0
   Net gain from financial instruments                   0           0                           0           0           0
   Securities gains (losses)                         1,049           0                       1,049          44          (4)
   Other                                            36,053         157                      36,210       1,891       2,676
                                                  --------      ------    -----           --------     -------     -------
      Total Other Income                            88,100         941        0             89,041       4,321       5,439

Other Expense
   Salaries and employee benefits                   97,722       1,365                      99,087       5,872       7,973
   Net occupancy and equipment                      26,528         461                      26,989       1,560       2,439
   Other                                            41,345         724                      42,069       3,732       3,478
                                                  --------      ------    -----           --------     -------     -------
      Total Other Expense                          165,595       2,550                     168,145      11,164      13,890


                                                  --------      ------    -----           --------     -------     -------
      Income Before Income Taxes                   116,023       2,065     (138)           117,950       6,642      11,126
Income Taxes                                        41,028         740      (50)<F16>       41,718       1,964       3,941



                                                  --------      ------    -----           --------     -------     -------
      Net Income                                  $ 74,995      $1,325    $ (88)          $ 76,232     $ 4,678     $ 7,185
                                                  ========      ======    =====           ========     =======     =======

Per Share Data<F29>:
   Basic Earnings per Share                       $    .65                                $    .66
   Diluted Earnings per Share                          .64                                     .64


                                                                                    ROOSEVELT/        MBI/ALL ENTITIES
                                                                                  FIRSTBANK/CBT/          PRO FORMA
                                                                                  FIRST FINANCIAL         COMBINED
                                                                     ROOSEVELT    ADJUSTMENTS<F23>      CONSOLIDATED
                                                                     ---------    ----------------      ------------
Interest Income                                                       $140,012     $   (288)<F17>         $610,810
                                                                                       (211)<F19>
                                                                                       (804)<F21>
Interest Expense                                                        90,590          858 <F24>          321,380
                                                                                      8,844 <F25>
                                                                      --------     --------               --------
      Net Interest Income                                               49,422      (11,005)               289,430
Provision for Possible Loan Losses                                         640                              21,537
                                                                      --------     --------               --------
      Net Interest Income after Provision
          for Possible Loan Losses                                      48,782      (11,005)               267,893

Other Income
   Trust                                                                     0                              25,187
   Service charges                                                       5,979                              32,328
   Credit card fees                                                          0                               5,399
   Net gain from financial instruments                                     392                                 392
   Securities gains (losses)                                                 0                               1,089
   Other                                                                 5,981                              46,758
                                                                      --------     --------               --------
      Total Other Income                                                12,352            0                111,153

Other Expense
   Salaries and employee benefits                                       11,160                             124,092
   Net occupancy and equipment                                           4,811                              35,799
   Other                                                                 9,467       10,135 <F26>           68,881
                                                                      --------     --------               --------
      Total Other Expense                                               25,438       10,135                228,772


                                                                      --------     --------               --------
      Income Before Income Taxes                                        35,696      (21,140)               150,274
Income Taxes                                                            13,605         (104)<F18>           57,266
                                                                                        (76)<F20>
                                                                                       (290)<F22>
                                                                                     (3,492)<F27>
                                                                      --------     --------               --------
      Net Income                                                      $ 22,091     $(17,178)              $ 93,008
                                                                      ========     ========               ========

Per Share Data<F29>:
   Basic Earnings per Share                                                                               $    .60
   Diluted Earnings per Share                                                                                  .59

See Notes to Pro Forma Combined Consolidated Financial Statements

                                             MERCANTILE BANCORPORATION INC.
                                    PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                          FOR THE YEAR ENDED DECEMBER 31, 1997
                                           (THOUSANDS, EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)
                                                                                         MBI/FSCM
                                                                                         PRO FORMA       CBT/
                                                                             FSCM        COMBINED       FIRST
                                                  MBI<F1>     FSCM<F2>    ADJUSTMENTS  CONSOLIDATED   FINANCIAL  FIRSTBANK
                                                  -------     --------    -----------  ------------   ---------  ---------
Interest Income                                 $1,878,194     $37,906    $(553)<F15>   $1,915,547    $120,692    $157,373



Interest Expense                                   957,690      20,003        0            977,693      59,346      71,472

                                                ----------     -------    -----         ----------    --------    --------
   Net Interest Income                             920,504      17,903     (553)           937,854      61,346      85,901
Provision for Possible Loan Losses                  79,309       3,382        0             82,691       4,676       2,958
                                                ----------     -------    -----         ----------    --------    --------
   Net Interest Income after Provision
      for Possible Loan Losses                     841,195      14,521     (553)           855,163      56,670      82,943

Other Income
   Trust                                            96,055         552                      96,607       5,536       5,010
   Service charges                                  98,733       2,943                     101,676       5,396       7,441
   Credit card fees                                 20,480           0                      20,480           0           0
   Net loss from financial instruments                   0           0                           0           0           0
   Securities gains                                  6,985         135                       7,120         417         636
   Other                                           156,431         727                     157,158       6,857      11,531
                                                ----------     -------    -----         ----------    --------    --------
      Total Other Income                           378,684       4,357        0            383,041      18,206      24,618

Other Expense
   Salaries and employee benefits                  414,882       5,656                     420,538      24,192      35,009
   Net occupancy and equipment                     118,758       2,023                     120,781       6,596      10,082
   Loss on the sale of credit card loans            50,000           0                      50,000           0           0
   Other                                           311,140       3,198                     314,338      16,449      16,030
                                                ----------     -------    -----         ----------    --------    --------
      Total Other Expense                          894,780      10,877        0            905,657      47,237      61,121

                                                ----------     -------    -----         ----------    --------    --------
      Income Before Income Taxes                   325,099       8,001     (553)           332,547      27,639      46,440
Income Taxes                                       120,506       2,658     (199)<F16>      122,965       8,110      16,796



                                                ----------     -------    -----         ----------    --------    --------
      Net Income                                $  204,593     $ 5,343    $(354)        $  209,582    $ 19,529    $ 29,644
                                                ==========     =======    =====         ==========    ========    ========

Per Share Data<F29>:
   Basic Earnings per Share                     $     1.68                              $     1.70
   Diluted Earnings per Share                         1.65                                    1.66

                                                                     ROOSEVELT         ROOSEVELT/      MBI/ALL ENTITIES
                                                                    FOR THE SIX      FIRSTBANK/CBT/        PRO FORMA
                                                                    MONTHS ENDED    FIRST FINANCIAL        COMBINED
                                                                   JUNE 30, 1997    ADJUSTMENTS<F23>     CONSOLIDATED
                                                                   -------------    ----------------     ------------
Interest Income                                                       $272,169       $ (1,152)<F17>       $2,460,566
                                                                                         (844)<F19>
                                                                                       (3,219)<F21>

Interest Expense                                                       178,306            858 <F24>        1,303,397
                                                                                       15,722 <F25>
                                                                      --------       --------             ----------
   Net Interest Income                                                  93,863        (21,795)             1,157,169
Provision for Possible Loan Losses                                       3,474                                93,799
                                                                      --------       --------             ----------
   Net Interest Income after Provision
      for Possible Loan Losses                                          90,389        (21,795)             1,063,370

Other Income
   Trust                                                                     0                               107,153
   Service charges                                                      13,018                               127,531
   Credit card fees                                                          0                                20,480
   Net loss from financial instruments                                 (35,630)                              (35,630)
   Securities gains                                                          0                                 8,173
   Other                                                                10,038                               185,584
                                                                      --------       --------             ----------
      Total Other Income                                               (12,574)                              413,291

Other Expense
   Salaries and employee benefits                                       23,717                               503,456
   Net occupancy and equipment                                           9,291                               146,750
   Loss on the sale of credit card loans                                     0                                50,000
   Other                                                                36,555         20,269 <F26>          403,641
                                                                      --------       --------             ----------
      Total Other Expense                                               69,563         20,269              1,103,847

                                                                      --------       --------             ----------
      Income Before Income Taxes                                         8,252        (42,064)               372,814
Income Taxes                                                             7,630           (415)<F18>          147,654
                                                                                         (304)<F20>
                                                                                       (1,159)<F22>
                                                                                       (5,969)<F27>
                                                                      --------       --------             ----------
      Net Income                                                      $    622       $(34,217)            $  225,160
                                                                      ========       ========             ==========

Per Share Data<F29>:
   Basic Earnings per Share                                                                               $     1.49
   Diluted Earnings per Share                                                                                   1.45

See Notes to Pro Forma Combined Consolidated Financial Statements

                                             MERCANTILE BANCORPORATION INC.
                                    PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                          FOR THE YEAR ENDED DECEMBER 31, 1996
                                           (THOUSANDS, EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)
                                                                                         MBI/FSCM
                                                                                        PRO FORMA       CBT/
                                                                             FSCM        COMBINED       FIRST
                                                  MBI<F1>      FSCM<F2>   ADJUSTMENTS  CONSOLIDATED   FINANCIAL   FIRSTBANK
                                                  -------      --------   -----------  ------------   ---------   ---------
Interest Income                                 $1,552,863     $33,596    $(553)<F15>   $1,585,906    $110,914    $140,611



Interest Expense                                   724,910      17,212        0            742,122      52,691      61,005
                                                ----------     -------    -----         ----------    --------    --------
      Net Interest Income                          827,953      16,384     (553)           843,784      58,223      79,606
Provision for Possible Loan Losses                  73,015       2,525        0             75,540       3,474       2,868
                                                ----------     -------    -----         ----------    --------    --------
      Net Interest Income after Provision
          for Possible Loan Losses                 754,938      13,859     (553)           768,244      54,749      76,738

Other Income
      Trust                                         86,616         433                      87,049       5,109       4,292
      Service charges                               88,916       2,529                      91,445       5,166       6,651
      Credit card fees                              27,962           0                      27,962           0           0
      Securities gains (losses)                        (83)          0                         (83)       (125)        340
      Other                                        134,069         651                     134,720       5,606      10,515
                                                ----------     -------    -----         ----------    --------    --------
          Total Other Income                       337,480       3,613        0            341,093      15,756      21,798

Other Expense
      Salaries and employee benefits               365,729       6,284                     372,013      22,288      31,919
      Net occupancy and equipment                  103,715       1,859                     105,574       6,208       9,259
      Other                                        249,224       3,288                     252,512      17,288      13,959
                                                ----------     -------    -----         ----------    --------    --------
          Total Other Expense                      718,668      11,431        0            730,099      45,784      55,137

                                                ----------     -------    -----         ----------    --------    --------
          Income Before Income Taxes               373,750       6,041     (553)           379,238      24,721      43,399
Income Taxes                                       128,535       2,199     (199)<F16>      130,535       7,180      15,526


                                                ----------     -------    -----         ----------    --------    --------
      Net Income                                $  245,215     $ 3,842    $(354)        $  248,703    $ 17,541    $ 27,873
                                                ==========     =======    =====         ==========    ========    ========

Per Share Data<F29>:
   Basic Earnings per Share                     $     2.11                              $     2.12
   Diluted Earnings per Share                         2.08                                    2.07


                                                    FIRSTBANK/       MBI/ALL ENTITIES
                                                       CBT/             PRO FORMA
                                                 FIRST FINANCIAL         COMBINED
                                                   ADJUSTMENTS         CONSOLIDATED
                                                   -----------         ------------
Interest Income                                   $(1,152)<F17>         $1,832,216
                                                     (844)<F19>
                                                   (3,219)<F21>

Interest Expense                                                           855,818
                                                  -------               ----------
      Net Interest Income                          (5,215)                 976,398
Provision for Possible Loan Losses                                          81,882
                                                  -------               ----------
      Net Interest Income after Provision
          for Possible Loan Losses                 (5,215)                 894,516

Other Income
      Trust                                                                 96,450
      Service charges                                                      103,262
      Credit card fees                                                      27,962
      Securities gains (losses)                                                132
      Other                                                                150,841
                                                  -------               ----------
          Total Other Income                            0                  378,647

Other Expense
      Salaries and employee benefits                                       426,220
      Net occupancy and equipment                                          121,041
      Other                                                                283,759
                                                  -------               ----------
          Total Other Expense                           0                  831,020

                                                  -------               ----------
          Income Before Income Taxes               (5,215)                 442,143
Income Taxes                                         (415)<F18>            151,363
                                                     (304)<F20>
                                                   (1,159)<F22>
                                                  -------               ----------
      Net Income                                  $(3,337)              $  290,780
                                                  =======               ==========

Per Share Data<F29>:
   Basic Earnings per Share                                             $     2.13
   Diluted Earnings per Share                                                 2.09

See Notes to Pro Forma Combined Consolidated Financial Statements.

                                             MERCANTILE BANCORPORATION INC.
                                    PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                          FOR THE YEAR ENDED DECEMBER 31, 1995
                                           (THOUSANDS, EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)
                                                                                         MBI/FSCM
                                                                                        PRO FORMA       CBT/
                                                                             FSCM        COMBINED       FIRST
                                                  MBI<F1>      FSCM<F2>   ADJUSTMENTS  CONSOLIDATED   FINANCIAL   FIRSTBANK
                                                  -------      --------   -----------  ------------   ---------   ---------
Interest Income                                 $1,516,156     $28,658    $(553)<F15>   $1,544,261    $107,504    $134,401



Interest Expense                                   715,466      14,629        0            730,095      51,399      57,486
                                                ----------     -------    -----         ----------    --------    --------

      Net Interest Income                          800,690      14,029     (553)           814,166      56,105      76,915
Provision for Possible Loan Losses                  41,533       1,630        0             43,163       1,472       2,313
                                                ----------     -------    -----         ----------    --------    --------
      Net Interest Income after Provision
          for Possible Loan Losses                 759,157      12,399     (553)           771,003      54,633      74,602

Other Income
   Trust                                            77,115         334                      77,449       4,232       5,986
   Service charges                                  82,459       2,315                      84,774       5,126       5,836
   Credit card fees                                 20,366           0                      20,366           0           0
   Securities gains                                  4,338          11                       4,349         268          28
   Other                                           127,371         582                     127,953       4,782       8,318
                                                ----------     -------    -----         ----------    --------    --------
      Total Other Income                           311,649       3,242        0            314,891      14,408      20,168

Other Expense
   Salaries and employee benefits                  346,156       5,728                     351,884      23,475      30,882
   Net occupancy and equipment                      95,896       1,667                      97,563       5,771       9,215
   Other                                           198,467       3,032                     201,499      16,709      14,824
                                                ----------     -------    -----         ----------    --------    --------
      Total Other Expense                          640,519      10,427        0            650,946      45,955      54,921

                                                ----------     -------    -----         ----------    --------    --------
      Income Before Income Taxes                   430,287       5,214     (553)           434,948      23,086      39,849
Income Taxes                                       149,898       1,719     (199)<F16>      151,418       6,492      14,107


                                                ----------     -------    -----         ----------    --------    --------
      Net Income                                $  280,389     $ 3,495    $(354)        $  283,530    $ 16,594    $ 25,742
                                                ==========     =======    =====         ==========    ========    ========

Per Share Data<F29>:
      Basic Earnings per Share                  $     2.41                              $     2.42
      Diluted Earnings per Share                      2.37                                    2.35


                                                    FIRSTBANK/       MBI/ALL ENTITIES
                                                       CBT/             PRO FORMA
                                                 FIRST FINANCIAL         COMBINED
                                                   ADJUSTMENTS         CONSOLIDATED
                                                   -----------         ------------
Interest Income                                   $(1,152)<F17>         $1,780,951
                                                     (844)<F19>
                                                   (3,219)<F21>

Interest Expense                                                           838,980
                                                  -------               ----------
      Net Interest Income                          (5,215)                 941,971
Provision for Possible Loan Losses                                          46,948
                                                  -------               ----------
      Net Interest Income after Provision
          for Possible Loan Losses                 (5,215)                 895,023

Other Income
   Trust                                                                    87,667
   Service charges                                                          95,736
   Credit card fees                                                         20,366
   Securities gains                                                          4,645
   Other                                                                   141,053
                                                  -------               ----------
      Total Other Income                                0                  349,467

Other Expense
   Salaries and employee benefits                                          406,241
   Net occupancy and equipment                                             112,549
   Other                                                                   233,032
                                                  -------               ----------
      Total Other Expense                               0                  751,822

                                                  -------               ----------
      Income Before Income Taxes                   (5,215)                 492,668
Income Taxes                                         (415)<F18>            170,139
                                                     (304)<F20>
                                                   (1,159)<F22>
                                                  -------               ----------
      Net Income                                  $(3,337)              $  322,529
                                                  =======               ==========

Per Share Data<F29>:
      Basic Earnings per Share                                          $     2.37
      Diluted Earnings per Share                                              2.31

See Notes to Pro Forma Combined Consolidated Financial Statements.

                         MERCANTILE BANCORPORATION INC.
         NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) Represents MBI restated historical consolidated financial statements reflecting the acquisition of Mark Twain Bancshares, Inc. effective April 25, 1997, which was accounted for as a pooling-of-interests. The recently completed acquisitions of Horizon and HomeCorp also were accounted for as poolings-of-interests; however, due to the immateriality of the financial condition and results of operations of Horizon and HomeCorp to that of MBI, the historical financial statements of MBI were not restated. Regional Bancshares, Inc. was accounted for as a purchase and is included in these pro forma financial statements only from its acquisition date forward. The full impact of this acquisition is immaterial to the Pro Forma Combined Consolidated Financial Statements.

      MBI completed its acquisition of Roosevelt on July 1, 1997. The acquisition of Roosevelt was accounted for as a purchase; as such, historical financial statements were not restated. The estimated full impact of the Roosevelt acquisition is included in the pro forma combined consolidated income statement for the year ended December 31, 1997 and the three months ended March 31, 1997.

      All per share data reflects the 3-for-2 stock split declared by MBI on July 16, 1997 that was distributed on October 1, 1997.

(2) Represents FSCM operating results for the calendar years ended December 31, 1997, 1996 and 1995. FSCM's fiscal year-end is March 31.

(3) In conjunction with the proposed acquisition of FSCM, MBI plans to repurchase up to 199,676 shares of MBI Common Stock in the open market. The assumed repurchase price per share is $55.375, the closing price of MBI Common Stock on April 9, 1998, the last trading date preceding the announcement of the Merger Agreement.

(4) Acquisition of FSCM with 2,077,000 shares of issued MBI Common Stock, including up to 199,676 reissued treasury shares, based on the exchange ratio of 6.8573 shares of MBI Common Stock per share of FSCM Common Stock. The number of shares of MBI Common Stock, which represents the aggregate number of shares to be issued in the Merger, was calculated as follows:

Shares of FSCM Common Stock outstanding                                                     260,424
Maximum number of shares of FSCM Common Stock which could be issued:
      Pursuant to FSCM's stock option plans                                                     800
      In the conversion of FSCM preferred stock                                              41,666
                                                                                          ---------
Maximum number of shares of FSCM Common Stock to be canceled in the Merger                  302,890
Exchange Ratio                                                                            x  6.8573
                                                                                          ---------
Aggregate number of shares of MBI Common Stock to be issued in the Merger                 2,077,000
                                                                                          =========

(5)   Elimination of MBI's investment in FSCM.

(6) Balance sheet impact of adjustments related to the mergers with FSCM, CBT, First Financial and Firstbank (see footnote 28). These adjustments will be initially recorded as a credit to accrued liabilities and the reserve for possible loan losses. Because the credit to accrued liabilities will be paid out in cash within an estimated 18-month period following the mergers, the Pro Forma Combined Consolidated Financial Statements reflect the cash outlay. An income tax benefit at an effective tax rate of 36% is included in these adjustments.

(7) Acquisition of CBT with 5,398,785 shares of issued MBI Common Stock, including up to 436,875 reissued treasury shares, based on the exchange ratio of 0.6513 of a share of MBI Common Stock per share of CBT Common Stock. The number of shares of MBI Common Stock, which represents the aggregate number of shares to be issued in the merger, was calculated as follows:

Shares of CBT Common Stock                                                                7,863,792
Maximum number of shares of CBT Common Stock which could be issued
      pursuant to CBT's stock option plans                                                  425,453
                                                                                          ---------
Maximum number of shares of CBT Common Stock to be canceled in the
      merger                                                                              8,289,245
Exchange Ratio                                                                            x  0.6513
                                                                                          ---------
Aggregate number of shares of MBI Common Stock to be issued in the
      merger                                                                              5,398,785
                                                                                          =========

(8)   Elimination of MBI's investment in CBT.

(9) In conjunction with the proposed acquisition of First Financial, MBI plans to repurchase up to 319,484 shares of MBI Common Stock in the open market. The assumed repurchase price per share is $52.8125, the closing price of MBI Common Stock on May 7, 1998, the last trading date preceding the announcement of the merger agreement between MBI and First Financial.

(10) Acquisition of First Financial with 3,194,844 shares of issued MBI Common Stock, including up to 319,484 reissued treasury shares, based on the exchange ratio of 0.88 of a share of MBI Common Stock per share of First Financial Common Stock. The number of shares of MBI Common Stock, which represents the aggregate number of shares to be issued in the merger, was calculated as follows:

Shares of First Financial Common Stock outstanding                                        3,553,717
Maximum number of shares of First Financial Common Stock which could be issued
      pursuant to First Financial's stock option plans                                       76,788
                                                                                          ---------
Maximum number of shares of First Financial Common Stock to be canceled in the
      Merger                                                                              3,630,505
Exchange Ratio                                                                            x    0.88
                                                                                          ---------
Aggregate number of shares of MBI Common Stock to be issued in the
      merger                                                                              3,194,844
                                                                                          =========

(11)  Elimination of MBI's investment in First Financial.

(12) Acquisition of Firstbank with 13,786,135 shares of issued MBI Common Stock, including up to 1,275,000 reissued treasury shares, based on the exchange ratio of 0.8308 of a share of MBI

      Common Stock per share of Firstbank Common Stock. The number of shares of MBI Common Stock, which represents the aggregate number of shares to be issued in the merger, was calculated as follows:

Shares of Firstbank Common Stock                                                         15,941,350
Maximum number of shares of Firstbank Common Stock which could be
      issued pursuant to Firstbank's stock option plans                                     652,457
                                                                                         ----------
Maximum number of shares of Firstbank Common Stock to be canceled in
      the merger                                                                         16,593,807
Exchange Ratio                                                                           x   0.8308
                                                                                         ----------
Aggregate number of shares of MBI Common Stock to be issued in the Merger                13,786,135
                                                                                         ==========

(13)  Elimination of MBI's investment in Firstbank.

(14) Estimated balance sheet impact of sales of Firstbank subsidiaries, Colonial Bank and Duchesne Bank, mandated by certain restrictions on deposit concentration. MBI expects to record an after-tax gain of approximately $25,000,000 in connection with the sales.

(15) Interest income foregone as a result of MBI repurchasing 199,676 treasury shares in conjunction with the acquisition of FSCM by MBI. The assumed interest rate is 5%.

(16) Income tax benefit associated with interest income foregone as the result of repurchasing shares in conjunction with the acquisition of FSCM by MBI. The assumed effective tax rate is 36%.

(17) Interest income foregone as a result of MBI repurchasing 436,875 treasury shares in conjunction with the acquisition of CBT by MBI. These shares were repurchased by MBI in March 1998. The assumed interest rate is 5%.

(18) Income tax benefit associated with interest income foregone as the result of repurchasing shares in conjunction with the acquisition of CBT by MBI. The assumed effective tax rate is 36%.

(19) Interest income foregone as a result of MBI repurchasing 319,484 treasury shares in conjunction with the acquisition of First Financial by MBI. The assumed interest rate is 5%.

(20) Income tax benefit associated with interest income foregone as the result of repurchasing shares in conjunction with the acquisition of First Financial by MBI. The assumed effective tax rate is 36%.

(21) Interest income foregone as a result of MBI repurchasing 1,275,000 treasury shares in conjunction with the acquisition of Firstbank by MBI. These shares were repurchased by MBI in March 1998. The assumed interest rate is 5%.

(22) Income tax benefit associated with interest income foregone as the result of repurchasing shares in conjunction with the acquisition of Firstbank by MBI. The assumed effective tax rate is 36%.

(23) The acquisition of Roosevelt was accounted for as a purchase transaction. Included herein is the amortization of goodwill over a 15-year period (see footnote 26 below) and interest expense related to the issuance of subordinated debt securities and notes as described in footnotes 24 and 25 below. The impact of interest income lost on the cash consideration and stock buybacks is immaterial to the Pro Forma Combined Consolidated Financial Statements. The income tax benefit associated with taxable income statement adjustments is computed at an effective tax rate of 36%.

(24) On January 29, 1997, MBI issued $150,000,000 of subordinated debt securities, that were issued at a floating rate equal to the three-month LIBOR plus 85 basis points. The rate assumed in calculating the expense from January 1 through January 29, 1997 for the Pro Forma Combined Consolidated Financial Statements is 6.86%.

(25) On June 11, 1997, MBI issued $200,000,000 of 7.3% subordinated notes due 2007, $150,000,000 of 6.8% senior notes due 2001 and $150,000,000 of 7.05% senior notes due 2004. This is the pro forma impact of interest expense on such notes.

(26) The pro forma excess of cost over fair value of net assets acquired was $608,076,000 for Roosevelt as of December 31, 1997. Given a 15-year amortization period, the pro forma income statement reflects one-quarter and one-half the annual amount of goodwill amortization for the three months ended March 31, 1997 and the year ended December 31, 1997, respectively.

(27) Income tax benefit associated with interest expense on debt issues (see footnotes 24 and 25 above). The assumed effective tax rate is 36%.

(28) Upon consummation of the mergers with FSCM and First Financial, MBI expects to record certain adjustments, related to the mergers with an approximate pre-tax total of between $18,000,000 and $22,000,000. Upon consummation of the acquisition of Firstbank, MBI expects to record certain adjustments related to the merger with an approximate pre-tax total between $25,000,000 and $40,000,000. Upon consummation of the merger with CBT, MBI expects to record certain adjustments related to the merger with an approximate pre-tax total between $15,000,000 and $25,000,000. The provisions for possible loan losses are to substantially conform the accounting and credit policies of the acquirees to those of MBI. The pre-tax adjustments for FSCM, First Financial, Firstbank and CBT are estimated as follows:

                                                                              First
                                                                  FSCM      Financial   Firstbank      CBT
                                                                  ----      ---------   ---------    -------
                                                                               (in thousands)
Contract penalties, equipment abandonment costs and
   transition and duplicative costs related to system
   standardization and signage                                   $3,500       $3,600     $14,250     $ 9,700
Provision for possible loan losses                                2,000        1,500       5,000       5,100
Accruals for severance and change of control payments             2,900        1,900      10,600       3,500
Investment banking, legal and accounting fees                       725        1,900       8,600       3,250
                                                                 ------       ------     -------     -------
Total                                                            $9,125       $8,900     $38,450     $21,550
                                                                 ======       ======     =======     =======

(29)  Earnings per share was based upon the average shares listed below:

                                                  FOR THE THREE MONTHS
                                                     ENDED MARCH 31,                  FOR THE YEAR ENDED DECEMBER 31,
                                              -----------------------------    ---------------------------------------------
                                                 1998              1997           1997             1996             1995
                                              -----------       -----------    -----------      -----------      -----------
MBI average shares as reported                132,778,433       114,862,128    121,933,113      115,938,311      115,754,877
MBI equivalent shares for the
  following acquisitions, net of
  treasury share repurchases:
   FSCM                                         1,586,129         1,012,304      1,032,759        1,008,923        1,001,113
   CBT                                          4,684,324         4,661,176      4,684,198        4,690,928        4,726,732
   First Financial                              2,788,709         2,762,804      2,757,554        2,785,853        2,825,383
   Firstbank                                   11,888,331        11,555,805     11,685,124       11,584,583       11,604,514
Shares of MBI Common Stock
  issued in the Roosevelt acquisition                            18,948,884     18,948,884
Less effect of MBI shares issued
  in the Roosevelt acquisition during
  the second half of 1997                                                       (9,474,442)
                                              -----------       -----------    -----------      -----------      -----------
   Average shares outstanding for
     basic earnings per share                 153,725,926       153,803,101    151,567,190      136,008,598      135,912,619

Effect of MBI dilutive stock
  options and convertible notes                 2,471,850         1,969,592      2,405,301        1,851,462        2,304,336
MBI equivalent average shares of
  dilutive stock equivalents for:
   FSCM                                           286,457         1,011,513        911,952        1,044,600        1,109,141
   CBT                                             95,365           170,558         40,918           33,418           34,236
   First Financial                                 25,626            16,877         26,499           16,254           14,349
   Firstbank                                      261,926           219,577        246,677          185,452          178,084
                                              -----------       -----------    -----------      -----------      -----------
Average shares outstanding for diluted
  earnings per share                          156,867,150       157,191,218    155,198,537      139,139,784      139,552,765
                                              ===========       ===========    ===========      ===========      ===========

                        INFORMATION REGARDING MBI STOCK
                        -------------------------------

DESCRIPTION OF MBI COMMON STOCK AND ATTACHED PREFERRED SHARE
PURCHASE RIGHTS

        GENERAL.  MBI has authorized 5,000,000 shares of MBI Preferred
Stock, no par value, and 400,000,000 shares of MBI Common Stock, $0.01 par value. At March 31, 1998, MBI had no shares of MBI Preferred Stock issued or outstanding and 134,960,625 shares of MBI Common Stock issued and 133,115,227 outstanding. Under Missouri law, MBI's Board of Directors may generally approve the issuance of authorized shares of Preferred Stock and Common Stock without shareholder approval.

         MBI's Board of Directors is also authorized to fix the number of shares and determine the designation of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of MBI Preferred Stock. Except for the current designation and reservation of Series B Junior Participating Preferred Stock pursuant to MBI's Preferred Share Purchase Rights Plan, MBI's Board of Directors has not acted to designate or issue any shares of MBI Preferred Stock. The existence of a substantial number of unissued and unreserved shares of MBI Common Stock and undesignated shares of MBI Preferred Stock may enable the Board of Directors to issue shares to such persons and in such manner as may be deemed to have an anti-takeover effect.

         The following summary of the terms of MBI's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of MBI's Restated Articles of Incorporation, as amended, and by-laws and Missouri law.

        DIVIDENDS. The holders of MBI Common Stock are entitled to share ratably in dividends when, as and if declared by the Board of Directors from funds legally available therefor, after full cumulative dividends have been paid or declared, and funds sufficient for the payment thereof set apart, on all series of MBI Preferred Stock ranking superior as to dividends to MBI Common Stock.

         The Board of Directors of MBI intends to maintain its present policy of paying quarterly cash dividends on MBI Common Stock, when justified by the financial condition of MBI and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including MBI's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the Board of Directors may deem relevant. The payment of dividends to MBI by subsidiary banks is subject to extensive regulation by various state and federal regulatory agencies. See "SUPERVISION AND REGULATION."

        VOTING RIGHTS. Each holder of MBI Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, each shareholder has cumulative voting rights that entitle each such shareholder to the number of votes that equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

        PREEMPTIVE RIGHTS. The holders of MBI Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of MBI.

        LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of MBI, whether voluntary or involuntary, the holders of MBI Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding MBI Preferred Stock.

        ASSESSMENT AND REDEMPTION. Shares of MBI Common Stock are and will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

        PREFERRED SHARE PURCHASE RIGHTS PLAN. One preferred share purchase right is attached to each share of MBI Common Stock. The MBI Rights trade automatically with shares of MBI Common Stock, and become exercisable and will trade separately from the MBI Common Stock on the tenth day after public announcement that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of MBI Common Stock, or upon commencement or announcement of intent to make a tender offer for 20% or more of the outstanding shares of MBI Common Stock, in either case without prior written consent of the Board. When exercisable, each MBI Right will entitle the holder to buy 1/100 of a share of MBI Series B Junior Participating Preferred Stock at an exercise price of $212 per MBI Right. In the event a person or group acquires beneficial ownership of 20% or more of MBI Common Stock, holders of MBI Rights (other than the acquiring person or group) may purchase MBI Common Stock having a market value of twice the then current exercise price of each MBI Right. If MBI is acquired by any person or group after the Rights become exercisable, each MBI Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each MBI Right. The MBI Rights are designed to protect the interests of MBI and its shareholders against coercive takeover tactics. The purpose of the MBI Rights is to encourage potential acquirors to negotiate with MBI's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all MBI shareholders the terms of any proposed takeover. The MBI Rights may deter certain takeover proposals. The MBI Rights, which can be redeemed by MBI's Board of Directors in certain circumstances, expire by their terms on June 3, 2008.

        CLASSIFICATION OF BOARD OF DIRECTORS. The Board of Directors of MBI is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of MBI will be elected at each annual meeting of the shareholders. While this provision promotes stability and continuity of the Board of Directors, classification of the Board of Directors also may have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in the MBI Common Stock and thereby could impede a change in control of MBI. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

        OTHER MATTERS. MBI's Restated Articles of Incorporation, as amended, and by-laws also contain provisions that: (i) require the affirmative vote of holders of at least 75% of the voting power of all of the shares of outstanding capital stock of MBI entitled to vote in the election of directors to remove a director or directors without cause; (ii) require the affirmative vote of the holders of at least 75% of the voting power of all shares of the outstanding capital stock of MBI to approve certain "business combinations" with "interested parties" unless at least two-thirds of the Board of Directors first approves such business combinations; and
(iii) require an affirmative vote of at least 75% of the voting power of all shares of the outstanding capital stock of MBI for the amendment, alteration, change or repeal of any of the above provisions unless at least two-thirds of the Board of Directors first approves such an amendment, alteration, change or repeal. Such provisions may be deemed to have an anti-takeover effect.

RESTRICTIONS ON RESALE OF MBI STOCK BY AFFILIATES

         Under Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"), certain persons who receive MBI Common Stock pursuant to the Merger and who are deemed to be "affiliates" of FSCM will be limited in their right to resell the stock so received. The term "affiliate" is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with FSCM at the time the Merger is submitted to a vote of the stockholders of FSCM. Each affiliate of FSCM (generally any director or executive officer of FSCM or any stockholder of FSCM who beneficially owns a substantial number of outstanding shares of FSCM Common Stock) who desires to resell the MBI Common Stock received in the Merger must sell such stock either pursuant to an effective registration statement or in accordance with an applicable exemption, such as the applicable provisions of Rule 145(d) under the Securities Act.

         Rule 145(d) provides that persons deemed to be affiliates may resell their stock received in the Merger pursuant to certain of the requirements of Rule 144 under the Securities Act if such stock is sold within the first year after the receipt thereof. After one year if such person is not an affiliate of MBI and if MBI is current with respect to its required public filings, a former affiliate of FSCM may resell the stock received in the Merger without limitation. After two years from the issuance of the stock, if such person is not an affiliate of MBI at the time of sale and for at least three months prior to such sale, such person may resell such stock, without limitation, regardless of the status of MBI's required public filings. The shares of MBI Common Stock to be received by affiliates of FSCM in the Merger will be legended as to the restrictions imposed upon resale of such stock.

         FSCM has agreed to provide MBI with a list of those persons who may be deemed to be affiliates of FSCM at the time of the Special Meeting. FSCM has agreed to use all reasonable efforts to cause each such person to deliver to MBI prior to the Effective Time a written agreement to the effect that no sale will be made of any shares of MBI Common Stock received in the Merger by an affiliate of FSCM except in accordance with the Securities Act and until such time as MBI shall first publish the financial results of at least 30 days of post-Merger combined operations of FSCM and MBI. The certificates of MBI Common Stock issued to affiliates of FSCM in the Merger may contain an appropriate restrictive legend, and appropriate stop transfer orders may be given to the transfer agent for such certificates.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF MBI AND STOCKHOLDERS OF FSCM

         MBI is incorporated under the laws of the State of Missouri, while FSCM is incorporated under the laws of the State of Delaware. The rights of the shareholders of MBI are governed by MBI's Restated Articles of Incorporation, as amended, and by-laws and Chapter 351 of the Missouri Revised Statutes (the "Missouri Act"). The rights of FSCM stockholders are governed by FSCM's Certificate of Incorporation and by-laws, both as amended, and by the DGCL. The rights of FSCM stockholders who receive shares of MBI Common Stock in the Merger will thereafter be governed by MBI's Restated Articles of Incorporation, as amended, and by-laws and by the Missouri Act. The material rights of such

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
shareholders, and, where applicable, the differences between the rights of MBI shareholders and FSCM stockholders, are summarized below.

        PREFERRED SHARE PURCHASE RIGHTS PLAN. As described above under "- Preferred Share Purchase Rights Plan," MBI Common Stock has attached Rights, which may deter certain takeover proposals. FSCM does not have a rights plan.

        SUPERMAJORITY PROVISIONS.  MBI's Restated Articles of
Incorporation, as amended, and MBI's by-laws contain provisions requiring a supermajority vote of the shareholders of MBI to approve certain proposals. Under both MBI's Restated Articles of Incorporation, as amended, and by-laws, removal by the shareholders of the entire Board of Directors or any individual director from office without cause requires the affirmative vote of not less than 75% of the total votes entitled to be voted at a meeting of shareholders called for the election of directors. Amendment by the shareholders of MBI's Restated Articles of Incorporation, as amended, or by-laws relating to (i) the number or qualification of directors; (ii) the classification of the Board of Directors; (iii) the filling of vacancies on the Board of Directors; or (iv) the removal of directors, requires the affirmative vote of not less than 75% of the total votes of MBI's then outstanding shares of capital stock entitled to vote, voting together as a single class, unless such amendment has previously been expressly approved by at least two-thirds of the Board of Directors. The Restated Articles of Incorporation, as amended, of MBI additionally provide that, in addition to any shareholder vote required under the Missouri Act, the affirmative vote of the holders of not less than 75% of the total votes to which all of the then outstanding shares of capital stock of MBI are entitled, voting together as a single class (the "Voting Stock"), shall be required for the approval of any Business Combination. A "Business Combination" is defined generally to include sales, exchanges, leases, transfers or other dispositions of assets, mergers or consolidations, issuances of securities, liquidations or dissolutions of MBI, reclassifications of securities or recapitalizations of MBI, involving MBI on the one hand, and an Interested Shareholder or an affiliate of an Interested Shareholder on the other hand. An "Interested Shareholder" is defined generally to include any person, firm, corporation or other entity which is the beneficial owner of 5% or more of the voting power of the outstanding Voting Stock. If, however, at least two-thirds of the Board of Directors of MBI approve the Business Combination, such Business Combination shall require only the vote of shareholders as provided by Missouri law or otherwise. The amendment of the provisions of MBI's Restated Articles relating to the approval of Business Combinations requires the affirmative vote of the holders of at least 75% of the Voting Stock unless such amendment has previously been approved by at least two-thirds of the Board of Directors. To the extent that a potential acquiror's strategy depends on the passage of proposals which require a supermajority vote of MBI's shareholders, such provisions requiring a supermajority vote may have the effect of discouraging takeover attempts that do not have Board approval by making passage of such proposals more difficult.

         FSCM's Certificate of Incorporation and by-laws, both as amended, contain provisions requiring a majority vote of the stockholders to approve certain proposals. Under FSCM's Certificate of Incorporation, as amended, approval of a merger or consolidation with any other corporation, the sale of substantially all of the assets of FSCM or any amendment, alteration or repeal of such provisions of the Certificate of Incorporation requires the prior affirmative vote of a majority of the then outstanding shares of stock of FSCM.

        VOTING FOR DIRECTORS. MBI's by-laws provide for cumulative voting in the election of directors. Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. FSCM's by-laws do not provide for cumulative voting in the election of directors.

        CLASSIFIED BOARD. As described under "- Classification of Board of Directors," the Board of Directors of MBI is divided into three classes of directors, with each class being elected to a staggered three-year term. By reducing the number of directors to be elected in any given year, the existence of a classified Board diminishes the benefits of the cumulative voting rights to minority shareholders. FSCM does not have a classified Board of Directors. Each of its directors is elected annually.

        ANTI-TAKEOVER STATUTES. The Missouri Act contains certain provisions applicable to Missouri corporations such as MBI which may be deemed to have an anti-takeover effect. Such provisions include Missouri's business combination statute and the control share acquisition statute.

         The Missouri business combination statute protects domestic corporations after hostile takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

         During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes "interested" (the "Acquisition Transaction") was approved by the board of directors of the corporation on or before the date of the Acquisition Transaction. Business Combinations may occur after the five-year period following the Acquisition Transaction only if: (i) prior to the stock acquisition by the Interested Shareholder, the board of directors approves the transaction in which the Interested Shareholder became an Interested Shareholder or approves the Business Combination in question; (ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements.

         The Missouri Act exempts from the provisions of the business combination statute: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their articles of incorporation or by-laws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. MBI's Restated Articles of Incorporation and by-laws do not contain an election to "opt out" of the Missouri business combination statute.

         The Missouri Act also contains a "Control Share Acquisition Statute" which provides that an "Acquiring Person" who after any acquisition of shares of a publicly traded corporation has the voting power, when added to all shares of the same corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of: (i) 20% but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority or (iii) a majority, of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person's shares lose the right to vote. The statute prohibits an Acquiring Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both: (i) a majority of the outstanding voting stock, and (ii) a majority of the outstanding voting stock after exclusion of "Interested Shares." Interested Shares are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

         A number of acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the Missouri Act, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or by-laws expressly electing not to be covered by the statute. MBI's Restated Articles of Incorporation and by-laws do not contain an election to "opt out" of the Control Share Acquisition Statute.

         The DGCL applicable to FSCM contains a business combination statute similar to that contained in the Missouri Act. Like the Missouri business combination statute, the Delaware business combination statute generally prohibits a domestic corporation from engaging in mergers or other business combinations with Interested Persons (as defined in the DGCL) for a statutory time period. The prohibition can be avoided if the business combination is approved by the board of directors prior to the date on which the Interested Person acquires the requisite percentage of stock. The Missouri Act imposes a longer prohibition period on transactions with Interested Persons (five years) than the DGCL (three years), thereby potentially increasing the period during which a hostile takeover may be frustrated. In addition, the DGCL, unlike its Missouri counterpart, does not apply if the Interested Person obtains at least 85% of the corporation's voting stock upon consummation of the transactions which resulted in the stockholder becoming an Interested Person. Thus, a person acquiring at least 85% of the corporation's voting stock could circumvent the defensive provisions of the DGCL while being unable to do so under the Missouri Act. The DGCL does not contain a control share acquisition statute similar to that contained in the Missouri Act.

        DISSENTERS' RIGHTS. Under Section 351.455 of the Missouri Act, a shareholder of any corporation which is a party to a merger or consolidation, or which sells all or substantially all of its assets, has the right to dissent from such corporate action and to demand payment of the value of such shares. Under the DGCL, stockholders of FSCM are entitled to appraisal rights upon the consolidation or merger of FSCM which are similar but not identical to those under the Missouri Act. Specifically, the dissenters' rights provisions of the Missouri Act do not have an exception from the dissenters' rights provisions in circumstances in which the shareholder seeking to exercise such rights owns shares in a widely held, publicly traded corporation and is to receive, or continue to hold after the transaction under which such shareholder is seeking to exercise dissenters' rights, shares of a widely held, publicly traded corporation. In addition, the procedures and the filing deadlines applicable to dissenters' rights under the Missouri Act are somewhat different than those applicable in appraisal rights proceedings under the DGCL.

        SHAREHOLDERS' AND STOCKHOLDERS' RIGHT TO INSPECT.  Under the
DGCL, any stockholder may inspect the corporation's stock ledger, stockholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to such person's interest as a stockholder. The DGCL specifically provides that a stockholder may appoint an agent for the purpose of examining the stock ledger, list of stockholders or other books and records of the corporation. A stockholder may apply to the Delaware Court of Chancery to compel inspection in the event the stockholder's request to examine the books and records is refused. In general, the stockholder has the burden of proving that the inspection he or she seeks is for a proper purpose where a stockholder requests to examine the stockholder ledger or stockholder list. The right of stockholders to inspect under the Missouri Act is generally similar to that of stockholders under the DGCL. Neither the Missouri Act nor Missouri case law, however, provides any specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a "proper purpose." Accordingly, in comparison with the DGCL, in a given situation a Missouri shareholder may be provided with less guidance as to the scope of his or her ability to inspect the books and records of the corporation.

        SIZE OF BOARD OF DIRECTORS.  As permitted under the Missouri
Act, the number of directors on the Board of Directors of MBI is set forth in MBI's by-laws, which provide that the number of directors may be fixed from time to time at not less than 12 nor more than 24 by an amendment of the by-laws or by a resolution of the Board of Directors, in either case, adopted by the vote or consent of at least two-thirds of the number of directors then authorized under the by-laws. MBI's Board of Directors currently has twelve
(12) members. Similarly to the Missouri Act, the DGCL provides that a corporation may fix the number of directors in its Certificate of Incorporation or by-laws. The number of directors on the Board of Directors of FSCM is set forth in FSCM's Certificate of Incorporation, which provides that the number of directors may be fixed from time to time at not less than 3 nor more than 25.

         The supermajority vote required for the amendment of MBI's by-laws regarding a change in the number of directors may have the effect of making it more difficult to force an immediate change in the composition of a majority of the Board of Directors and may be deemed to have an anti-takeover effect.


                    SUPERVISION AND REGULATION
                    --------------------------

GENERAL

         As a bank holding company, MBI is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

         MBI and its subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The earnings of MBI's subsidiaries, and therefore, the earnings of MBI, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the Federal Deposit Insurance Corporation ("FDIC"), the Office of the Comptroller of the Currency (the "Comptroller") and various state financial institution regulatory agencies. In addition, there are numerous governmental requirements and regulations that affect the activities of MBI and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

        There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to the holding company or any one of such nonbank subsidiaries, to 10% of the lending institution's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

        MBI is a legal entity separate and distinct from its financial institutions and other subsidiaries. The principal source of MBI's revenues is dividends from its financial institution subsidiaries. Various federal and state statutory provisions limit the amount of dividends an affiliate financial institution can pay to MBI without regulatory approval. The approval of federal and state bank regulatory agencies, as appropriate, is required for any dividend if the total of all dividends declared in any calendar year would exceed the total of the institution's net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. The payment of dividends by any financial institution subsidiary also may be affected by other factors, such as the maintenance of adequate capital.

CAPITAL ADEQUACY

        The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks that are similar to, but not identical with, the standards for bank holding companies.

         In general, the risk-related standards require financial institutions and financial institution holding companies to maintain certain capital levels based on "risk-adjusted" assets, so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance-sheet activities such as loan commitments. MBI and each of its subsidiary financial institutions exceed all applicable capital adequacy standards.

SUPPORT OF SUBSIDIARY BANKS

         Under Federal Reserve Board policy, MBI is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of the subsidiaries in circumstances where it might not choose to do so absent such a policy. This support may be required at times when MBI may not find itself able to provide it. In addition, any capital loans by MBI to any of its subsidiaries also would be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary.

         Consistent with this policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

FIRREA AND FDICIA

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended ("FIRREA"), contains a cross-guarantee provision that could result in insured depository institutions owned by MBI being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by MBI. Under FIRREA, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

         The Federal Deposit Insurance Corporation Improvement Act of 1991, as amended ("FDICIA"), made extensive changes to the federal banking laws. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. FDICIA contains various other provisions that may affect the operations of banks and savings institutions.

         The prompt corrective action provision of FDICIA requires the federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. Under FDICIA, capital requirements include a leverage limit, a risk-based capital requirement and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure.

         The FDIC and the Federal Reserve Board adopted capital-related regulations under FDICIA. Under those regulations, a bank will be well capitalized if it: (i) had a risk-based capital ratio of 10% or greater; (ii) had a ratio of Tier I capital to risk-adjusted assets of 6% or greater; (iii) had a ratio of Tier I capital to adjusted total assets of 5% or greater; and
(iv) was not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An association will be adequately capitalized if it was not "well capitalized" and: (i) had a risk-based capital ratio of 8% or greater; (ii) had a ratio of Tier I capital to risk-adjusted assets of 4% or greater; and (iii) had a ratio of Tier I capital to adjusted total assets of 4% or greater (except that certain associations rated "Composite 1" under the federal banking agencies' CAMEL rating system may be adequately capitalized if their ratios of core capital to adjusted total assets were 3% or greater). All MBI subsidiary financial institutions as of March 31, 1998 were categorized as "well capitalized."

         Banking agencies have recently adopted final regulations that mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as part of the institution's regular safety and soundness examination. Banking agencies also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, these banking agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.

DEPOSITOR PREFERENCE STATUTE

         Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

FDIC INSURANCE ASSESSMENTS

         The subsidiary depository institutions of MBI are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Each financial institution is assigned to one of three capital groups - well capitalized, adequately capitalized or undercapitalized - and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors, and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "-FIRREA and FDICIA."

INTERSTATE BANKING AND OTHER RECENT LEGISLATION

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of
1994 ("Riegle-Neal"), enacted in 1994, facilitates the interstate expansion and consolidation of banking organizations by permitting (i) bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks, except for banks located in Montana and Texas, which states enacted legislation to "opt out" of this authority, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of Riegle-Neal is to permit MBI to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Missouri.

         There also have been a number of recent legislative and regulatory proposals designed to strengthen the federal deposit insurance system and to improve the overall financial stability of the United States banking system, and to provide for other changes in the bank regulatory structure, including proposals to reduce regulatory burdens on banking organizations and to expand the nature of products and services banks and bank holding companies may offer. It is not possible to predict whether or in what form these proposals may be adopted in the future, and, if adopted, what their effect will be on MBI.

            RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
            -----------------------------------------

         KPMG Peat Marwick LLP served as MBI's independent accountants for the year ended December 31, 1997 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements, review and consultation regarding filings with the Commission and other regulatory authorities and consultation on financial accounting and reporting matters.

         McGladrey & Pullen, LLP served as FSCM's independent accountants for the year ended March 31, 1998 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements and consultation on financial accounting and reporting matters. McGladrey & Pullen, LLP intends to have a representative present at the Special Meeting to answer relevant questions regarding the Merger.


                          LEGAL MATTERS
                          -------------

         Certain legal matters will be passed upon for MBI by Thompson Coburn, St. Louis, Missouri and for FSCM by Winthrop & Weinstine, P.A., Minneapolis, Minnesota.


                              EXPERTS
                              -------

         The consolidated financial statements of MBI as of December 31, 1997, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference in MBI's Annual Report on Form 10-K have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, whose report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of FSCM and its subsidiary at March 31, 1998 and 1997, and for each of the years in the three-year period ended March 31, 1998, included in FSCM's Annual Report on Form 10-K, have been incorporated herein in reliance upon the report of McGladrey & Pullen, LLP, independent auditors, whose report is incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.


                          OTHER MATTERS
                          -------------

         The Board of Directors of FSCM, at the date hereof, is not aware of any business to be presented at the Special Meeting other than that referred to in the Notice of Special Meeting and discussed herein. If any other matter should properly come before the Special Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interests of FSCM.


                     SHAREHOLDER PROPOSALS
                     ---------------------

         If the Merger is approved and adopted, the other conditions to the Merger are satisfied and the Merger is consummated, stockholders of FSCM will become shareholders of MBI at the Effective Time. MBI shareholders may submit to MBI proposals for formal consideration at the 1999 Annual Meeting of MBI's shareholders and inclusion in MBI's proxy statement and proxy for such meeting. All such proposals for the 1999 Annual Meeting of MBI's shareholders must be received in writing by the Corporate Secretary at Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri
63166-0524 by November 16, 1998.

                                    ANNEX A
                                    -------

                 [Letterhead of Howe Barnes Investments, Inc.]

                               -----------, 1998





                                 June --, 1998


Board of Directors
Financial Services Corporation of the Midwest
224 18th Street
Rock Island, Illinois  61204


Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Financial Services Corporation of the Midwest ("FSCM") of the consideration (the "Consideration") to be paid for the exchange of common shares in the merger (the "Merger") of FSCM with Mercantile Bancorporation Inc. ("Mercantile"), pursuant to the Agreement and Plan of Merger, dated April 13, 1998, between FSCM, Ameribanc, Inc. ("Ameribanc"), and Mercantile (the "Merger Agreement").

Pursuant to the Merger Agreement, FSCM will merge into Ameribanc, a wholly-owned subsidiary of Mercantile, and FSCM as a separate corporate entity will cease. Each share of FSCM common stock outstanding immediately prior to the effective time of the Merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for 6.8573 shares of Mercantile common stock. The maximum aggregate number of shares of Mercantile common stock to be issued as part of the Merger is 2,077,000. The terms of the Merger are more fully set forth in the Merger Agreement.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

         1. Participated in discussions with representatives of FSCM concerning FSCM's financial condition, businesses, assets, earnings, prospects, and such senior management's views as to its future financial performance;

         2.  Reviewed the terms of the Merger Agreement;

         3. Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of FSCM and Mercantile, including those included in their respective Annual Reports on Form 10-K for the past three years and the respective Quarterly Reports on Form 10-Q for the periods ended September 30, 1997 and June 30, 1997, FSCM's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, as well as other internally generated reports relating to asset/liability management, asset quality, and so forth;

         4. Reviewed certain financial forecasts and projections of FSCM prepared by its management and reviewed publicly available information, earnings estimates, and research reports available for Mercantile;

         5. Discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of FSCM with certain members of management;

         6. Reviewed reported market prices and historical trading activity of Mercantile common stock;

         7. Reviewed certain aspects of the financial performance of FSCM and Mercantile and compared such financial performance of FSCM and Mercantile, together with stock market data relating to Mercantile common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

         8. Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by FSCM, Mercantile, and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of FSCM and Mercantile at December 31, 1997 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of FSCM or Mercantile, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of FSCM or Mercantile, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

Howe Barnes Investments, Inc. ("HBI"), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of FSCM and will receive a fee for our services.

We are not expressing any opinion herein as to the prices at which shares of Mercantile common stock issued in the Merger may trade if and when they are issued or at any future time. Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the consideration to be received by holders of FSCM common stock in the Merger and does not address FSCM's underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of FSCM, and our opinion does not constitute a recommendation to any holder of FSCM common stock as to how such holder should vote with respect to the Merger Agreement at any meeting of holders of FSCM common stock.

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Consideration is fair, from a financial point of view, to the holders of FSCM common stock.



                                    Sincerely,

                                    Howe Barnes Investments, Inc.



                                    --------------------------------------------
                                    Daniel E. Coughlin, Senior Vice President

                                    ANNEX B
                                    -------

         Following is the text of the statutory appraisal right as set forth in Section 262 of the DGCL.

                         SECTION 262.  APPRAISAL RIGHTS

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a merger effected pursuant to Sec. 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

              (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

              (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock
              (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

              (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d)  Appraisal rights shall be perfected as follows:

              (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

              (2) If the merger or consolidation was approved pursuant to
Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary of assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY            FINANCIAL SERVICES CORPORATION OF THE MIDWEST
                           224 18TH STREET, SUITE 202
                          ROCK ISLAND, ILLINOIS 61201

     For the Special Meeting of Stockholders to be held ------------, 1998

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned stockholder(s) of FINANCIAL SERVICES
CORPORATION OF THE MIDWEST ("FSCM"), does hereby nominate, constitute and appoint Douglas M. Kratz and Perry B. Hansen or each of them (with full power to act alone), true and lawful proxies and attorneys-in-fact, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the shares of common stock, $0.50 par value, of FSCM standing in the name of the undersigned on its books at the close of business on ---------, 1998 at the Special Meeting of Stockholders to be held at -------------------- ----------------------------, on -------,
-----------, 1998, at ------ -.m. Central Time, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as follows:

1. To consider and vote upon the adoption and approval of the Agreement and Plan of Merger, dated April 13, 1998 (the "Merger Agreement"), pursuant to which FSCM will be merged with and into Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"), in a transaction that would result in the business and operations of FSCM being continued through such wholly owned subsidiary, and whereby, upon consummation of the merger, each share of FSCM common stock will be converted into the right to receive 6.8573 shares of MBI common stock, as set forth in detail in the accompanying Proxy Statement/Prospectus.

              / /  FOR        / /  AGAINST            / /  ABSTAIN

2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         The undersigned hereby revokes any other proxies to vote at such meeting and hereby ratifies and confirms all that the proxies and attorneys-in-fact, or each of them, appointed hereunder may lawfully do by virtue hereof. Said proxies and attorneys-in-fact, without limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the Special Meeting.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).  IF NO
DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE
PROPOSAL LISTED ABOVE.

           PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY.
                       RETURN USING THE ENVELOPE PROVIDED

         FINANCIAL SERVICES CORPORATION OF THE MIDWEST SPECIAL MEETING

Check appropriate box            Date--------------------          NO. OF SHARES
Indicate changes below:
Address Change?   / /   Name Change?   / /


                              --------------------------------------------------


                              --------------------------------------------------
                              Signature(s) In Box
                              When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same shares, all must sign. All joint owners must sign. The undersigned hereby acknowledges receipt of the notice of Special Meeting and the Proxy Statement/Prospectus (with all enclosures and attachments), dated --------, 1998, relating to the Special Meeting.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS
                   ------------------------------------------

Item 20.  Indemnification of Officers and Directors
---------------------------------------------------

         Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a stockholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

         Article 12 of the Restated Articles of Incorporation of MBI provides that MBI shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

         Pursuant to directors' and officers' liability insurance policies, with total annual limits of $45,000,000, MBI's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of MBI, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of MBI.

Item 21.  Exhibits and Financial Statement Schedules
----------------------------------------------------

         A.   Exhibits.  See Exhibit Index.
              --------

         B.   Financial Statement Schedules.  Not Applicable.
              -----------------------------

Item 22.  Undertakings
----------------------

         (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MBI pursuant to the foregoing provisions, or otherwise, MBI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MBI of expenses incurred or paid by a director, officer or controlling person of MBI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MBI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (2) MBI hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of MBI's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) MBI hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (4) MBI undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) MBI hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (6) MBI hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         (7)  MBI hereby undertakes:

         (a) To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on June 11, 1998.

                        MERCANTILE BANCORPORATION INC.


                        By /s/ Thomas H. Jacobsen
                           --------------------------------------------------
                            Thomas H.  Jacobsen, Chairman of the Board,
                            President and Chief Executive Officer


                       POWER OF ATTORNEY
                       -----------------

         We, the undersigned officers and directors of Mercantile Bancorporation Inc., as of June 11, 1998 hereby severally and individually constitute and appoint Thomas H. Jacobsen and John Q. Arnold, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4, registering the offering by Mercantile Bancorporation Inc. of shares of its common stock, and the preferred share purchase rights which trade therewith, with respect to the acquisition of Financial Services Corporation of the Midwest, and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of June 11, 1998.

          Signature                                Title
          ---------                                -----
/s/ Thomas H. Jacobsen                   Chairman of the Board,
------------------------------           President and Chief Executive
Thomas H. Jacobsen                       Officer
Principal Executive Officer


/s/ John Q. Arnold                       Vice Chairman and
------------------------------           Chief Financial Officer
John Q. Arnold
Principal Financial Officer


                                    II-4

          Signature                                Title
          ---------                                -----

/s/ Michael T. Normile                   Senior Vice President - Finance
------------------------------           and Control
Michael T. Normile
Principal Accounting Officer


/s/ Richard E. Beumer                    Director
------------------------------
Richard E. Beumer


                                         Director
------------------------------
Harry M. Cornell, Jr.


/s/ Henry Givens, Jr.                    Director
------------------------------
Dr. Henry Givens, Jr.


/s/ William A. Hall                      Director
------------------------------
William A. Hall


/s/ Frank Lyon, Jr.                      Director
------------------------------
Frank Lyon, Jr.


/s/ Robert W. Murray                     Director
------------------------------
Robert W. Murray


/s/ Harvey Saligman                      Director
------------------------------
Harvey Saligman


/s/ Craig D. Schnuck                     Director
------------------------------
Craig D. Schnuck


                                         Director
------------------------------
Alvin J. Siteman


                                    II-5

          Signature                                Title
          ---------                                -----

/s/ Patrick T. Stokes                    Director
------------------------------
Patrick T. Stokes


/s/ John A. Wright                       Director
------------------------------
John A. Wright

                                                       EXHIBIT INDEX
Exhibit
Number      Description                                                                                                Page
------      -----------                                                                                                ----
  2.1       Agreement and Plan of Merger, dated as of April 13, 1998, by and among MBI, Ameribanc and FSCM.

  2.2       Form of Voting Agreement, dated as of April 13, 1998, and entered into by and between MBI and certain of the stockholders of FSCM.

  3.1(a)    MBI's Restated Articles of Incorporation, as amended and currently in effect, filed as Exhibit 3.1(a)
            to MBI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, are incorporated herein by reference.

  3.1(b)    Third Amended and Restated Certificate of Designation, Preferences and rights of Series B Junior
            Participating Stock of MBI, filed as part of Exhibit 1 to MBI's Registration Statement on Form 8-A
            dated May 27, 1998, is incorporated herein by reference.

  3.2       MBI's by-laws, as amended and currently in effect, filed as Exhibit 3.2 to Amendment No. 2 to MBI's
            Registration Statement on Form S-4 (No. 333-17757), are incorporated herein by reference.

  4.1       Form of Indenture Regarding Subordinated Securities between MBI and The First National Bank of
            Chicago, Trustee, filed on March 31, 1992 as Exhibit 4.1 to MBI's Current Report on Form 8-K dated
            September 24, 1992, is incorporated herein by reference.

  4.2       Rights Agreement, dated as of May 20, 1998, between MBI and Mercantile Bank, as Rights Agent
            (including as exhibits thereto the form of Certificate of Designation, Preferences and Rights of
            Series B Junior Participating Preferred Stock and the form of Right Certificate), filed as Exhibit 1 to MBI's Registration Statement on Form 8-A dated May 27, 1998 is incorporated herein by reference.

  4.3       Form of Indenture Regarding Senior Debt Securities, filed as Exhibit 4.1 to MBI's Registration
            Statement on Form S-3 (No. 333-25775), is incorporated herein by reference.

  4.4       Form of Indenture Regarding Subordinated Debt Securities, filed as Exhibit 4.2 to MBI's Registration
            Statement on Form S-3 (No. 333-25775), is incorporated herein by reference.

  4.5       Indenture, dated February 4, 1997, First Supplemental Indenture, dated February 4, 1997, and
            Supplemental Indenture of First Supplemental Indenture, dated May 22, 1997, between MBI, as issuer, and The Chase Manhattan Bank, as Indenture Trustee, filed as Exhibits 4.5, 4.6 and 4.12, respectively, to MBI's Registration Statement on Form S-4 (No. 333-25131), are incorporated herein by reference.


Exhibit
Number      Description                                                                                                Page
------      -----------                                                                                                ----

  5.1       Opinion of Thompson Coburn as to the legality of the securities being registered.

  8.1       Opinion of Thompson Coburn regarding certain tax matters in the Merger.

 10.1       The Mercantile Bancorporation Inc. 1987 Stock Option Plan, as amended, filed as Exhibit 10-3 to
            MBI's Annual Report on Form 10-K for the year ended December 31, 1989, is incorporated herein by reference.

 10.2       The Mercantile Bancorporation Inc. Amended and Restated Executive Incentive Compensation Plan,
            filed as Annex H to MBI's definitive Proxy Statement for the 1997 Annual Meeting of Shareholders, is
            incorporated herein by reference.

 10.3       The Mercantile Bancorporation Inc. Employee Stock Purchase Plan, filed as Exhibit 10-7 to MBI's
            Annual Report on Form 10-K for the year ended December 31, 1989, is incorporated herein by reference.

 10.4       The Mercantile Bancorporation Inc. 1991 Employee Incentive Plan, filed as Exhibit 10-7 to MBI's
            Annual Report on Form 10-K for the year ended December 31, 1990, is incorporated herein by reference.

 10.5       Amendment Number One to the Mercantile Bancorporation Inc. 1991 Employee Incentive Plan, filed as
            Exhibit 10-6 to MBI's Annual Report on Form 10-K for the year ended December 31, 1994, is incorporated herein by reference.

 10.6       The Mercantile Bancorporation Inc. Amended and Restated Stock Incentive Plan, filed as Annex G to
            MBI's definitive Proxy Statement for the 1997 Annual Meeting of Shareholders, is incorporated herein by reference.

 10.7       The Mercantile Bancorporation Inc. 1994 Stock Incentive Plan for Non-Employee Directors, filed as
            Appendix E to MBI's definitive Proxy Statement for the 1994 Annual Meeting of Shareholders, is
            incorporated herein by reference.

 10.8       The Mercantile Bancorporation Inc. Amended and Restated Voluntary Deferred Compensation Plan,
            filed as Exhibit 10.1 to MBI's Registration Statement on Form S-8 (file no. 333-47713), is incorporated herein by reference.

 10.9       Employment Agreement for Thomas H. Jacobsen, as amended and restated, filed as Exhibit 10-9 to
            MBI's Annual Report on Form 10-K for the year ended December 31, 1997, is incorporated herein by reference.

 10.10      Form of Change of Control Employment Agreement for John W. McClure, W. Randolph Adams, John Q.
            Arnold and Certain Other Executive Officers, filed as Exhibit 10-10 to MBI's Annual Report on Form
            10-K for the year ended December 31, 1989, is incorporated herein by reference.


Exhibit
Number      Description                                                                                                Page
------      -----------                                                                                                ----

 10.11      The Mercantile Bancorporation Inc. Supplemental Retirement Plan, filed as Exhibit 10-12 to MBI's
            Annual Report on Form 10-K for the year ended December 31, 1992, is incorporated herein by reference.

 10.12      Mercantile Bancorporation Inc. Voluntary Deferred Compensation Plan for Non-Employee Affiliate
            Directors and Advisory Directors, filed as Exhibit 10.3 to MBI's Registration Statement on Form S-8
            (File No. 333-47713), is incorporated herein by reference.

 10.13      Mercantile Bancorporation Inc. Amended and Restated Stock Incentive Plan for Non-Employee
            Directors, filed as Exhibit 10.2 to MBI's Registration Statement on Form S-8 (File No. 333-47713), is
            incorporated herein by reference.

 10.14      Agreement and Plan of Reorganization, dated October 27, 1996, by and among MBI, Ameribanc, Inc. and
            Mark Twain Bancshares, Inc., filed as Exhibit 2.1 to MBI's Current Report on Form 8-K filed November
            6, 1996, is incorporated herein by reference.

 10.15      Amendment to Agreement and Plan of Reorganization, dated January 24, 1997, by and among MBI,
            Ameribanc, Inc. and Mark Twain Bancshares, Inc., filed as Exhibit 10-16 to Amendment No. 2 to MBI's
            Registration Statement on Form S-4 (File No. 333-17757), is incorporated herein by reference.

 10.16      Stock Option Agreement, dated October 27, 1996, by and between MBI, as grantee, and Mark Twain
            Bancshares, Inc., as issuer, filed as Exhibit 2.2 to MBI's Current Report on Form 8-K filed on
            November 6, 1996, is incorporated herein by reference.

 10.17      Agreement and Plan of Reorganization, dated December 22, 1996, by and between MBI and Roosevelt
            Financial Group, Inc., filed as Exhibit 2.1 to MBI's Current Report on Form 8-K filed on December
            30, 1996, is incorporated herein by reference.

 10.18      Stock Option Agreement, dated December 22, 1996, by and between MBI, as grantee, and Roosevelt
            Financial Group, Inc., as issuer, filed as Exhibit 2.1 to MBI's Current Report on Form 8-K filed on
            December 30, 1996, is incorporated herein by reference.

 10.19      Employment Agreement for Alvin J. Siteman, dated November 18, 1996, filed as Exhibit 10.3 to MBI's
            Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is incorporated herein by reference.

 10.20      Employment Agreement for John P. Dubinsky, dated October 27, 1996, filed as Exhibit 10.4 to MBI's
            Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is incorporated herein by reference.


Exhibit
Number      Description                                                                                                Page
------      -----------                                                                                                ----

 10.21      Employment Agreement for Stanley J. Bradshaw, dated December 22, 1996, filed as Exhibit 10 to MBI's
            Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, is incorporated herein by reference.

 10.22      Agreement and Plan of Reorganization, dated January 30, 1998, by and among MBI, Ameribanc, Inc. and
            Firstbank of Illinois Co., filed as Exhibit 2.1 to MBI's Current Report on Form 8-K filed on
            February 3, 1998, is incorporated herein by reference.

 23.1       Consent of KPMG Peat Marwick LLP with regard to the use of its report on MBI's financial statements.

 23.2       Consent of McGladrey & Pullen, LLP with regard to the use of its report on FSCM's financial statements.

 23.3       Consent of Howe Barnes Investments, Inc.

 23.4       Consent of Thompson Coburn (included in Exhibit 5.1).

 24.1       Power of Attorney (included on signature page hereto).
